                                                FILED PURSUANT TO RULE 424(B)(1)
                                                       REGISTRATION NO. 333-7637
PROSPECTUS
                         ACCENT SOFTWARE INTERNATIONAL LTD.

                                   1,800,000 UNITS
   [LOGO]
                                 EACH CONSISTING OF
                    ONE ORDINARY SHARE AND ONE REDEEMABLE WARRANT
                            TO PURCHASE AN ORDINARY SHARE
                               ------------------

    ACCENT SOFTWARE INTERNATIONAL LTD., A CORPORATION ORGANIZED UNDER THE LAWS OF THE STATE OF ISRAEL ("ACCENT" OR THE "COMPANY"), IS OFFERING HEREBY 1,800,000 UNITS (THE "OFFERING"). EACH UNIT OFFERED HEREBY CONSISTS OF ONE ORDINARY SHARE (THE "SHARES"), NOMINAL VALUE NIS .01 PER SHARE OF THE COMPANY (THE "ORDINARY SHARES") AND ONE REDEEMABLE WARRANT (THE "WARRANTS") OF THE COMPANY. EACH WARRANT ENTITLES THE REGISTERED HOLDER THEREOF TO PURCHASE ONE ORDINARY SHARE AT A PRICE OF $11.50, SUBJECT TO ADJUSTMENT IN CERTAIN CIRCUMSTANCES, FROM THE TIME THE WARRANT BECOMES SEPARATELY TRANSFERABLE THROUGH AND INCLUDING NOVEMBER 21, 2001. THE SECURITIES COMPRISING THE UNITS WILL NOT BE SEPARABLE OR SEPARATELY TRANSFERABLE PRIOR TO NOVEMBER 21, 1997, WITHOUT THE CONSENT OF SANDS BROTHERS & CO., LTD., AS REPRESENTATIVE OF THE SEVERAL UNDERWRITERS (THE "REPRESENTATIVE"). THE WARRANTS WILL BE REDEEMABLE BY THE COMPANY, UPON THE CONSENT OF THE REPRESENTATIVE AT ANY TIME AFTER THE WARRANTS BECOME SEPARABLE, UPON NOTICE OF NOT LESS THAN 30 DAYS, AT A PRICE OF $0.10 PER WARRANT, PROVIDED THAT THE CLOSING BID QUOTATION OF THE ORDINARY SHARES ON ALL 20 OF THE TRADING DAYS ENDING ON THE THIRD DAY PRIOR TO THE DAY ON WHICH THE COMPANY GIVES NOTICE HAS BEEN AT LEAST 130% (CURRENTLY $14.95, SUBJECT TO ADJUSTMENT) OF THE THEN EFFECTIVE EXERCISE PRICE OF THE WARRANTS. SEE "DESCRIPTION OF SECURITIES."

    PRIOR TO THE OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE UNITS OR THE WARRANTS AND THERE CAN BE NO ASSURANCE THAT SUCH PUBLIC MARKET WILL DEVELOP. THE COMPANY DOES NOT INTEND TO MAKE AN APPLICATION FOR THE WARRANTS TO BE LISTED OR TRADED ON ANY SECURITIES EXCHANGE OR MARKET. NO ASSURANCE CAN BE GIVEN THAT ANY TRADING MARKET FOR THE WARRANTS WILL DEVELOP OR, IF ANY SUCH MARKET DEVELOPS, AS TO THE LIQUIDITY OF SUCH MARKET. THE ORDINARY SHARES ARE TRADED ON THE NASDAQ SMALLCAP MARKET UNDER THE SYMBOL "ACNTF". THE UNITS WILL BE QUOTED ON THE NASDAQ SMALLCAP MARKET UNDER THE SYMBOL "ACNUF". THE PUBLIC OFFERING PRICE OF THE UNITS AND THE EXERCISE PRICE OF THE WARRANTS WERE DETERMINED BY NEGOTIATIONS BETWEEN THE COMPANY AND THE REPRESENTATIVE AND TOOK INTO CONSIDERATION, AMONG OTHER THINGS, THE CLOSING PRICE OF THE ORDINARY SHARES AS REPORTED BY THE NASDAQ SMALLCAP MARKET. ON NOVEMBER 21, 1996, THE LAST REPORTED SALE PRICE OF THE ORDINARY SHARES ON THE NASDAQ SMALLCAP MARKET WAS $9.3125 PER ORDINARY SHARE.

    IN CONNECTION WITH THE OFFERING, IMR INVESTMENTS V.O.F., THE COMPANY'S LARGEST SHAREHOLDER ("IMR INVESTMENTS"), AND THE REPRESENTATIVE HAVE AGREED THAT IMR INVESTMENTS WILL PURCHASE 176,470 UNITS OFFERED HEREBY.
                           --------------------------

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH
  UNDER THE CAPTION                                 "RISK FACTORS" ON PAGE
                                       9.
                           --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF      THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

THE COMPANY HAS RECEIVED FROM THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL AN EXEMPTION FROM THE OBLIGATION TO PUBLISH THIS PROSPECTUS IN THE MANNER REQUIRED
 PURSUANT TO THE PREVAILING LAWS OF THE STATE OF ISRAEL. NOTHING IN SUCH
   EXEMPTION SHALL BE CONSTRUED AS AUTHENTICATING THE MATTERS CONTAINED IN
     THIS PROSPECTUS OR AS AN APPROVAL OF THEIR RELIABILITY OR ADEQUACY OR
      AS AN EXPRESSION OF OPINION AS TO THE QUALITY OF THE
                                           SECURITIES HEREBY OFFERED.

                                                                           UNDERWRITING
                                                       PRICE TO           DISCOUNTS AND          PROCEEDS TO
                                                        PUBLIC            COMMISSIONS(1)         COMPANY(2)
PER UNIT........................................         $8.50                $0.765               $7.735
TOTAL (3).......................................      $15,300,000           $1,362,000           $13,938,000

(1) IN ADDITION, THE COMPANY HAS AGREED TO PAY TO THE REPRESENTATIVE A 2% NONACCOUNTABLE EXPENSE ALLOWANCE AMOUNTING TO $306,000 (APPROXIMATELY $351,900 IF THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS EXERCISED IN FULL); TO SELL TO THE REPRESENTATIVE, FOR THE NOMINAL COST OF $180.00, WARRANTS (THE "REPRESENTATIVE'S WARRANTS") TO PURCHASE UP TO 180,000 UNITS AT AN EXERCISE PRICE OF $12.75 PER UNIT (AND, SUBJECT TO CERTAIN CONDITIONS, TO PAY TO THE REPRESENTATIVE A FEE OF 5% OF THE EXERCISE PRICE OF EACH WARRANT EXERCISED (PURSUANT TO SOLICITATION BY THE REPRESENTATIVE) ON OR AFTER THE FIRST ANNIVERSARY OF THE DATE OF THIS PROSPECTUS (E.G., IF ALL OF THE WARRANTS ARE EXERCISED PURSUANT TO SOLICITATION BY THE REPRESENTATIVE AND ON OR AFTER SUCH FIRST ANNIVERSARY DATE, THE REPRESENTATIVE'S 5% FEE WOULD AMOUNT TO $1,035,000 OF THE $20,700,000 IN GROSS PROCEEDS RECEIVED BY THE COMPANY IN CONNECTION WITH SUCH EXERCISES). THE UNDERWRITING DISCOUNTS AND COMMISSIONS ON SALES OF UNITS TO IMR INVESTMENTS WILL BE $0.68 PER UNIT. THE COMPANY HAS ALSO AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN CIVIL LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."

(2) BEFORE DEDUCTING EXPENSES ESTIMATED AT $650,000, EXCLUDING THE NONACCOUNTABLE EXPENSE ALLOWANCE IN THE AMOUNT OF $306,000 (APPROXIMATELY $351,900 IF THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS EXERCISED IN FULL), PAYABLE BY THE COMPANY.

(3) THE COMPANY HAS GRANTED THE UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 45 DAYS FROM THE DATE OF THIS PROSPECTUS, TO PURCHASE UP TO 270,000 ADDITIONAL UNITS, ON THE SAME TERMS SET FORTH ABOVE, SOLELY FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITER DISCOUNTS AND COMMISSIONS, AND PROCEEDS TO COMPANY WILL BE $17,595,000, $1,568,550 AND $16,026,450, RESPECTIVELY. SEE "UNDERWRITING."
                           --------------------------

    THE UNITS ARE BEING OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO THE APPROVAL OF CERTAIN LEGAL MATTERS BY COUNSEL AND TO CERTAIN OTHER CONDITIONS. THE UNDERWRITERS RESERVE THE RIGHT TO WITHDRAW, CANCEL OR MODIFY THE OFFERING AND TO REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF CERTIFICATES REPRESENTING THE SECURITIES COMPRISING THE UNITS WILL BE MADE AGAINST PAYMENT THEREFOR AT THE OFFICES OF THE REPRESENTATIVE, NEW YORK, NEW YORK, ON OR ABOUT NOVEMBER 27, 1996.

                           --------------------------

                           SANDS BROTHERS & CO., LTD.

                The date of this Prospectus is November 22, 1996

    [This page will contain color graphics, including photographs of computer screens showing certain of the Company's current and soon-to-be released products.]

    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON NASDAQ OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE UNITS ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

    The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices: Northeast Regional Office, Suite 1300, Seven World Trade Center, 13th Floor, New York, New York 10048, and Midwest Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The reports, proxy, information statements and other information filed by the Company with the Commission are also filed with The Nasdaq SmallCap Market and can be inspected at its facility at 1735 K Street, N.W., Washington, D.C. 20006. The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

    The Company has filed with the Commission a registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus, which constitutes a part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain parts of which are omitted in accordance with the rules and regulation of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the offices of the Commission at the addresses set forth above. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the applicable document filed with the Commission.
                            ------------------------

    The Company has received from the Securities Authority of the State of Israel (the "Israel Securities Authority") an exemption from the reporting obligations as specified in Chapter Six of the Israel Securities Law 5728-1968, which include the obligation to submit periodic and immediate reports to the Israel Securities Authority, provided that a copy of each report submitted in accordance with applicable United States law shall be available for public review at the Company's principal offices in Israel.
                            ------------------------

    The Company has prepared its financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") which, in the case of the Company, also complies with the accounting principles generally accepted in Israel. All references to "dollars" or "$" in this Prospectus are to United States dollars, and all references to "Shekels" or "NIS" are to New Israeli Shekels.
                            ------------------------

    Unless the context otherwise requires, all references to Accent include its wholly owned United States subsidiary, Accent Worldwide, Inc. ("Accent Worldwide"), its wholly owned United Kingdom subsidiary, Accent Software International (Europe) Ltd. ("Accent Europe"), and its majority owned subsidiary, AgentSoft Ltd. ("AgentSoft"). ACCENT is a registered trademark of the Company in the United Kingdom, Germany and the Benelux countries and has been applied for in the United States Patent and Trademark Office. LANGUAGEWARE is a registered trademark of the Company in the United States, the United Kingdom and Israel. DAGESH is a registered trademark of the Company in Israel. MAILPAD is an unregistered trademark of the Company. The Company has applied to register WEBTAMER as a trademark in the United States and in certain other countries. The Company has applied to register ACCENT DUO as a trademark in the United States.

    Windows is a registered trademark and Windows NT and Windows 95 are trademarks of Microsoft Corporation ("Microsoft"). Mosaic is a trademark of the University of Illinois, and Enhanced Mosaic is a trademark of Spyglass Inc. ("Spyglass"). WordPerfect is a registered trademark of Corel Corporation ("Corel"). WinFax is a registered trademark of Delrina Technology Inc. ("Delrina"). Lotus Organizer is a trademark of Lotus Development Corporation ("Lotus"). Netscape Navigator is a trademark of Netscape Communications Corporation. All other trademarks appearing in this Prospectus are the property of their respective holders. Unless otherwise indicated, all references to Microsoft Windows are to the 3.xx versions of Windows or Windows 95 and references to Netscape Navigator are to 2.0 and subsequent versions.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, (A) ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE OVER-ALLOTMENT OPTION GRANTED TO THE UNDERWRITERS BY THE COMPANY IS NOT EXERCISED, (B) ALL REFERENCES TO NUMBERS OF SHARES AND PER SHARE AMOUNTS OF THE COMPANY GIVE EFFECT TO A THREE-FOR-TWO STOCK SPLIT EFFECTED ON JUNE 6, 1996 AND (C) ALL REFERENCES TO THE COMPANY INCLUDE THE COMPANY AND ITS SUBSIDIARIES, INCLUDING ITS MAJORITY-OWNED SUBSIDIARY, AGENTSOFT LTD.

                                  THE COMPANY

    Accent develops, markets and supports multilingual Internet publishing, browsing, e-mail and productivity software. Accent's products address the growing need for organizations and individuals to view, create, edit and exchange information in languages other than English and in multiple languages. WEBTAMER, a soon-to-be-released suite of Internet user productivity tools and the first Accent product utilizing intelligent agent technology, is targeted beyond multilingual and non-English speaking Internet users to the broader market for Internet software applications. Accent's INTERNET WITH AN ACCENT, a leading multilingual suite of Internet tools in terms of functionality and number of languages served, enables users to browse the World Wide Web (the "Web"), author Web pages and send and receive multilingual e-mail in more than 30 languages. Accent is also a leading developer and supplier of multilingual word processing software. Accent's Internet and word processing software is marketed directly by the Company and through distributors in more than 30 countries worldwide including, in the Americas, through Accent Worldwide, the Company's U.S. sales and marketing subsidiary, and in Europe, through Accent Europe.

    Through the introduction of WEBTAMER, Accent is seeking to establish itself as a leading participant in the emerging market for Internet software based on intelligent agent technology. Intelligent agents are electronic assistants that will help automate the Internet by performing complex, repetitive or time-consuming operations. Accent is also seeking to strengthen its position as a leading provider of multilingual Internet and word processing applications and development tools. To achieve these objectives, Accent's business strategy is to
(i) emphasize intelligent agent and software globalization technologies; (ii) leverage its experience in multilingual software development; (iii) add new technologies, including intelligent agents, to its core technology platforms;
(iv) increase market share for the Company's products; (v) develop strategic relationships with leading industry participants; and (vi) leverage its investments in distribution networks.

    As the Internet continues to grow in terms of the number of users, geographic diversity and breadth of information, Accent management believes that demand for software applications in the areas of information access and management, electronic commerce and work-flow management and systems and network management will increase significantly. Accent management believes that many of these software applications will be based on intelligent agent technology. In order to capitalize on the expected growth of this market and to broaden its Internet product line beyond multilingual-based software, in February 1996 Accent established AgentSoft Ltd. ("AgentSoft"), a majority owned subsidiary dedicated to the development of intelligent agent-based technology and applications for the Internet and enterprise Intranet.

    Accent's products are designed to capitalize on the rapid growth and increasing internationalization of the Internet and the need for users to communicate in languages other than English or in multiple languages. Various industry sources estimate that the Internet had 56 million users at the end of 1995 and that the number of Internet users could grow to between 200 million and one billion by the year 2000. International Data Corporation estimated that in 1995 approximately 22% of Internet users were located outside the United States and forecasted that non-U.S. Internet users will grow from 1995-1999 at a compound rate of 65% versus 25% for U.S. Internet users. The Company believes that a significant portion of the increased growth in Internet use will be driven by users who prefer or need to use languages other than English and by users who need to communicate in more than one language.

    Accent has used its multilingual software globalization technology as a platform to launch several multilingual Internet products addressing the needs of its target users. By offering an expanded line of multilingual Internet user applications and development tools, Accent will seek to secure a position as the multilingual solution of choice among Internet users, enabling Accent to capitalize on the growth and increased internationalization of the Internet. In December 1995, Accent introduced INTERNET WITH AN ACCENT, which enables users to browse the Web in a wide variety of languages and alphabets independent of the local language version of the Windows operating system and that contains Web authoring tools and e-mail with broad multilingual capabilities. Accent has begun to broaden its Internet product line through the release in June 1996 of NAVIGATE WITH AN ACCENT, a multilingual browser plug-in for Netscape Navigator. In early 1997, Accent plans to release a Pacific Rim version of INTERNET WITH AN ACCENT, supporting the Chinese, Japanese, Korean and Thai languages, ACCENT WEB PUBLISHER PRO, a Web authoring tool designed for corporate users, and the ACCENT GLOBAL DEVELOPMENT KIT, a set of standards and tools that will enable the globalization of any Windows software application.

    Accent Software International Ltd. is a corporation organized in 1988 under the laws of the State of Israel. The Company's principal executive offices are located at 28 Pierre Koenig Street, Jerusalem 91530, Israel, and its telephone number is 972-2-679-3723.

                              RECENT DEVELOPMENTS

    As a result of the Company's shareholders' deficit as of September 30, 1996, the Company is no longer in compliance with the maintenance requirements of The Nasdaq SmallCap Market, where its Ordinary Shares are traded. The Company is dependent on the proceeds of the Offering to continue to have the funds necessary for the development of its technology, the marketing of its products and to continue to have its Ordinary Shares traded on The Nasdaq SmallCap Market.

    In order to fund a portion of its working capital requirements since June 30, 1996, the Company borrowed an aggregate of $1,500,000 from IMR Fund L.P. ("IMR") from August 1996 to November 1996 (collectively, the "IMR Notes"). The Company intends to use a portion of the net proceeds of the Offering to repay these loans to IMR. In connection with the Offering, IMR Investments has agreed to purchase up to 176,470 Units offered hereby. See "Certain Transactions."

    In response to the Company's recent operating results, the Company has implemented a revised business plan designed to decrease operating expenses and to improve its operating and financial performance while maintaining product development activities. Specifically, the Company has commenced a 30% reduction in the number of its employees which will be substantially completed by the end of this year. In addition, the Company intends, by the end of the first quarter of 1997, to reduce (i) its expenditures on marketing and advertising by approximately 50% and (ii) its other operating expenses by approximately 50% in all areas exclusive of research and development, which expenses will remain relatively level so as to enable the Company to achieve its strategic product development objectives. In addition, Roger R. Cloutier, II, who is currently a vice president of Jacobs Investors, Inc. and of the general partner of IMR and a member of the Company's Board of Directors, has been appointed Chairman of the Board, pursuant to which he will become involved with management to help the Company achieve its revised business and financial management objectives. Mr. Cloutier, along with Elliott Broidy and Mark Tebbe, constitute a newly-formed Executive Committee of the Board of Directors which is responsible for monitoring the implementation of the Company's revised business plan. Furthermore, the Company intends to shift certain sales and management functions to the United States so as to enable such personnel to be more effective in targeting customers and end-users of the Company's products. In connection therewith, the Company also is seeking to enhance its senior management team by hiring one or more additional executives with extensive experience in the software industry.

    In October 1996, the Company engaged Merrill Lynch & Co. ("Merrill Lynch") to act as a financial advisor with respect to seeking strategic equity investors, joint venture partners or other persons to invest in the Company. There can be no assurance that the Company will be successful in attracting any strategic investor or in engaging in any joint venture or other similar transactions.

    Certain of the foregoing statements are forward-looking, involving known and unknown risks and uncertainties. There is no assurance that the Company will be successful in improving its operating and financial performance or maintaining its product development activities. For a summary of various factors which may cause the actual results of achievements of the Company to be different from those indicated above, see "Risk Factors."

                                  THE OFFERING

Securities offered by the Company......  1,800,000 Units, each Unit consisting of one
                                         Ordinary Share and one Warrant. The securities
                                         comprising the Units will not be separable or
                                         separately transferable prior to November 21, 1997,
                                         without the consent of the Representative. See
                                         "Description of Securities."
Ordinary Shares to be outstanding after
 the Offering (1)......................  11,616,061 Ordinary Shares.
Warrants
  Number to be outstanding after the
    offering(2)........................  1,800,000 Warrants.
  Exercise terms.......................  Exercisable immediately, each to purchase one
                                         Ordinary Share for $11.50, subject to adjustment in
                                         certain circumstances. See "Description of
                                         Securities -- Redeemable Warrants."
  Expiration date......................  November 21, 2001.
  Redemption...........................  Redeemable by the Company upon the consent of the
                                         Representative at any time after the Warrants
                                         become separable, upon notice of not less than 30
                                         days, at a price of $0.10 per Warrant, provided
                                         that the closing bid quotation of the Ordinary
                                         Shares on all 20 trading days ending on the third
                                         day prior to the day on which the Company gives
                                         notice has been at least 130% (currently $14.95,
                                         subject to adjustment) of the then effective
                                         exercise price of the Warrants. The Warrants will
                                         be exercisable until the close of business on the
                                         date fixed for redemption. See "Description of
                                         Securities -- Redeemable Warrants."
Use of Proceeds........................  The net proceeds of the Offering will be applied to marketing and advertising programs, research and
                                         development, repayment of trade payables, repayment
                                         of the IMR Notes, and working capital and general
                                         corporate purposes. See "Use of Proceeds."
Risk Factors...........................  The securities offered hereby are speculative and involve a high degree of risk and should not be
                                         purchased by investors who cannot afford the loss
                                         of their entire investment. See "Risk Factors."
Nasdaq SmallCap Market
 symbol for Ordinary Shares............  ACNTF.
Nasdaq SmallCap Market
 symbol for the Units..................  ACNUF.

------------------------
(1) Includes the 1,800,000 Warrants that are a component of the Units offered hereby. Excludes (i) 1,800,000 Ordinary Shares reserved for issuance upon exercise of the Warrants; (ii) an aggregate of 360,000 Ordinary Shares reserved for issuance upon exercise of the Representative's Warrants and the warrants included therein; (iii) 180,000 Ordinary Shares reserved for issuance upon exercise of the IMR Warrants (as defined herein); (iv) 512,913 Ordinary Shares issuable upon exercise of outstanding warrants (issued (a) in connection with a private placement by the Company in May 1995 and (b) to the underwriter in connection with the Company's initial public offering in July 1995); (v) 843,375 Ordinary Shares issuable upon exercise of employee and non-employee stock options; (vi) 275,000 Ordinary Shares issuable upon the exercise of founders' options; and (vii) 474,500 Ordinary Shares issuable upon the exercise of warrants issued to directors, officers and other persons associated with the Company. See "Management -- Employment Agreements," "-- Employee Share Option Plan (1995)," "-- Non-Employee Share Option Plan (1995)," "Certain Transactions" and "Description of Securities."

(2) Includes the 1,800,000 Warrants that are a component of the Units offered hereby. Does not include any warrants referred to in clauses (ii) and (iii) of Note (1) above.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    Set forth below is certain summary consolidated financial data for the periods and as of the dates indicated. This information is derived from, and should be read in conjunction with, the Consolidated Financial Statements of the Company and the notes thereto appearing elsewhere in this Prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                                 NINE
                                                                                                                MONTHS
                                                                                                                 ENDED
                                                                                                               SEPTEMBER
                                                                       YEAR ENDED DECEMBER 31,                    30,
                                                        -----------------------------------------------------  ---------
                                                          1991       1992       1993       1994       1995       1995
                                                        ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales.............................................  $     336  $     255  $   1,220  $   1,851  $   5,135  $   3,447
Gross profit (loss)...................................        211          7        654        696      2,163      1,285
Operating income (loss)...............................         60       (377)      (742)    (2,997)    (7,685)    (4,148)
Net income (loss).....................................         41       (321)      (735)    (3,134)    (7,848)    (4,330)
Net income (loss) per share (1).......................  $    0.06  $   (0.48) $   (0.39) $   (0.68) $   (1.22) $   (0.78)
Weighted average number of shares and equivalent
 shares outstanding (1)...............................        664        664      1,893      4,619      6,421      5,564


                                                           1996
                                                        -----------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales.............................................   $   4,731
Gross profit (loss)...................................        (114)
Operating income (loss)...............................     (15,678)
Net income (loss).....................................     (15,749)
Net income (loss) per share (1).......................   $   (1.62)
Weighted average number of shares and equivalent
 shares outstanding (1)...............................       9,698

                                                                                                    SEPTEMBER 30, 1996
                                                                                                 ------------------------
                                                              DECEMBER 31,
                                          -----------------------------------------------------
                                            1991       1992       1993       1994       1995      ACTUAL    PRO FORMA (2)
                                          ---------  ---------  ---------  ---------  ---------  ---------  -------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...............  $       9  $  --      $  --      $      78  $   9,633  $     407   $     1,482
Working capital (deficit)...............       (217)      (563)    (1,433)    (1,009)    10,329     (4,356)       (4,356)
Total assets............................        182        262      1,050      2,503     17,650      7,949         9,024
Short-term borrowings and current
 maturities of long term debt...........        262        515        979        335         27      1,443         2,518
Long term debt..........................     --         --             55      1,345      2,331      2,839         2,839
Accumulated deficit.....................       (175)      (496)    (1,232)    (4,365)   (12,213)   (27,962)      (27,962)
Shareholders' equity (deficit)..........       (174)      (496)      (932)    (1,064)    10,133     (4,597)       (4,597)


                                           PRO FORMA
                                              AS
                                          ADJUSTED (3)
                                          -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...............   $  12,964
Working capital (deficit)...............       8,626
Total assets............................      20,260
Short-term borrowings and current
 maturities of long term debt...........       1,018
Long term debt..........................       2,839
Accumulated deficit.....................     (27,962)
Shareholders' equity (deficit)..........       8,139

--------------------------
(1) See Note 2 of Notes to the Consolidated Financial Statements for an explanation of the computation of net income (loss) per share and weighted average number of shares and equivalent shares outstanding.

(2) Gives effect to the issuance of $1,075,000 principal amount of IMR Notes in October and November 1996.

(3) Gives effect to the sale of the 1,800,000 Units offered hereby after deducting the underwriting discount and estimated offering expenses, the anticipated application of the estimated net proceeds therefrom (including for the repayment of the IMR Notes in full) and the reclassification of the deferred issuance expenses in connection with this Offering. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources" and "Certain Transactions."

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PRIOR TO MAKING AN INVESTMENT DECISION. CERTAIN STATEMENTS IN THIS PROSPECTUS THAT ARE NOT HISTORICAL ARE FORWARD-LOOKING, INVOLVING KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. MANY FACTORS, INCLUDING THE RISK FACTORS IDENTIFIED BELOW, COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS THAT MAY BE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.

HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT; ANTICIPATED FUTURE LOSSES;
  LIMITED OPERATING HISTORY

    The Company has incurred net losses since 1992 of approximately $0.7 million, $3.1 million and $7.8 million for the years ended December 31, 1993, 1994 and 1995, respectively, and a net loss of approximately $15.7 million for the nine months ended September 30, 1996. As of September 30, 1996, the Company had an accumulated deficit of $28.0 million. Pursuant to its revised business plan, the Company intends to continue to make expenditures on new product introductions, marketing, research and development, customer support and administrative infrastructure over the near term. As a result, the Company expects to incur net losses through the end of 1997.

    Although the Company commenced operations in 1988, and shipped its first multilingual word processing product in Israel in 1992 and internationally in 1994, the Company shifted the focus of its operations in 1995 to the development of multilingual Internet tools, and its first Internet product was released in late 1995. Accordingly, the Company has only a limited operating history upon which to base an evaluation of its current principal business and prospects. Operating results for future periods are subject to numerous uncertainties, and there can be no assurance that the Company will achieve or sustain profitability on an annual or quarterly basis. The Company's prospects must be considered in light of the risks encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets. Future operating results will depend upon many factors, including the demand for the Company's Internet products, the level of product and price competition, the ability of the Company to develop and market new products and product enhancements, the growth of activity on the Internet, the Web and private Internet protocol networks ("Intranets"), the success of the Company in attracting and retaining motivated and qualified personnel, the ability of the Company to control its costs and general economic conditions. There can be no assurance that the Company will be successful in addressing such risks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EXPLANATORY PARAGRAPH IN INDEPENDENT PUBLIC ACCOUNTANTS' REPORT

    The report of the Company's independent public accountants contains an explanatory paragraph as to the Company's ability to continue as a going concern. Among the factors cited by the accountants as raising substantial doubt as to the Company's ability to continue as a going concern is that the Company has incurred losses from operations of approximately $15.7 million during the nine months ended September 30, 1996 and had an accumulated deficit of approximately $28.0 million as of September 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements and Notes thereto and the Report of Independent Public Accountants included herein.

SIGNIFICANT CAPITAL REQUIREMENTS; DEPENDENCE ON OFFERING PROCEEDS; NEED FOR ADDITIONAL FINANCING

    The Company's capital requirements in connection with its development and marketing activities have been and will continue to be significant. The Company has been dependent upon the proceeds of sales of its securities, as well as various government guaranteed and private loans, to fund its initial development and marketing activities. The Company is not generating sufficient revenues from its operations to fund its activities and is, therefore, dependent on the proceeds of the Offering to continue the development of its technology and the marketing of its products. The Company anticipates, based on its currently proposed plans and assumptions relating to its operations, that the net proceeds of the Offering, together with projected cash flow from operations, will be sufficient to satisfy its contemplated cash requirements for at least 12 months following the consummation of the Offering. In the event that the proceeds of the Offering and cash flow prove to be insufficient to fund operations (due to a change in the Company's plans or a change, or an inaccuracy, in its assumptions or as a result of unanticipated expenses, technical difficulties, problems or otherwise), the Company would be required to seek additional financing sooner than currently anticipated. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms, or at all. The Company has no current arrangement with respect to, or sources of, additional financing. The inability to obtain additional financing, when needed, would have a material adverse effect on the Company, including possibly requiring the Company to curtail or cease its operations. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBSTANTIAL INDEBTEDNESS AND ENCUMBRANCES OF ASSETS

    The Company's operations have been and continue to be financed in part from short-term and long-term indebtedness provided by Israeli banks, other financial institutions and IMR. As of September 30, 1996, on a pro forma basis giving effect to the Offering, the outstanding balances of the Company's short-term and long-term indebtedness were approximately $1.0 million and $2.8 million, respectively. All of the Company's assets are pledged as collateral to secure the Company's indebtedness. If the Company is unable to generate sufficient cash flow from operations to meet scheduled debt payments or otherwise to comply with the terms of such indebtedness, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that the Company will be able to obtain such refinancing or additional financing. If no such refinancing or additional financing is available when needed, the Company may be forced to default on its debt obligations which would have a material adverse effect on the Company, including the possibility of receivership or liquidation of the Company. In such an event, the Company's secured creditors could elect to foreclose on the Company's assets and it is likely that the Units, the Ordinary Shares and the Warrants would be worthless. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." In addition, the agreements relating to the Company's bank indebtedness provide for an event of default (and the ability to accelerate and demand repayment of outstanding loans) if there is a material adverse change in the Company's financial condition. The bank has acknowledged that, for a three month period following completion of the Offering, no such event of default allowing acceleration will exist. After such time, the bank will monitor the Company's then current financial condition to determine whether the Company is in default. There can be no assurance that a deterioration of the Company's results of operations or financial condition will not result in an event of default under the Company's bank indebtedness.

UNPROVEN ACCEPTANCE OF THE COMPANY'S PRODUCTS

    The Company's future operating results will depend primarily upon its ability to gain market acceptance of its multilingual Internet tools and its proposed Internet productivity tools, such as WEBTAMER. Because the market for the Company's Internet-related products is new and evolving, it is difficult to assess or predict with any assurance the growth rate, if any, or the size of the market for such products. There can be no assurance that the market for the Company's products and services will develop, or that the Company's products will achieve market acceptance. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if the Company's products do not achieve significant market acceptance, the Company's business, operating results or financial condition will be materially adversely affected. See "Business -- Industry Background."

UNCERTAINTY OF PRODUCT AND TECHNOLOGY DEVELOPMENT

    The Company has not completed development and testing of a number of its proposed products, some of which are still in the planning stage or in relatively early stages of development. The Company's success will depend in part upon the ability of its proposed products to meet targeted performance and cost objectives, and will also depend upon the timely introduction of its products into the marketplace and the acceptance of its products by end-users. The Company will be required to commit considerable time, effort and resources to finalize development of its proposed products and product enhancements. Product development efforts may be subject to unanticipated delays, expenses, difficulties, the possible insufficiency of funding to complete development and other risks inherent in the development of new products and technologies. There can be no assurance as to when, or whether, such product development efforts will be successfully completed. See "Business -- Product Development."

DEPENDENCE ON COMPATIBLE THIRD-PARTY SOFTWARE MANUFACTURERS' PRODUCTS AND DESIGN; DEPENDENCE ON
  CERTAIN SOFTWARE LICENSES

    The Company's products are currently designed, and its proposed products are being designed, to be utilized with the Windows operating system and with the products and standards established by certain other software manufacturers. Accordingly, the performance of certain of the Company's existing products depends on the actions of other manufacturers, in particular Microsoft. Such manufacturers may change their products or take actions that could make it more difficult for the Company to develop its products or that could significantly impair the performance of the Company's products. For example, if Microsoft were to modify future versions of Windows in ways that required the redesign of the Company's Windows-based products, such modification could be detrimental to the Company. Although the Company anticipates that it will be able to adapt its products if necessary, there can be no assurance that changes in existing products or the introduction of new products by third parties will not have a material adverse effect on the performance of the Company's products and technology and on the Company's financial performance. In addition, the Company's products may need to be adapted in the future in order to be compatible with other or new operating systems so that the Company may maintain and expand its product offerings. There can be no assurance that the Company will be able to make any necessary adaptations on a timely basis.

    The Company's products incorporate certain popular third-party software programs (such as the Spyglass Mosaic Browser) pursuant to various licensing arrangements with such third parties in order to increase the marketability of such products. There can be no assurance that these third parties will continue to license their software programs to the Company on commercially reasonable terms, particularly if such companies develop programs that they perceive as competitive with those developed and marketed by the Company. Although the Company believes that multiple sources are available for products functionally comparable with those licensed, if any of the Company's license agreements were to be terminated and the Company was unable to replace those licenses with comparable licenses from alternate suppliers, such terminations could have a material adverse effect on the Company's ability to market its products. See "Business -- Proprietary Rights."

    Certain of the Company's proposed products, including the soon-to-be-released WEBTAMER, will utilize technology developed and owned by AgentSoft, its majority-owned subsidiary. The Company intends to enter into a license agreement with AgentSoft relating to such technology. However, there can be no assurance that the Company will be able to enter into such a licensing agreement on commercially reasonable terms, if at all.

PRODUCT CONCENTRATION

    Until the beginning of 1996, substantially all of the Company's revenues were attributable to the sale of its multilingual word processing products. Beginning in the first quarter of 1996, a substantial portion of the Company's revenues have been derived from the sale of the Company's Internet-related products. The Company currently expects that sales of Internet-related products will account for a substantial portion of its revenues for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for such products and services, such as competition or technological change, could have a material adverse effect on the Company's business, operating results or financial condition. See "Business -- Product Development."

COMPETITION; TECHNOLOGICAL OBSOLESCENCE

    The market for Internet-based software and services is new, intensely competitive, rapidly evolving and subject to rapid technological change. In addition, there are relatively few barriers to entry into the software business in general, including into those areas in which the Company offers and intends to offer products. The Company expects competition in the market for multilingual Internet-based products to increase substantially in the future. To the extent that the Company's multilingual Internet products are substitutes for single or dual language products, the Company's products presently compete with those of numerous well-established companies, including Microsoft, Netscape Communications Corporation ("Netscape"),

CompuServe, Inc. ("CompuServe") and Quarterdeck Office Systems, Inc. ("Quarterdeck"). The Company expects that AgentSoft will develop intelligent agent technology that the Company will use in its Internet productivity products and the Company will apply artificial intelligence concepts to document processing and other applications. To the extent that the Company and AgentSoft are successful in developing such technologies, the Company will compete with some of the same well-established companies listed above as well as with companies to which Accent or AgentSoft will license such technology. These companies have substantially greater financial, technical, personnel and other resources than the Company and have established reputations for success in the development, licensing and sale of their products and technology. In addition, certain companies have developed, or may be expected to develop, technologies or products that may be functionally similar to some or all of those being developed by the Company. The markets for the technology and products being developed by the Company are characterized by rapid changes and evolving industry standards, often resulting in product obsolescence or short product lifecycles. Accordingly, the ability of the Company to compete will depend upon, among other factors, its ability to develop and introduce to the marketplace in a timely manner new products and product enhancements. There can be no assurance that the Company will be able to compete successfully, that its present or future competitors will not develop technologies or products that render the Company's products and technology obsolete or less marketable or that the Company will be able to introduce new products and product enhancements that are competitive with other products marketed by industry participants. See "Business -- Competition."

DEPENDENCE ON THE INTERNET

    Sales of the Company's products will depend in large part upon the development and maintenance of a robust industry and infrastructure for providing Internet access and carrying Internet traffic. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, there can be no assurance that the Internet will prove to be a viable commercial marketplace or a viable medium for the publication and distribution of information. Further, there can be no assurance that the necessary infrastructure, such as a reliable network backbone or timely development of complementary products, such as high speed modems, necessary to make the Internet a viable commercial marketplace or a viable medium for the publication and distribution of information will be developed, or, if developed, that the Internet will become a viable commercial marketplace or a viable medium for the publication and distribution of information. If the necessary infrastructure or complementary products are not developed, or if the Internet does not become a viable commercial marketplace or a viable medium for the publication and distribution of information, the Company's business, operating results or financial condition will be materially adversely affected. See "Business -- Industry Background."

DEPENDENCE ON DISTRIBUTORS AND RETAILERS; LACK OF CONTRACTS

    Because the Company sells its products primarily to independent software distributors for resale to retailers, it is highly dependent upon the acceptance of its products by such distributors and retailers and their active marketing and distribution efforts relating to the Company's products. The distributors and retailers to whom the Company sells its products are not contractually required to make future purchases of the Company's products and could, therefore, discontinue carrying the Company's products at any time. Due to increasing competition for limited shelf space, distributors and retailers are increasingly in a stronger position to negotiate favorable terms of sale, including price discounts and product return policies. There can be no assurance that the Company will be able to increase or maintain its current amount of retail shelf space or promotional resources and, as a result, the Company's operating results could be adversely affected. In addition, other methods of product distribution, such as electronic distribution or distribution through Internet Service Providers ("ISPs") may become important in the future. If the Company is unable to capitalize on these new distribution channels, its business, operating results or financial condition could also be adversely affected. During the nine months ended September 30, 1996, 18% of the Company's sales were to a single distributor. There can be no assurance that such distributor will continue to purchase products from the Company at such levels in the future. See "Business -- Distribution and Marketing."

PRODUCT RETURNS; COLLECTION OF ACCOUNTS RECEIVABLE; CONSIGNMENT ARRANGEMENTS

    Consistent with industry practices, the Company may accept product returns or provide other credits in the event that a distributor or a retailer holds excess inventory of the Company's products. In addition, the

Company's sales are made on credit terms and it does not hold collateral to secure payment. Therefore, a default in payment by one or more of the Company's distributors or retailers could adversely affect the Company's business, operating results or financial condition. There can be no assurance that actual returns and uncollectible receivables will not exceed the Company's reserves for such items and any significant increase in product returns or uncollected accounts receivable beyond reserves could have a material adverse effect on the Company's business, operating results or financial condition. Consistent with industry practice, the Company also, on occasion, transfers products through the distribution channel on a consignment basis. There can be no assurance that such consignment arrangements will result in additional sales for the Company or that they will not result in excess inventory or increased working capital requirements for the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

MANAGEMENT OF A RAPIDLY CHANGING BUSINESS

    The Company's business has grown significantly in size and complexity over the past three years. Net sales in 1995 increased 177% to approximately $5.1 million in 1995 from approximately $1.8 million in 1994, and for the nine months ended September 30, 1996, net sales increased 37% to approximately $4.7 million from approximately $3.4 million in the comparable period of 1995. The growth in the Company's customer base has placed, and any future growth is expected to continue to place, a significant strain on the Company's management and operations, including its sales, customer support, research and development, finance and administrative operations. In general, the Company's officers have had limited experience in managing large or rapidly growing business organizations, and the Company anticipates that continued growth, if any, will require it to recruit and hire a substantial number of new development, managerial, finance, sales and marketing and support personnel. There can be no assurance that the Company will be successful at hiring or retaining such personnel. The Company's ability to compete effectively and its future growth, if any, will require the Company to continually improve its financial and management controls, reporting systems and procedures on a timely basis, implement new systems as necessary and expand, train and manage its employee workforce. There can be no assurance that the Company's controls, systems or procedures will be adequate to support the Company's operations. The failure of the Company's management to respond effectively to changing business conditions could have a material adverse effect on the Company's business, operating results or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCT DEFECTS AND PRODUCT LIABILITY

    The Company's software products are highly complex and sophisticated and could from time to time contain design defects or software errors that could be difficult to detect and correct. Errors, bugs or viruses may result in the loss of or the delay in market acceptance or the loss of customer data. Although the Company has not experienced any material adverse effect resulting from any software defects or errors, there can be no assurance that, despite testing by the Company and its customers, errors will not be found in new products, which could result in a delay in or inability to achieve market acceptance and thus could have a material adverse impact upon the Company's business, operating results or financial condition.

DEPENDENCE ON KEY PERSONNEL; PART-TIME OFFICER

    The success of the Company is substantially dependent on the performance of its executive officers and key employees. Four members of senior management are parties to employment agreements with the Company that expire in July 1998. The Company believes that the loss of the services of one or more of such key personnel could have a material effect on its ability to develop new products and product enhancements. In addition, Dr. Jeffrey Rosenschein, the Company's Vice President, Engineering and Chief Scientist, has an academic affiliation with Hebrew University in Jerusalem. Although Dr. Rosenschein has been granted a leave of absence from Hebrew University for the two-year period which commenced in October 1995, there can be no assurance that his affiliation with Hebrew University will not give rise to a conflict of interest with respect to the allocation of his business time between the Company and such entity thereafter. The Company is seeking to enhance its senior management team by hiring one or more additional executives with extensive experience in the software industry. There can be no assurance that such efforts will be successful. The success of the Company also is dependent upon its ability to hire and retain additional qualified executive, scientific and marketing personnel. There can be no assurance that the Company will be able to hire or retain such necessary personnel. The Company maintains "key man" life insurance with respect to its President/Chief Executive Officer and its Chief Scientist/Vice President, Engineering (in the amounts of $3 million and $2 million, respectively). However, there can be no assurance that the loss of the services of any of its executive officers or other key employees would not have a material adverse effect on the Company's business, operating results or financial condition. See "Management."

PROTECTION OF PROPRIETARY INFORMATION; LACK OF PATENT PROTECTION

    The Company's success and ability to compete is dependent in part upon its proprietary software technology. While the Company relies on a combination of trade secret and copyright law, nondisclosure agreements and technical measures to establish and protect its proprietary rights, there can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of the technology or independent development by others of software products with features based upon, or otherwise similar to, those of the Company's products. To license its products, the Company primarily relies on "shrink wrap" licenses that are not signed by the end-user and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of the Company's products. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results or financial condition. See "Business -- Proprietary Rights."

IMPACT OF INFLATION AND CURRENCY FLUCTUATION

    The vast majority of the Company's sales are made in dollars and most of the Company's expenses are in dollars and NIS. The cost of the Company's operations in Israel, as expressed in dollars, is influenced by the extent to which any increase in the rate of inflation in Israel over the rate of inflation in the U.S. is not offset by the devaluation of the NIS in relation to the dollar. In 1995 and the nine months ended September 30, 1996, the Company experienced increases in the cost of the Company's operations in Israel, as expressed in dollars, as inflation in Israel exceeded the devaluation of the NIS against the dollar. The increase in the cost of the Company's operations in Israel, as expressed in dollars, relates primarily to the cost of salaries in Israel, a substantial portion of which are paid in NIS linked to the Consumer Price Index in Israel (the "Israeli CPI"). While the Company may in the future, to the extent it deems advisable, purchase currency options or other hedging instruments to decrease the risk of the NIS devaluation against the dollar being less than the rate of inflation in Israel, no assurance can be given that any such financial strategy will be successful in limiting the Company's risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of Inflation and Currency Fluctuations."

CONCENTRATION OF OWNERSHIP; POTENTIAL CONFLICTS OF INTEREST.

    Upon consummation of this offering, IMR and its affiliates, together with the Company's officers and directors, will beneficially own an aggregate of approximately 33.3% of the issued and outstanding Ordinary Shares (without giving effect to the exercise of the Warrants). Such ownership will allow such persons to have significant influence over the outcome of any matters that require shareholder approval, including, the election of all of the Company's directors (subject, in certain instances, to the requirement of the affirmative vote of a specified percentage of disinterested shareholders) and thereby to potentially control the affairs of the Company. In addition, pursuant to the Stock Purchase Agreement, dated as of May 11, 1994, by and among the Company, IMR Investments, Accent Software Partnership, Pal-Ron Marketing, Ltd., KZ Overseas Holding Corp., Robert Rosenchein and Jeffrey Rosenschein, the Company agreed that IMR Investments will be entitled to designate one person to serve on the Board of Directors of the Company. The current designee of IMR Investments is Roger Cloutier. In addition, Mr. Joelson, the Executive Vice President of the Company, has held a number of positions with companies affiliated with Irwin Jacobs, the president of one of the general partners of IMR Investments and was originally appointed as an officer and a director of the Company at the direction of IMR Investments. Although the director designated by IMR

Investments is required under Israeli law to vote in a manner consistent with his fiduciary duty to the Company, there can be no assurance that conflicts of interest will not arise with respect to the foregoing or that such conflicts will be resolved in a manner favorable to the Company. See "Management," "Principal Shareholders," "Certain Transactions" and "Description of Securities."

SUBSTANTIAL DILUTION

    Investors purchasing Units in this offering will incur immediate and substantial dilution of $7.19 (86%) per Ordinary Share included in such Units between the adjusted net tangible book value per Ordinary Share after this offering and the public offering price of $8.40 per Ordinary Share (calculated as the public offering price per Unit less $0.10).

NO DIVIDENDS

    The Company has never paid cash dividends on its Ordinary Shares. Payment of dividends on the Ordinary Shares is within the discretion of the Board of Directors of the Company and will depend upon the Company's earnings, its capital requirements and financial condition and other relevant factors. It is the Company's intention to retain earnings, if any, to finance the operation and expansion of its business and, therefore, it does not expect to pay any cash dividends on its Ordinary Shares in the foreseeable future. See "Dividends."

SIGNIFICANT OUTSTANDING TRADE PAYABLES; USE OF PROCEEDS TO PAY AFFILIATE DEBT

    At September 30, 1996, the Company owed approximately $8.0 million to various trade and other creditors of which approximately 45% was more than 60 days past due. The inability to obtain credit on commercially reasonable terms, or at all, resulting in an interruption of supplies or services, would have a material adverse effect on the Company's operations. To the extent that the Company is required to use proceeds of the Offering to pay trade payables, the Company will have less resources available for other purposes, including for the marketing and development of its existing products and its products under development. In addition, $1.5 million of the net proceeds of the Offering will be used to repay loans from IMR, an affiliate of the largest stockholder of the Company. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Transactions."

LIMITED TRANSFERABILITY OF WARRANTS; LACK OF TRADING MARKET

    Purchasers of the Warrants offered pursuant hereto must be aware of the potential long-term nature of their investment and be able to bear the economic risks of their investment for an indefinite period of time. The Company does not intend to make any application for the Warrants to be listed or traded on any securities exchange or market, nor is any trading market in the Warrants expected to develop. In addition, the right of any purchaser to sell or otherwise dispose of Warrants will be limited by state securities laws and the regulations promulgated pursuant to them. Consequently, a holder of such securities may not be able to liquidate such investment. Even if the Company attempts to register such securities under state blue sky laws, there can be no assurance that any registration statement relating to such securities will become effective.

    Prior to the Offering, there has been no public trading market for the Units. The Units will be quoted on The Nasdaq SmallCap Market under the symbol "ACNUF." However, there can be no assurance that a regular trading market for the Units will develop after the Offering or that, if developed, it will be sustained.

INABILITY TO EXERCISE WARRANTS

    The Company intends to qualify the sale of the Units and the underlying securities in a limited number of states. Although certain exemptions in the securities laws of certain states might permit Warrants to be transferred to purchasers in states other than those in which they were initially qualified, the Company will be prevented from issuing Ordinary Shares in such other states upon the exercise of the Warrants unless an exemption from qualification is available or unless the issuance of Shares upon exercise of the Warrants is qualified. The Company is under no obligation to seek, and may decide not to seek or may not be able to obtain, qualification of the issuance of such Ordinary Shares in all of the states in which the ultimate purchasers of such Warrants reside. In such a case, the Warrants held will expire and have no value if such Warrants cannot be sold. Accordingly, if a market for the Warrants were to develop, of which no assurance can be given, the market for the Warrants would be limited because of these restrictions. Further, a current prospectus covering the Ordinary Shares issuable upon exercise of the Warrants must be in effect before the Company may accept Warrant exercises. There can be no assurance the Company will be able to have a prospectus in effect when this Prospectus is no longer current.

MARKET PRICE VOLATILITY

    The market price of the Company's Ordinary Shares has been highly volatile and in the past 52 weeks has ranged from $6 3/8 to $34 1/2. Factors such as the Company's financial results, introduction of new products by the Company or its competitors, factors affecting the software industry generally and factors relating to conditions in the State of Israel may have a significant impact on the market price of the Company's Ordinary Shares and, therefore, on the market price of the Units. Additionally, in recent years, the United States stock markets have experienced a high level of price and volume volatility and market prices for the stock of many companies (particularly of small and emerging growth companies, the common stock of which trades in the over-the-counter-market) have experienced wide price fluctuations that have not necessarily been related to the operating performance of such companies.

POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS

    The Warrants may be redeemed by the Company, upon prior consent of the Representative, at any time after the Warrants become separable, upon notice of not less than 30 days, at a price $0.10 per Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 130% (currently $14.95) of the then effective exercise price of the Warrants. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so. See "Description of Securities -- Redeemable Warrants."

POSSIBLE DELISTING OF SHARES FROM THE NASDAQ SMALL CAP MARKET;
  RISKS RELATING TO PENNY STOCKS

    The Ordinary Shares are quoted on The Nasdaq SmallCap Market as of the date of this Prospectus. In order to continue to meet The Nasdaq SmallCap Market's maintenance requirements, however, the Company must maintain $2,000,000 in total assets, a $200,000 market of the public float, $1,000,000 in total capital and surplus, and a minimum bid price of $1.00.

    The Company has received a notice from Nasdaq Market Services indicating that, in light of the Company's failure to meet the $1,000,000 in capital and surplus as reflected in the Company's financial results for the quarter ended September 30, 1996, the Company no longer meets the requirements to have its Ordinary Shares quoted on The Nasdaq SmallCap Market. A representative of Nasdaq Market Services has informed the Company that it has temporarily extended the date for compliance with such requirements until November 29, 1996. If the Offering is completed, the Company will be in compliance with the minimum capital and surplus requirements of The Nasdaq SmallCap Market. If the Company is not able to complete the Offering prior to November 29, 1996, the Company intends to request an oral hearing for a temporary exception to the provision requiring the delisting of the Ordinary Shares. The Company believes that, based upon the receipt of the net proceeds of the Offering, the Company will meet the capital and surplus requirements and will avoid such delisting. No assurance, however, can be given that the Company's Ordinary Shares will not be delisted from The Nasdaq SmallCap Market.

    The Nasdaq Stock Market recently announced that it has approved, subject to public comment, increases in the quantitative standards for maintenance of listings on The Nasdaq SmallCap Market. The proposed standards for continued listing on The Nasdaq SmallCap Market include maintenance of any of (x) $2,000,000 of net tangible assets, (y) $35,000,000 of market capitalization or
(z) $500,000 of net income for two of the last three years and the elimination of the requirements to maintain minimum total assets and a minimum capital and surplus. The Company expects the proposed changes to be adopted early next year. There can be no assurance that, if adopted, the Company will be able to meet the new standards for maintaining its listing on The Nasdaq SmallCap Market and, if it fails to meet such standards, that it will not be delisted.

    In addition, if the Company's securities were to become delisted from trading on The Nasdaq SmallCap Market and the trading price of such securities were to fall below $5.00 per share or per unit, trading in such securities would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Units or the Ordinary Shares which could severely limit the market liquidity of the Units or the Ordinary Shares and the ability of purchasers in this offering to sell their Units or their Ordinary Shares in the secondary market.

CONTRACTUAL OBLIGATIONS TO THE REPRESENTATIVE

    The Company will have certain ongoing contractual obligations to the Representative following the consummation of the Offering, such as the Company's agreement to pay to the Representative a fee of 5% of the exercise price for each Warrant exercised (provided the Warrant exercise is solicited by the Representative and certain other conditions are met) commencing one year after the date of this Prospectus; to use its best efforts to elect a designee of the Representative as a member of, or non-voting advisor to, the Company's Board of Directors, if requested to do so by the Representative, for a period of three
(3) years from the date of this Prospectus; and subject to certain limitations and exclusions, to register, at the Company's expense, the Representative's Warrants and the securities underlying such warrants under the Securities Act on one occasion during their exercise term and to include such securities in any appropriate registration statement which is filed by the Company during the five years following the date of this Prospectus. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

    Upon completion of the Offering, there will be 11,616,061 Ordinary Shares outstanding and (assuming no exercise of the Warrants), including 8,118,914 Ordinary Shares (including the 1,800,000 Shares included in the Units offered hereby) that will be freely tradeable without restriction or further registration under the Securities Act. All of the remaining 3,497,147 Ordinary Shares outstanding are "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act, and in the future may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. All of the 3,497,147 restricted shares are eligible for sale, without registration, under Rule 144 subject to certain volume limitations and other conditions prescribed by such rule and to the contractual restrictions described below.

    In addition, the Company has granted to certain of its securityholders, including certain of its executive officers, directors and IMR Investments, certain registration rights. No prediction can be made as to the effect, if any, that sales of such securities or the availability of such securities for sale will have on the market prices prevailing from time to time. All of the Company's executive officers and directors and certain of its shareholders have agreed not to, subject to certain exceptions, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares or file any registration statement under the Securities Act with respect to any of the foregoing; or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Ordinary Shares, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise, for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative. However, even the possibility that a substantial number of the Ordinary Shares may be sold in the public market may adversely affect prevailing market prices for the Ordinary Shares and could impair the Company's ability to raise capital through the sale of its equity securities. See "Certain Transactions" and "Shares Eligible for Future Sale."

LOCATION IN ISRAEL

    The Company is incorporated under the laws of, and has its offices and a significant portion of its operations (including all of its product development activities) in, the State of Israel. Although most of the Company's sales are currently made to customers outside Israel, the Company is, nonetheless, directly influenced by the political, economic and security conditions affecting Israel. Any major hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners or a significant downturn in the economic or financial condition of Israel could have a material adverse effect on the Company's business, financial condition or results of operations. Despite the progress towards peace among Israel, the Arab States and the Palestinians, there can be no assurance that ongoing or revived hostilities or other factors related to the political or economic status of Israel will not have an adverse impact on the Company's business, operating results or financial condition. See "Conditions in Israel."

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

    Service of process upon directors and officers of the Company and the Israeli experts named herein, many of whom reside outside the United States, may be difficult to effect within the United States. Furthermore, since the majority of the Company's assets are located outside the United States, any judgment obtained in the United States against the Company may not be enforceable within the United States. The Company has been informed by its legal counsel in Israel, Yigal Arnon & Co., that in such counsel's opinion there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act, in original actions instituted in Israel. However, subject to certain time limitations, Israeli courts are empowered to enforce foreign (including United States) final executory judgments for liquidated amounts in civil matters obtained after due trial before a court of competent jurisdiction (according to the rules of private international law currently prevailing in Israel) which enforces similar Israeli judgments. The enforcement of such judgments is conditioned upon: (i) adequate service of process having been effected and the defendant having had a reasonable opportunity to be heard; (ii) such judgments or the enforcement thereof not being contrary to the law, public policy, security or sovereignty of the State of Israel; (iii) such judgments not being obtained by fraud and not conflicting with any other valid judgment in the same matter between the same parties; and (iv) an action between the same parties in the same matter not pending in any Israeli court at the time the lawsuit is instituted in the foreign court. The Company has irrevocably appointed Accent Worldwide as the Company's agent to receive service of process in any action against the Company in any federal or state court sitting in New York County, State of New York arising out of the Offering or any purchase or sale of securities in connection therewith.

    Foreign judgments enforced by Israeli courts generally will be payable in Israeli currency, and a special permit of the Israeli Controller of Foreign Currency will be required to convert the Israeli currency into dollars and to transfer such dollars out of Israel. The usual practice in an action to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent in Israeli currency at the rate of exchange in force on the date thereof. Under existing law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange on the date of payment, but the judgment debtor may also make payment in foreign currency if the Israeli exchange control regulations then in effect permit such foreign currency payment. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency will ordinarily be linked to the Israeli CPI plus interest at the annual rate (set by Israeli regulations) prevailing at such time. Judgment creditors must bear the risk that they will be unable to convert their award into foreign currency that can be transferred out of Israel. All judgment creditors must bear the risk of unfavorable exchange rates.

FORWARD-LOOKING STATEMENTS

    Certain non-historical statements contained in this Prospectus are forward-looking statements, which involve known and unknown risks and uncertainties. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements.

                                USE OF PROCEEDS

    The net proceeds to be received from the sale of the 1,800,000 Units by the Company in the Offering, after deducting the underwriting discount and estimated offering expenses, are estimated to be approximately $13.0 million (approximately $15.0 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds (assuming no exercise of the Underwriters' over-allotment option) as follows:

                                                                APPROXIMATE
                                                                  DOLLAR       PERCENTAGE OF
APPLICATION OF NET PROCEEDS                                       AMOUNT       NET PROCEEDS
-------------------------------------------------------------  -------------  ---------------
Marketing and Advertising Programs...........................  $   3,200,000          24.6%
Research and Development.....................................      2,800,000          21.6
Repayment of Trade Payables..................................      3,000,000          23.1
Repayment of IMR Notes (1)...................................      1,500,000(1)         11.6
Working Capital and General Corporate Purposes...............      2,482,000          19.1
                                                               -------------         -----
    Total....................................................  $  12,982,000         100.0%
                                                               -------------         -----
                                                               -------------         -----

------------------------

(1) This amount does not include interest payable on the IMR Notes which will accrue at the rate of 12% on $425,000 principal amount of such notes and at the rate of 10% for the balance of $1,075,000 principal amount of such notes. Such interest payments shall result in a corresponding reduction in the amounts available for repayment of trade payables.

    The allocation of the net proceeds from the Offering set forth above represents the Company's best estimates based upon its present plans and certain assumptions regarding general economic and industry conditions and the Company's anticipated future revenues and expenditures. The Company anticipates, based on its currently proposed plans and assumptions relating to its operations, that the proceeds of the Offering will be sufficient to satisfy its contemplated cash requirements for at least 12 months following the consummation of the Offering. However, there can be no assurance of such and if these funds are insufficient, the Company would be required to seek additional financing. The Company has no current arrangements with respect to, or sources of additional financing and it is not anticipated that any of the Company's current shareholders will provide any portion of the Company's future financing requirements. There can be no assurance that additional financing will be available to the Company on commercially reasonable terms, or at all. The inability to obtain additional financing, when needed, would have a material adverse effect on the Company, including possibly requiring the Company to curtail or cease its operations. See "Risk Factors -- Significant Capital Requirements; Dependence on Offering Proceeds; Need for Additional Financing."

    If the Underwriters' over-allotment option is exercised in full, the Company will realize additional net proceeds of approximately $2.0 million, which will be added to the Company's working capital.

    If the 1,800,000 Warrants included in the Units offered hereby are exercised, the Company will realize proceeds relating thereto of approximately $20,700,000, before any solicitation fees which may be paid in connection therewith. Such additional proceeds are expected to be added to the Company's working capital. See "Underwriting."

    Pending application of the net proceeds of the Offering, the Company intends to invest the net proceeds in bank certificates of deposit, United States Government obligations and State of Israel bonds linked to the Israeli CPI or a weighted basket of foreign currencies. Under existing foreign currency regulations in Israel, the Company may be required to obtain a special permit from the Controller of Foreign Currency of the Bank of Israel for the use of such proceeds outside of Israel, including any acquisition outside of Israel. The Company has received a permit from the Bank of Israel to retain the proceeds of the Offering outside of Israel.

                                   DIVIDENDS

    The Company has not paid cash dividends to date and does not currently intend to declare any cash dividends on its Ordinary Shares in the foreseeable future. The Company intends to retain earnings, if any, for the foreseeable future to fund the development and growth of its business. Payment of dividends on the Ordinary Shares will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors.

    The Company's decisions with respect to dividend payments in the future will be determined by its Board of Directors. Under Israeli law, certain dividends, referred to as final dividends (which are comparable to annual dividends and are not related to distributions on dissolution or liquidation or similar final distributions), are recommended by the Board of Directors and may be declared by shareholders at the annual meeting of shareholders, but only in an amount per share equal to or less than the amount recommended by the Board of Directors. In addition, the Board of Directors may declare and pay interim dividends on account of the final dividend. Cash dividends may be paid by an Israeli company only out of the profits of such company, as determined for statutory purposes. See "Description of Securities."

    Under Israeli law, cash dividends paid by the Company to its shareholders (other than Israeli corporate shareholders) are subject to a withholding tax. The applicable withholding tax rate will depend on the particular operations that have generated the earnings constituting the source of dividends. See "Taxation and Foreign Exchange Regulation -- Law for the Encouragement of Capital Investments, 1959."

    For a discussion of tax treatment of dividends, if any, see "Taxation and Foreign Exchange Regulation."

                   PRICE RANGE OF ORDINARY SHARES AND LISTING

    The Company's Ordinary Shares are quoted on The Nasdaq SmallCap Market under the symbol "ACNTF." The following table sets forth, for the periods indicated, the high and low closing bid prices of the Company's Ordinary Shares as reported by The Nasdaq SmallCap Market.

                                                                                    LOW       HIGH
                                                                                 ---------  ---------
1995
Third Quarter (commencing July 21, 1995).......................................  $    6.00  $   11.50
Fourth Quarter.................................................................  $    8.00  $   21.00
1996
First Quarter..................................................................  $   10.50  $   28.67
Second Quarter.................................................................  $   24.67  $   34.50
Third Quarter..................................................................  $   11.13  $   32.25
Fourth Quarter (through November 21, 1996).....................................  $   7.250  $   14.50

    Over-the-counter market quotations for the Company's Ordinary Shares reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. On November 21, 1996, the last reported sale price of the Ordinary Shares on The Nasdaq SmallCap Market was $9.3125 per Ordinary Share.

    The Units will be quoted on The Nasdaq SmallCap Market under the symbol "ACNUF".

    As of November 20, 1996, there were approximately 75 holders of record of Ordinary Shares. Such number of record holders was determined from the Company's shareholder records, and does not include beneficial owners of the Ordinary Shares whose shares are held in the names of various shareholders, dealers and clearing agencies.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company (i) as of September 30, 1996, (ii) on a pro forma basis giving effect to the loans made by IMR pursuant to the IMR Notes in October and November 1996 and (iii) as adjusted to reflect the sale by the Company of the 1,800,000 Units offered hereby, after deducting the estimated underwriting discount and estimated offering expenses, and the receipt and application by the Company of the estimated net proceeds therefrom as set forth in "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto, appearing elsewhere in this Prospectus.

                                                                                     SEPTEMBER 30, 1996
                                                                          ----------------------------------------
                                                                                                     PRO FORMA AS
                                                                            ACTUAL    PRO FORMA(1)    ADJUSTED(2)
                                                                          ----------  -------------  -------------
                                                                                       (IN THOUSANDS)
Short-term borrowings and current maturities of long term debt..........  $    1,443   $     2,518    $     1,018
                                                                          ----------  -------------  -------------
                                                                          ----------  -------------  -------------
Long-term debt, net of current maturities...............................       2,839         2,839          2,839
                                                                          ----------  -------------  -------------
Shareholders' equity:
  Ordinary Shares of nominal value NIS 0.01 per share;
   30,000,000 shares authorized; 9,795,902 (actual) shares issued and outstanding; 9,795,902 (pro forma) shares issued and outstanding;
   and 11,595,902 (pro forma as adjusted) shares issued and outstanding
   (3)..................................................................          22            22             28
Share premium...........................................................      23,343        23,343         36,073
Accumulated deficit.....................................................     (27,962)      (27,962)       (27,962)
                                                                          ----------  -------------  -------------
  Total shareholders' equity (deficit)..................................      (4,597)       (4,597)         8,139
                                                                          ----------  -------------  -------------
  Total capitalization..................................................  $   (1,758)       (1,758)        10,978
                                                                          ----------  -------------  -------------
                                                                          ----------  -------------  -------------

------------------------

(1) Gives effect to the borrowing of an aggregate of $1,075,000 pursuant to the IMR Notes in October and November 1996, which are classified as short-term debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(2) Gives effect to the sale of the 1,800,000 Units offered hereby, the anticipated application of the estimated net proceeds therefrom (including the repayment of the IMR Notes in full) and the reclassification of the deferred issuance expenses in connection with this Offering. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

(3) Includes the 1,800,000 Ordinary Shares that are a component of the Units offered hereby. Excludes (i) 1,800,000 Ordinary Shares reserved for issuance upon exercise of the Warrants; (ii) an aggregate of 360,000 Ordinary Shares reserved for issuance upon exercise of the Underwriter's Warrants and the warrants included therewith; (iii) 180,000 Ordinary Shares reserved for issuance upon exercise of the IMR Warrants; (iv) 512,913 Ordinary Shares issuable upon exercise of outstanding warrants (issued (a) in connection with a private placement by the Company in May 1995 and (b) to the underwriter in connection with the Company's initial public offering in July
    1995); (v) 843,375 Ordinary Shares issuable upon exercise of employee and non-employee stock options; (vi) 275,000 Ordinary Shares issuable upon the exercise of founders' options; and (vii) 474,500 Ordinary Shares issuable upon the exercise of warrants issued to directors, officers and other persons associated with the Company. See "Management -- Employment Agreements," "-- Employee Share Option Plan (1995)," "-- Non-Employee Share Option Plan (1995)," "Certain Transactions" and "Description of Securities."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected consolidated financial data for each of the years ended December 31, 1993, 1994 and 1995, and at December 31, 1994 and 1995 are derived from the Consolidated Financial Statements set forth elsewhere in this Prospectus that have been audited by Luboshitz, Kasierer & Co., a member firm of Andersen Worldwide, SC, independent public accountants. The selected consolidated financial data for each of the years ended December 31, 1991 and 1992, and at December 31, 1991, 1992 and 1993 are derived from audited financial statements not appearing in this Prospectus. The selected consolidated financial data for each of the nine months ended September 30, 1995 and 1996 and as of September 30, 1996 are derived from the Company's unaudited financial statements for such periods set forth elsewhere in this Prospectus, which reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation thereof. The Company's Consolidated Financial Statements have been prepared in accordance with U.S. GAAP which, in the case of the Company, also complies with the accounting principles generally accepted in Israel. The financial data set forth below should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto appearing elsewhere in this Prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                       NINE MONTHS
                                                       YEAR ENDED DECEMBER 31,                     ENDED SEPTEMBER 30,
                                      ---------------------------------------------------------  -----------------------
                                        1991        1992        1993        1994        1995        1995        1996
                                      ---------  ----------  ----------  ----------  ----------  ----------  -----------
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Net sales...........................  $     336  $     255   $   1,220   $   1,851   $   5,135   $   3,447   $    4,731
Cost of sales.......................        125        248         566       1,155       2,972       2,162        4,845
                                      ---------  ----------  ----------  ----------  ----------  ----------  -----------
Gross profit (loss).................        211          7         654         696       2,163       1,285         (114)
                                      ---------  ----------  ----------  ----------  ----------  ----------  -----------
Product development costs, net......        117        311         363         507       1,097         785        2,448
Marketing expenses..................          7         17         673       2,115       5,955       3,201        8,109
General and administrative
 expenses...........................         27         56         360       1,071       2,796       1,387        5,007
                                      ---------  ----------  ----------  ----------  ----------  ----------  -----------
  Total operating expenses..........        151        384       1,396       3,693       9,848       5,433       15,564
                                      ---------  ----------  ----------  ----------  ----------  ----------  -----------
Operating income (loss).............         60       (377)       (742)     (2,997)     (7,685)     (4,148)     (15,678)
Other income (expense), net.........        (19)        56           7        (137)       (163)        182          (71)
                                      ---------  ----------  ----------  ----------  ----------  ----------  -----------
Net income (loss) (1)...............  $      41  $    (321)  $    (735)  $  (3,134)  $  (7,848)  $  (4,330)  $  (15,749)
                                      ---------  ----------  ----------  ----------  ----------  ----------  -----------
                                      ---------  ----------  ----------  ----------  ----------  ----------  -----------
Net income (loss) per share (1).....  $    0.06  $   (0.48)  $   (0.39)  $   (0.68)  $   (1.22)  $   (0.78)  $    (1.62)
Weighted average number of shares
 and equivalent shares
 outstanding........................        664        664       1,893       4,619       6,421       5,564        9,698

                                                       DECEMBER 31,
                                  -------------------------------------------------------              SEPTEMBER 30,
                                    1991       1992       1993        1994        1995                     1996
                                  ---------  ---------  ---------  ----------  ----------              -------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.......  $       9  $  --      $  --      $       78  $    9,633               $       407
Working capital (deficit).......       (217)      (563)    (1,433)     (1,009)     10,329                    (4,356)
Total assets....................        182        262      1,050       2,503      17,650                     7,949
Total debt......................        262        515      1,034       1,680       2,358                     4,282
Accumulated deficit.............       (174)      (495)    (1,231)     (4,365)    (12,213)                  (27,962)
Shareholders' equity (deficit)..       (174)      (496)      (932)     (1,064)     10,133                    (4,597)

------------------------

(1) See Note 2 of Notes to the Consolidated Financial Statements for an explanation of the computation of net income (loss) per share and weighted average number of shares and equivalent shares outstanding.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the preceding "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

    Accent develops, markets and supports multilingual Internet publishing, browsing, e-mail and productivity software, and is a leading developer and supplier of multilingual word processing software. Accent commenced operations in 1988 as a software development company and from 1988 to 1992 generated nearly all of its revenues from consulting services. The Company introduced its first word processing software product in Israel in 1992 and began shipping its first product intended for the international market in 1994. During this period, Accent's revenues were almost entirely attributable to sales of word processing software. The Company introduced its first Internet product, INTERNET WITH AN ACCENT, in late 1995. The Company believes that revenues from its Internet products, including multilingual Internet products (such as INTERNET WITH AN ACCENT) and Internet productivity tools (such as the soon-to-be-released WEBTAMER) will account for an increasing percentage of its total sales in 1997.

    Since it first began to develop multilingual software in 1988, Accent has made substantial expenditures on research and development, expanded its sales and marketing operations, introduced new products, established customer support services and the administrative infrastructure necessary to conduct its operations. As a result of the start-up nature of its business during this period, Accent has incurred net losses each year since 1992. The Company incurred net losses of $735,000 and $3,134,000 and $7,848,000 for the fiscal years ended 1993, 1994 and 1995, respectively. In the nine months ended September 30, 1996, the Company incurred a net loss of $15,749,000 and had an accumulated deficit of $27,962,000 as of September 30, 1996.

    The Company has historically made significant expenditures on sales and marketing efforts to establish distribution channels, promote brand recognition, facilitate geographic expansion and foster long-term consumer demand. Such expenditures have included the cost of participating in industry trade shows (including Comdex, CEBIT and Internet shows), public relations, marketing and advertising expenses. The Company has also made significant expenditures in connection with the launch of new products.

    In response to its recent operating results, the Company has implemented a revised business plan designed to decrease operating expense and to improve its operating and financial performance while maintaining its product development activities. Specifically, the Company has commenced a 30% reduction in the number of its employees which will be substantially completed by the end of this year. In addition, the Company intends, by the end of the first quarter of 1997, to reduce (i) its expenditures on marketing and advertising by approximately 50% and (ii) its other operating expenses by approximately 50% in all areas exclusive of research and development, which expenses will remain relatively level so as to enable the Company to achieve its strategic product development objectives. The goal of these initiatives is to achieve greater operating efficiencies by reducing operating expenses, strategically focusing marketing expenditures by product category and continually monitoring the Company's operating performance in-line with the revised business plan. In addition, the Company has implemented a number of corporate governance changes to enable it to achieve its revised business and financial management objectives. See "Recent Developments," "Use of Proceeds," "--Liquidity and Capital Resources" and "Management."

    The Company's operating results may fluctuate significantly from period to period as a result of a variety of factors, including the timing of the introduction of new products and product enhancements by the Company and its competitors, the length of the Company's sales cycle to key customers, distributors, OEMs and ISPs, purchasing patterns of consumers, technological factors, variations in sales by distribution channel and competitive pricing. In addition, like other software companies, the Company's sales may be subject to seasonality, with a larger portion of sales and sales growth generally occurring in the spring and the last three months of each calendar year.

    The Company's ability to generate increased revenue to fund planned expenditures is dependent on a number of factors, many of which are outside of its control. In particular, revenue growth and profitability, if any, will depend on the continued growth in the number of Internet users, demand for the Company's Internet products, the level of product and price competition, the ability of the Company to develop and market new products and product enhancements, the success of the Company in attracting and retaining motivated and qualified personnel, the ability of the Company to control its costs and general economic conditions. There can be no assurance that the Company will meet such challenges successfully. Any of these or other factors could have a material adverse effect on the Company's business, operating results or financial condition. In addition, because the market for Internet products is in the early stages of its commercial development, it is difficult to assess or predict with any assurance the growth rate, if any, and the size of the market for the Company's products. Accordingly, there can be no assurance that a market for the Company's Internet products will develop or that the Company will generate increased revenues from such products. See "Risk Factors."

    REVENUE RECOGNITION

    As required by U.S. GAAP, revenue from the sale of software products to end-users and resellers (including distributors and OEMs) is generally recognized when a customer purchase order has been received, the software has been shipped, the Company has a right to invoice the customer, collection of the receivable is determined to be probable and there are no significant obligations remaining on the part of the Company.

    A significant portion of the Company's revenues are derived from sales to distributors under agreements that allow certain rights of return on unsold merchandise. If the Company has sufficient historical experience to estimate returns for a specific distributor, revenue is recorded upon shipment of the product to that distributor and a provision for estimated returns is recorded at that time. If the Company does not have sufficient historical experience to estimate such returns, the Company defers recognition of such revenue until the software is sold by the distributor.

    OEM arrangements may include non-refundable payments in the form of guaranteed sublicense fees. These guaranteed sublicense fees are recognized as revenue upon shipment of the master copy of all software to which the sublicense fees relate provided there are no significant post-delivery obligations and the OEM is creditworthy. Additionally, such revenue is recognized only to the extent that the obligation to pay such fees is not subject to price adjustment, is non-recoverable and non-refundable and is due within five months. These guaranteed sublicense fees are applied against sublicense fees reported by the reseller as it relicenses the Company's products to end-users.

    The Company also generally grants the right to limited telephone support to its retail customers which is generally provided in the first several months after purchase of the software by the customer. The Company accrues the estimated cost of such telephone support at the time the related revenue is recognized.

    PRODUCT DEVELOPMENT COSTS

    Costs relating to the development of the Company's software products which are incurred subsequent to establishing the product's technological feasibility (which has been defined as the time when the Company has a working model of the product), primarily consisting of engineering salaries and related expenses, are capitalized consistent with the principles set forth in the Financial Accounting Standards Board of the United States ("FASB") Statement No. 86. Product development costs are shown net of these capitalized software costs. Capitalization of software costs reduces the product development expense recorded in the current year. Amortization of these costs, which is included in cost of sales, is first recorded when the products are available for general release to customers, and is computed on a product-by-product basis as the greater of: (i) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues for the product; or (ii) the straight-line method over the remaining estimated economic life of the product which until 1994 was estimated by management to be three years. The lives of the Company's word processing products whose general release occurred in 1995 have been estimated by management to be two and a half years; however, the estimated life of the Company's Internet products are and will be significantly shorter.

    The functional currency for the Company is the dollar, which is the currency of the primary economic environment in which the operations of the Company are conducted. The majority of the Company's sales are made outside of Israel in or linked to the dollar, as are a significant portion of the Company's expenses. Transactions and balances originally denominated in dollars are presented at their original amounts. Transactions and balances in other currencies (including
NIS) are remeasured into dollars in accordance with principles set forth in FASB Statement No. 52. Exchange gains and losses arising from remeasurement are reflected in income or expenses, as applicable.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated the percentage of sales represented by certain items reflected in the Company's Consolidated Statements of Operations:

                                                                                                  NINE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                    ----------------------------------------  --------------------------
                                                        1993          1994          1995          1995          1996
                                                    ------------  ------------  ------------  ------------  ------------
Net sales.........................................      100.0%        100.0%        100.0%        100.0%        100.0%
Cost of sales.....................................       46.4          62.4          57.9          62.7         102.4
                                                       ------        ------        ------        ------        ------
Gross profit (loss)...............................       53.6          37.6          42.1          37.3          (2.4)
                                                       ------        ------        ------        ------        ------
Product development costs, net....................       29.7          27.4          21.4          22.8          51.7
Marketing expenses................................       55.2         114.2         116.0          94.6         171.4
General and administrative expenses...............       29.5          57.9          54.4          40.2         105.8
                                                       ------        ------        ------        ------        ------
  Total operating costs and expenses..............      114.4         199.5         191.8         157.6         328.9
                                                       ------        ------        ------        ------        ------
Operating loss....................................      (60.8)%      (161.9)%      (149.7)%      (120.3)%      (331.3)%
                                                       ------        ------        ------        ------        ------
                                                       ------        ------        ------        ------        ------

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1995

    NET SALES. Net sales increased approximately 37% to $4,731,000 in the nine months ended September 30, 1996 from $3,447,000 in the nine months ended September 30, 1995. This increase was due to sales of INTERNET WITH AN ACCENT, which was released late in the fourth quarter of 1995 and ACCENT DUO, the Company's translation product introduced in the fourth quarter of 1995. Sales of INTERNET WITH AN ACCENT and ACCENT DUO accounted for most of the Company's packaged software sales during the nine months ended September 30, 1996. Approximately 27% or $1,260,000 of net sales in the nine months ended September 30, 1996 was attributable to two OEM license agreements, primarily for INTERNET WITH AN ACCENT, which represent revenue commitments as well as potentially providing additional revenue opportunities based on end-user utilization. These OEM sales occurred primarily in the first quarter of 1996. OEM sales accounted for 35% of total revenues for the nine months ended September 30, 1996 and 8% of total revenues for the nine months ended September 30, 1995.

    Net sales decreased approximately 53% to $603,000 in the three months ended September 30, 1996 from $1,296,000 in the three months ended September 30, 1995. The Company's revenues for both the three months ended September 30, 1996 and 1995 were primarily derived from packaged software sales. The decrease in net sales from the three months ended September 30, 1995 to the three months ended September 30, 1996 can be attributed primarily to a reduction in sales of the ACCENT 2.0 word processing line of products (which had been released immediately prior to the earlier period), the elimination of sales to one particular distributor in early 1996 due to a legal dispute with such distributor and a reduction in other sales activity in the retail channel. OEM sales accounted for 18% of total revenues for the three months ended September 30, 1996 and 10% of total revenues for the three months ended September 30, 1995.

    COST OF SALES. Cost of sales increased approximately 124% to $4,845,000 in the nine months ended September 30, 1996 from $2,162,000 in the nine months ended September 30, 1995. This increase is attributable to fixed royalty expenses associated with INTERNET WITH AN ACCENT, various other fixed royalty fees, an increased number of employees and significantly increased amortization of software development costs compared to the nine months ended September 30, 1995.

    PRODUCT DEVELOPMENT COSTS, NET. Product development costs, net increased approximately 212% to $2,448,000 in the nine months ended September 30, 1996 from $785,000 in the nine months ended September 30, 1995. This increase is due primarily to an increase in the number of employees in the engineering department to 70 at September 30, 1996 from 41 at September 30, 1995 and a significant decrease in the percentage of costs capitalized during the nine months ended September 30, 1996 as compared to the nine months ended September 30, 1995. Also included in product development cost are the expenses related to development costs incurred by AgentSoft, which approximated $116,000 in the nine months ended September 30, 1996.

    Product development costs, net increased approximately 137% to $979,000 in the three months ended September 30, 1996 from $413,000 in the three months ended September 30, 1995. This increase is due primarily to an increase in the number of employees in the engineering department to 70 at September 30, 1996 from 41 at September 30, 1995 and a significant decrease in the percentage of costs capitalized during the three months ended September 30, 1996 as compared to the three months ended September 30, 1995. Also included in product development costs are the expenses related to development costs incurred by AgentSoft which approximated $75,000 in the three months ended September 30, 1996.

    MARKETING EXPENSES. Marketing expenses increased approximately 149% to $8,109,000 in the nine months ended September 30, 1996 from $3,261,000 in the nine months ended September 30, 1995. The increase in marketing expenses is principally attributable to increased expenditures for advertising, public relations and trade shows. The significant increase in advertising and public relations expenditures reflects the Company's efforts to increase brand recognition of Accent's products internationally and its launch of INTERNET WITH AN ACCENT. A significant portion of the increase in marketing expenses resulted from expanded activities of Accent Worldwide, the Company's U.S. sales and marketing subsidiary. In addition, the Company significantly increased the number of employees in marketing and sales to 31 at September 30, 1996 from 21 at September 30, 1995. The increase in marketing expenditures was also due to higher travel and related costs which resulted from expanded sales and marketing efforts.

    Marketing expenses increased approximately 110% to $1,838,000 in the three months ended September 30, 1996 from $875,000 in the three months ended September 30, 1995. The increase in marketing expenses is attributable in part to an increase in expenditures for advertising and public relations which reflects the Company's efforts to increase brand recognition of Accent's products internationally and the continued expansion of marketing efforts associated with INTERNET WITH AN ACCENT. A significant portion of the increase in marketing expenses resulted from the expanded activities of Accent Worldwide, the Company's U.S. sales and marketing subsidiary. For the Company as a whole, the number of employees in marketing and sales increased to 31 at September 30, 1996 from 21 at September 30, 1995 and the Company contracted with several independent representatives during the three months ended September 30, 1996.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased approximately 261% to $5,007,000 in the nine months ended September 30, 1996 from $1,387,000 in the nine months ended September 30, 1995. This increase was primarily due to an increase in the number of general and administrative employees, as well as an increase in compensation for certain management personnel. General and administrative personnel includes senior executives, finance, legal, human resources and office administration. In addition, the Company experienced delays in the collection of certain customer accounts and recorded a provision for doubtful accounts of approximately $1,176,000 for the nine months ended September 30, 1996.

    FINANCING EXPENSES, NET. Financing expenses, net (consisting of net interest expense net of interest income) decreased 61% to $71,000 in the nine months ended September 30, 1996 from $182,000 in the nine months ended September 30, 1995.

    NET LOSS. As a result of the foregoing, the Company's net loss increased approximately 264% to $15,749,000 in the nine months ended September 30, 1996 from $4,330,000 in the nine months ended September 30, 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

    NET SALES. Net sales increased to $5,135,000 in 1995 from $1,851,000 in 1994. This overall sales increase was primarily attributable to an increase in sales of the Company's multilingual word processing products. INTERNET WITH AN ACCENT, which was released at the end of December 1995, accounted for approximately 5% of revenues in 1995. The Company released several new versions of existing word processing products and several new products during the year including DAGESH2 in January, ACCENT 2.0 in June and ACCENT DUO in October. Revenues derived from sales outside Israel increased from 62% of total revenues in 1994 to 82% of total revenues in 1995. During 1995, total package software sales increased 163% and OEM sales increased 258%.

    COST OF SALES. Cost of sales increased to $2,972,000 in 1995 from $1,155,000 in 1994. This increase was a result of increased sales volume. As a percentage of sales, cost of sales decreased to 57.9% in 1995 from 62.4% in 1994. In 1995, the Company commenced selling Accent products in CD-ROM format. Production costs of Accent products in CD-ROM format are significantly lower than those associated with the production of such products in diskette format. The Company expects cost of sales as a percentage of sales to continue to decrease during 1996 and in the future as a result of increases in OEM sales, the growth in electronic distribution, decreases in production costs due to increases in unit volume and lower production costs related to manufacturing more of its production in CD-ROM format. There can be no assurance, however, that production costs will decline in the future either in the aggregate or as a percentage of revenues.

    PRODUCT DEVELOPMENT COSTS, NET. Product development costs, net increased to $1,097,000 in 1995 from $507,000 in 1994. Product development costs, net excluded capitalized amounts of $700,000 and $568,000, respectively. This increase is primarily due to an increase in the number of product development employees to 42 at December 31, 1995 from 30 at December 31, 1994. In addition, a higher percentage of salary costs was capitalized related to software development in 1994 (67%) than in 1995 (48%). During 1994 a higher percentage of personnel resources was devoted to the development of new products. In 1995, a higher percentage of personnel resources was devoted to improving and maintaining products that already were released into the market and whose costs, in accordance with the Company's accounting policies, were not capitalized.

    MARKETING EXPENSES. Marketing expenses increased to $5,955,000 in 1995 from $2,115,000 in 1994. This increase was attributable to significant increases in exhibition, advertising and public relations expenditures. In addition, Accent continued to increase the number of its sales and marketing personnel. At December 31, 1995 and 1994, the Company's Israel-based sales group included 17 and 12 employees, respectively. In addition, the Company opened a sales and marketing office in California during the fourth quarter of 1995, which employed seven people at the end of 1995.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $2,796,000 in 1995 from $1,071,000 in 1994. This increase was primarily due to increases in the number of general and administrative employees, including senior executives, finance, legal, human resources and office administration employees. General and administrative expenses also increased as a result of a higher provision for doubtful accounts which was $722,000 in 1995 compared to $169,000 in 1994. Approximately $380,000 of this increase was due to one customer from whom payments have not been forthcoming and against whom legal action by the Company has been initiated. Despite these increases, general and administrative expenses, as a percentage of sales, decreased to 54% in 1995 from 58% in 1994.

    OTHER INCOME (EXPENSE). Other expense increased to $163,000 in 1995 from $137,000 in 1994. Short-term and long-term bank borrowings increased $2,358,000 at December 31, 1995 from $1,680,000 at December 31, 1994. However, interest expense was offset by interest income earned from August through December 1995. As a result of the initial public offering of Ordinary Shares in July 1995 (the "IPO"), the Company received net proceeds of $9,785,000, of which $1,500,000 was immediately used to pay short-term borrowings incurred in connection with the Company's Private Placement (as defined below) and approximately $1,000,000 was used to repay certain payables and other short-term liabilities. As a result of the exercise of the redeemable warrants issued in the IPO and certain other outstanding warrants, the Company received net proceeds during the fourth quarter of 1995 of $8,160,000. The Company's cash and cash equivalents at the end of 1995 were $9,633,000.

    Additionally, in 1994 the NIS was devalued by 1% against the dollar from NIS
2.986 to NIS 3.018, while in 1995 the NIS was devalued by 4% to NIS 3.135. A devaluation of the NIS against the dollar reduces the Company's financing expense by reducing the amount of the Company's net NIS-linked liabilities in dollar terms. Because of the smaller devaluation in 1994 and the overall lower level of dollar based liabilities in 1994, the relative reduction of NIS-linked liabilities was greater in 1995 than in 1994.

    NET LOSS. As a result of the foregoing, the Company's net loss during the year increased to $7,848,000 in 1995 from $3,134,000 in 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993

    NET SALES. Net sales increased to $1,851,000 in 1994 compared to $1,220,000 in 1993. This increase was primarily attributable to sales of the Accent line of multilingual word processors, which was released in January 1994. Sales of the Accent product line totalled $1,058,000 in 1994. Of this amount, $237,000 resulted from a single sale to Computime Ausweissysteme GmbH in Germany. During the same period, sales of the DAGESH product line decreased to $455,000 in 1994 compared to $735,000 in 1993 prior to the release of the Company's DAGESH2 product in January 1995. Sales of Corel products distributed by the Company decreased slightly to $265,000 in 1994, compared to $282,000 in 1993. Revenues derived from sales made outside of Israel increased to 62% of total revenues in 1994, compared to 25% of total revenues in 1993.

    COST OF SALES. Cost of sales increased to $1,155,000 in 1994 as compared to $566,000 in 1993. This increase is primarily attributable to the 52% increase in sales between the comparable periods. In addition, the Company incurred cost increases in production, printing and shipping costs related to the manufacturing of Accent products outside of Israel and the shipping of products worldwide.

    PRODUCT DEVELOPMENT COSTS, NET. Product development costs, net increased to $507,000 in 1994 from $363,000 in 1993, net of capitalized amount of $568,000 and $339,000, respectively. This increase was primarily due to an increase in non-capitalized salaries and related expenses to $286,000 in 1994 as compared to $196,000 in 1993 resulting from the addition of 12 new employees in 1994. Approximately 35% of the total of such employees' salaries and related costs in both periods were expensed. The remaining increase was attributable to an increase in the Company's usage of translation and professional services.

    MARKETING EXPENSES. Marketing expenses increased to $2,115,000 in 1994 as compared to $673,000 in 1993. As a percentage of sales, marketing expenses increased to 114.2% in 1994 from 55.2% in 1993. This increase was attributable in part to an increase in exhibition-related costs to $851,000 in 1994 from $266,000 in 1993. Increased marketing expenses were also attributable to the introduction of the Company's Accent product line to the retail distribution channel in major markets worldwide. Marketing and sales department salaries increased to $476,000 in 1994 as compared to $182,000 in 1993, and advertising costs increased to $498,000 in 1994 from $147,000 in 1993.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $1,071,000 in 1994 as compared to $360,000 in 1993. Salary and professional fees increased to $603,000 in 1994, compared to $242,000 in 1993 as a result of the retention of additional employees and consultants. Provision for doubtful accounts increased to $169,000 in 1994 from $9,000 in 1993, as a result of increased sales, particularly in markets outside of Israel. In addition, the costs of outside legal and accounting services increased $100,000 in 1994. General and administrative expenses, as a percentage of sales, increased to 57.9% in 1994, compared to 29.5% in 1993.

    OTHER INCOME (EXPENSE). Other expenses amounted to $137,000 in 1994, compared with financing income of $7,000 in 1993. This change resulted from the significant increase in short-term bank credit and government-guaranteed bank loans that were used to finance most aspects of the Company's operations in 1994. Additionally, in 1993 the NIS was devalued by 8% against the dollar from NIS 2.764 to NIS 2.986, while in 1994 the NIS was devalued by only 1% to NIS
3.018. A devaluation of the NIS against the dollar reduces the Company's financing expense by reducing the amount of the Company's net NIS-linked liabilities in dollar terms. However, because of the greater devaluation in 1993, the relative reduction of NIS-linked liabilities was smaller in 1994 than in 1993.

    NET LOSS. As a result of the foregoing, the Company's net loss increased from $735,000 in 1993 to $3,134,000 in 1994.

LIQUIDITY AND CAPITAL RESOURCES

    Future sales of the Company's products and proposed products will depend principally on customer demand for multilingual software programs, multilingual Internet products and products utilizing intelligent agent technology. The computer industry has historically been volatile and, as is typically the case with newly-introduced products, the ultimate level of demand for the Company's products is subject to a high degree of uncertainty. Developing market acceptance, particularly worldwide, for the Company's existing and proposed products has required substantial marketing efforts and the expenditure of a significant amount of funds to inform customers of the perceived benefits and cost advantages of the Company's products. The Company intends to focus its marketing efforts in the future more narrowly so as to achieve greater sales to users of the Company's products.

    Consistent with industry practices, the Company may accept product returns or provide other credits in the event that a distributor or retailer holds excess inventory of the Company's products. The Company's sales are made on credit terms which vary significantly depending on the nature of the sale and size of the customer. In addition, the Company does not hold collateral to secure payment from its distributors and retailers. Therefore, defaults in payment by several of the Company's distributors or retailers have adversely affected, and in the future could adversely affect, the Company's business, results of operations and financial condition. The Company believes it has established sufficient reserves to accurately reflect the amount or likelihood of product returns or credits and uncollectible receivables. However, there can be no assurance that actual returns or uncollected accounts receivable beyond the reserves established would not have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Product Returns; Collection of Accounts Receivable; Consignment Arrangements."

    In addition, and also consistent with industry practice for packaged software companies which are establishing their distribution channel, the Company will, when appropriate, be transferring product through the distribution channel on a consignment basis. In the nine months ended September 30, 1996, significant shipments were made on that basis, resulting in higher inventory balances and working capital requirements. There can be no assurance that such inventory consignment will result in additional sales for the Company, or that such inventory consignment will not result in excess inventory or continued increased working capital requirements for the Company. See "Risk Factors--Product Returns; Collection of Accounts Receivable; Consignment Arrangements."

    The Company's operating activities used cash of $301,000, $2,622,000, $8,733,000 and $10,907,000 for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996, respectively. The Company's investing activities used cash of $528,000, $949,000, $1,435,000 and $1,016,000 for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996, respectively. Financing activities provided $829,000, $3,649,000, $19,723,000 and $2,697,000 for the years ended December 31, 1993,
1994 and 1995 and for the nine months ended September 30, 1996, respectively.

    In January 1995, the Company obtained short-term bank loans amounting to $665,000 for general working capital purposes. Such loans were repaid in May 1995 from the proceeds of the Private Placement (as defined below). In April 1995, the Company borrowed $1,000,000 from certain persons, including certain shareholders, which borrowings were converted into units that were issued in the Private Placement. To date, the Company's capital requirements in connection with its development and marketing activities have been and will continue to be significant. Since its inception, the Company has financed its operations primarily through net proceeds from sales of equity securities, bank and other credit facilities, various government guaranteed long-term loans under the Approved Enterprise Program which is administered by the Israel Investment Center, revenues from sales of its word processing and Internet software and loans from certain affiliated parties. In addition, the Company utilized certain of the proceeds of the IPO to bring creditors current in the amount owed to them.

    In May 1995, the Company received net proceeds of $2,600,000 from a private placement (the "Private Placement") of units consisting of Ordinary Shares, warrants to purchase Ordinary Shares and an unsecured promissory note. Accent received net proceeds of $9,785,000 from the IPO of Ordinary Shares and warrants to purchase Ordinary Shares (the "IPO Warrants") in July 1995. The Company called the IPO Warrants for redemption in November 1995, as a result of which substantially all of the IPO Warrants were exercised, raising proceeds to the Company of $8,160,000.

    From August 1996 to November 1996, the Company borrowed an aggregate of $1,500,000 from IMR, consisting of (i) a $425,000 loan at 12% made in August 1996 and (ii) $1,075,000 in loans at 10% made in October and November 1996. In connection therewith, IMR was issued warrants to purchase 180,000 Ordinary Shares (the "IMR Warrants"). IMR Investments has agreed to purchase 176,470 Units being offered hereby. The Company intends to repay the $1,500,000 loan out of the net proceeds of the Offering.

    Long term bank loans received as part of the Approved Enterprise Program totaled $3.9 million as of September 30, 1996, an increase from the $2.4 million outstanding at December 31, 1995. The Law for the Encouragement of Capital Investments, 1959 provides that capital investment in certain production facilities (or other eligible assets) may, upon application to the Israel Investment Center which administers the program, be designated as an "Approved Enterprise." Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or other asset. To date, the Company has received guaranteed loans of approximately $4.1 million under the Approved Enterprise Program and is not eligible to receive any additional loans thereunder. The Company must continue to comply with the various conditions of each respective approved program, including compliance with minimum investment levels and the achievement of certain levels of sales. The Company believes it is in compliance with, and will continue to comply with, these conditions, however, there can be no assurance that this will continue to occur.

    Significant increases in sales are essential to the Company's future. The Company is not generating sufficient revenues from its operations to fund its activities. Working capital decreased from a surplus of $10,329,000 on December 31, 1995 to a deficit of $4,356,000 on September 30, 1996 due to the Company's continuing operating losses, working capital needs and capital spending. Sales activities at the retail customer level and subsequent cash collections from the Company's customers have been significantly slower than originally anticipated. In addition, due to the nature of sales terms with several large distributors, shipments to certain customers represent consignment sales. Accordingly, as of September 30, 1996, the Company has large balances in receivables and inventory as it continues to establish its position in the marketplace. The Company is dependent on remaining cash and cash equivalents, the timely collection of receivables and obtaining additional financing either through new borrowings or the sale of equity in order to fund its current obligations and continue the development of its technology and the marketing of its products. In addition, the report of the Company's independent public accountants contains an explanatory paragraph as to the Company's ability to continue as a going concern. See the Company's Consolidated Financial Statements.

    The Company anticipates, based on its currently-proposed plans and assumptions relating to its operations, that the proceeds of the Offering, together with projected cash flow from operations, will be sufficient to satisfy its contemplated cash requirements for at least 12 months following the consummation of the Offering. Thereafter, the Company will need to raise additional funds. The Company may need to raise additional funds sooner due to technical difficulties or problems, in order to fund more rapid expansion, to develop new or enhanced services or products, or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the Company's shareholders may experience dilution. There can be no assurance, however, that additional financing will be available, if necessary, to the Company on commercially-reasonable terms or at all. The Company has no current arrangements with respect to, or sources of, additional financing. The inability to obtain additional financing, when needed, would have a material adverse effect on the Company including possibly requiring the Company to curtail or cease its operations.

    In October 1996, the Company engaged Merrill Lynch to act as a financial advisor with respect to seeking strategic equity investors, joint venture partners or other persons to invest in the Company. There can be no assurance that the Company will be successful in attracting any strategic investor or in engaging in any joint venture or other similar transaction.

IMPACT OF INFLATION AND CURRENCY FLUCTUATIONS

    The dollar cost of the Company's operations in Israel is influenced by the extent to which any increase in the rate of inflation in Israel over the rate of inflation in the United States is offset by the devaluation of the NIS in relation to the dollar. Inflation in Israel will have a negative effect on the profitability to the Company of contracts under which the Company is to receive payment in dollars or other foreign currencies while incurring expenses in NIS linked to the Israeli CPI, unless such inflation is offset by a devaluation of the NIS. Inflation in Israel and currency fluctuations will also have a negative effect on the profitability to the Company of fixed price contracts under which the Company is to receive payment in NIS.

    A devaluation of the NIS in relation to the dollar will have the effect of decreasing the dollar value of any asset of the Company that consists of NIS or receivables payable in NIS (unless such receivables are linked to the dollar). Such a devaluation would also have the effect of reducing the dollar amount of liabilities of the Company that are payable in NIS (unless such payables are linked to the dollar). Conversely, any increase in the value of the NIS in relation to the dollar will have the effect of increasing the dollar value of any unlinked NIS assets of the Company and the dollar amounts of any unlinked NIS liabilities of the Company.

    Because exchange rates between the NIS and the other currencies in which the Company conducts its business, including the dollar, fluctuate continuously (albeit with a historically declining trend in the value of the NIS), exchange rate fluctuation, and especially larger periodic devaluations, have an impact on the Company's profitability and period-to-period comparisons of the Company's results. Such impact is recorded in the company's financial statements as financial income/expense. Favorable exchange rates will tend to increase reported financial income and unfavorable exchange rates will tend to reduce reported income. To date, the Company has not engaged in currency-hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on the Company's results of operations.

EFFECTIVE CORPORATE TAX RATE

    Virtually all of the Company's facilities and investment programs have been granted "Approved Enterprise" status under the Law for Encouragement of Capital Investments, 1959. Under the Approved Enterprise program, the Company is entitled to reductions in the tax rate normally applicable to Israeli companies with respect to income generated from Approved Enterprise investments. The Company has derived, and expects to continue to derive, a substantial portion of its income from Approved Enterprise investments. The Company is entitled to a ten-year tax exemption commencing in the first year in which taxable income is earned, subject to certain time restrictions, the benefit period for which has not yet commenced. In addition, the Company has net operating loss carryforwards that it intends to utilize to reduce its future income tax liability. See "Taxation and Foreign Exchange Regulation."

                                    BUSINESS

OVERVIEW

    Accent develops, markets and supports multilingual Internet publishing, browsing, e-mail and productivity software. Accent's products address the growing need for organizations and individuals to view, create, edit and exchange information in languages other than English and in multiple languages. WEBTAMER, a soon-to-be-released suite of Internet user productivity tools and the first Accent product utilizing intelligent agent technology, is targeted beyond multilingual and non-English speaking Internet users to the broader market for Internet software applications. Accent's INTERNET WITH AN ACCENT, a leading multilingual suite of Internet tools in terms of functionality and number of languages served, enables users to browse the Web, author Web pages and send and receive multilingual e-mail in more than 30 languages. Accent is also a leading developer and supplier of multilingual word processing software. Accent's Internet and word processing software is marketed directly by the Company and through distributors in more than 30 countries worldwide including, in the Americas, through Accent Worldwide, the Company's U.S. sales and marketing subsidiary, and in Europe, through Accent Europe.

    Through the introduction of WEBTAMER, Accent is seeking to establish itself as a leading participant in the emerging market for Internet software based on intelligent agent technology. Intelligent agents are electronic assistants that will help automate the Internet by performing complex, repetitive or time-consuming operations. Accent is also seeking to strengthen its position as a leading provider of multilingual Internet and word processing applications and development tools. To achieve these objectives, Accent's business strategy is to
(i) emphasize intelligent agent and software globalization technologies; (ii) leverage its experience in multilingual software development; (iii) add new technologies, including intelligent agents, to its core technology platforms;
(iv) increase market share for the Company's products; (v) develop strategic relationships with leading industry participants; and (vi) leverage its investments in distribution networks.

    As the Internet continues to grow in terms of the number of users, geographic diversity and breadth of information, Accent management believes that demand for software applications in the areas of information access and management, electronic commerce and work-flow management and systems and network management will increase significantly. Accent management believes that many of these software applications will be based on intelligent agent technology. In order to capitalize on the expected growth of this market and to broaden its Internet product line beyond multilingual-based software, in February 1996 Accent established AgentSoft, which is dedicated to the development of intelligent agent-based technology and applications for the Internet and enterprise Intranet.

    Accent has used its multilingual software globalization technology as a platform to launch several multilingual Internet products addressing the needs of its target users. By offering an expanded line of multilingual Internet user applications and development tools, Accent will seek to secure a position as the multilingual solution of choice among Internet users, enabling Accent to capitalize on the growth and increased internationalization of the Internet. In December 1995, Accent introduced INTERNET WITH AN ACCENT, which enables users to browse the Web in a wide variety of languages and alphabets independent of the local language version of the Windows operating system and that contains Web authoring tools and e-mail with broad multilingual capabilities. Accent has begun to broaden its Internet product line through the release in June 1996 of NAVIGATE WITH AN ACCENT, a multilingual browser plug-in for Netscape Navigator. In early 1997, Accent plans to release a Pacific Rim version of INTERNET WITH AN ACCENT, supporting the Chinese, Japanese, Korean and Thai languages, ACCENT WEB PUBLISHER PRO, a Web authoring tool designed for corporate users, and the ACCENT GLOBAL DEVELOPMENT KIT, a set of standards and tools that will enable the globalization of any Windows software application.

INDUSTRY BACKGROUND

    INTERNET

    The Internet is a global collection of computer networks that links thousands of public and private computer networks and millions of public and private computers around the world. Developed in 1969, the Internet acts as a "network of networks," allowing computers connected to the Internet to communicate with each other using the Internet Protocol (TCP/IP). The Internet has historically been used primarily by academic institutions and government agencies to exchange information via electronic mail. Recently, the Internet has experienced rapid growth in use and increased internationalization as a result of, among other things, the growth in the number of commercial hosts, the expanded breadth of information content, an increase in the installed base of personal computers, improvements in telecommunications infrastructure supporting Internet use and technological advances such as improved graphical user interfaces, all of which make the Internet more useful and easier to use.

    Various industry sources estimate that the Internet had 56 million users at the end of 1995 and that the number of Internet users could grow to between 200 million and one billion by the year 2000. International Data Corporation estimated that in 1995 approximately 22% of Internet users were located outside the United States and forecasted that non-U.S. Internet users will grow from 1995-1999 at a compound annual growth rate of 65% versus 25% for U.S. Internet users. The Company believes that a significant portion of the increased growth in Internet use will be driven by users who prefer or need to use languages other than English and by users who need to communicate in more than one language.

    WORLD WIDE WEB

    The Web, a client/server network of hyperlinked multimedia databases, was introduced in 1992. The Web enables users to find, retrieve and link information on the Internet in a consistent way that makes the underlying complexities transparent to the user. Electronic documents are published on Web servers in a common format described by the Hypertext Markup Language ("HTML"). The Web can be easily accessed using client software known as Web browsers that use a standard protocol called Hypertext Transfer Protocol ("HTTP"). The Web allows users to offer and retrieve textual, graphical and other information.

    INTRANET

    The technology and protocols that led to the development and rapid growth of the Internet and the Web have been applied to expand the use of private data networks through the development of Intranets. In many instances, the same software applications in use on the Internet can be applied to Intranets thereby broadening the market for such Internet software applications.

THE ACCENT SOFTWARE STRATEGY

    Accent's business objective is to establish itself as a leading participant in the emerging market for Internet software based on intelligent agent technology, while strengthening its position as a leading provider of multilingual Internet and word processing applications and development tools. To achieve these objectives, Accent's business strategy is to:

    -EMPHASIZE INTELLIGENT AGENT AND SOFTWARE GLOBALIZATION TECHNOLOGIES.  The
     Company intends to emphasize continued development of its state-of-the-art intelligent agent and software globalization technologies, which management anticipates will lead to the development of new products and product extensions, particularly for the Internet and Intranets. Examples of such products are the Company's soon-to-be-released WEBTAMER product, the first in a proposed line of Internet user productivity tools, and its NAVIGATE WITH AN ACCENT multilingual browsing plug-in for Netscape Navigator which applies the globalization technology to browsing on the World Wide Web.

    -LEVERAGE ITS EXPERIENCE IN MULTILINGUAL SOFTWARE DEVELOPMENT. Accent believes it is positioned to capitalize on the opportunities for multilingual Internet and word processing applications and development tools due to its experience in multilingual software development. The Company has been developing multilingual software development since 1988. In 1991 it collaborated with Microsoft to develop the bi-directional Hebrew and Arabic versions of the Windows operating system. Through the development of its word processing and Internet products during the past five years, the Company has acquired significant experience in designing software to meet the requirements of multilingual users. The Company is leveraging its experience to develop ACCENT GLOBAL DEVELOPMENT KIT, a set of standards and tools that will enable the globalization of any Windows software application utilizing the Company's multilingual technology.

    -ADD NEW TECHNOLOGIES, INCLUDING INTELLIGENT AGENTS, TO ITS CORE TECHNOLOGY
     PLATFORMS. Accent believes the development of the Internet will create opportunities for the introduction of new products incorporating intelligent agents and other new technologies. In order to capitalize on the expected future growth of this market segment and to broaden its Internet product line beyond multilingual based software, Accent established AgentSoft, a majority-owned subsidiary dedicated to the development of intelligent agent based software applications for the Internet in February 1996. AgentSoft's development program is headed by a team of three leading experts in distributed artificial intelligence technology research. AgentSoft's intelligent agent technology will be included, for the first time, in Accent's soon-to-be-released WEBTAMER line of Internet user productivity tools. Through AgentSoft, Accent has access to artificial intelligence experts with experience in the development of commercial software. Accent expects that AgentSoft will provide it with competitive advantages in new product development and product enhancement, as well as time-to-market advantages for intelligent agent based Internet software. In the future, the Company intends to develop intelligent document technology which it expects to use in text handling products to undertake tasks such as automated indexing, abstraction, editing, rewriting and translating.

    -
     INCREASE MARKET SHARE FOR THE COMPANY'S PRODUCTS. Accent intends to capitalize on its development of state-of-the-art technologies by introducing end-user and software developer products and product enhancements targeted to the Company's key market segments: retail, corporate, academic, government, system/developer and system integrator purchasers. The Company intends to increase the market share of its existing and newly-developed products by focusing its efforts on market segments well suited for the Company's products. The Company will likely offer certain versions of its products over the Internet at no cost or at reduced prices in order to generate additional demand and market acceptance of such products. In the future, the Company's marketing expenditures will be more narrowly targeted to each of the market segments listed above.

    -
     DEVELOP STRATEGIC RELATIONSHIPS WITH LEADING INDUSTRY PARTICIPANTS. As a leading supplier of multilingual Internet development tools and multilingual software solution applications software for the Internet, Accent is positioned to enter into strategic alliances with leading industry participants. Accent believes such alliances, which may include joint marketing and sales and joint product and technology development efforts, will become increasingly important as the Internet continues to grow. Accent pursues strategic relationships with leading industry participants and, in addition to its collaboration with Microsoft in 1991, is a member of Netscape's Development Partners Program, which has led to the development of NAVIGATE WITH AN ACCENT, its browser plug-in that adds multilingual capability to Netscape Navigator. Accent is also an associate member of the Unicode Consortium, an industry-wide collaborative effort to establish universal language coding standards. In October 1996, the Company engaged Merrill Lynch to act as a financial advisor with respect to seeking strategic equity investors, joint venture partners or other persons to invest in the Company. See "Recent Developments."

    -
     LEVERAGE ITS INVESTMENT IN DISTRIBUTION NETWORKS. Accent has made significant investments in establishing a multi-channel distribution network encompassing major computer software distributors, retailers, OEMs and ISPs. Accent's distribution channels include leading distributors in each of its largest markets, such as Ingram Micro and Tech Data in the U.S., Ingram Micro in Germany and GEM in the United Kingdom. Accent is also expanding its ability to distribute its products electronically over the Internet. Accent intends to leverage its existing distribution network to develop new channels such as key corporate accounts while marketing new products and product enhancements through its established channels.

THE ACCENT INTERNET SOLUTION

    INTERNET PRODUCTIVITY TOOLS

    The Company's soon-to-be-released WEBTAMER suite of Internet productivity tools will contain, state-of-the-art, innovative Internet productivity tools which will speed the use of the Internet. WEBTAMER will be the first product to feature Java-based proprietary intelligent agent technology developed by AgentSoft. WEBTAMER will enable users to save time by automating much of what Internet users do on the Web.

WEBTAMER has a unified interface to a collection of utilities, including intelligent agents, that make Web browsing and searching easier, quicker and more enjoyable. WEBTAMER also offers an extensible architecture, to which new agents and plug-ins can be easily added. With Accent's Internet Request Time Compression technology, WEBTAMER will let users access pages on the Web faster than ever before.

    WEBTAMER will also contain Internet productivity tools to perform such important activities as off-line browsing, single-click page saving, and meta-search across multiple search engines. Accent's soon-to-be-released WEBTAMER for Netscape Navigator is expected to be followed by WEBTAMER for Microsoft Internet Explorer. WEBTAMER will also be made available as an OEM product for preloading and bundling as well as for licensing for corporate use.

    WEBTAMER is expected to offer the following productivity-enhancing utilities:

    -AGENTSOFT LIVEAGENT--a patent-pending technology lets a user create personalized intelligent agents in Java to automate whatever the user would do in a browsing session.

    -AGENTSOFT SEARCHAGENT--activates multiple Internet search engines simultaneously and combines results in one report-filtered to user needs, graded for relevance, with duplicates removed.

    -SPEED BROWSE--with Accent's patent-pending Internet Request Time
     Compression technology, the user can mark interesting links, and WEBTAMER will automatically download those pages in the background, waiting and ready for the user to read them.

    -SCHEDULED OFFLINE BROWSING--reduces waiting time and connection costs by automatically delivering Web pages, according to the user's requests.

    -SITE CHANGE NOTIFIER--notifies the user when a favorite Web site changes.

    -SITE SAVER--saves entire Web pages, including embedded graphics, in one simple step.

    -WEBFILER--saves and organizes Web content locally on hard drive, with full retrieval--includes built-in search engine.

    -TOTAL RECALL--advanced history list offers one-click path to any Web site visited, even in prior browsing sessions.

    MULTILINGUAL INTERNET PRODUCTS

    The Internet was originally developed in the United States. Consequently, nearly all Internet services, software and content are in English. Prior attempts to serve the needs of non-English speaking users or users that require multilingual Internet solutions have traditionally been addressed by developing a solution in English and then producing separate versions of the solution in other languages. This localization approach restricts the portability of single language solutions because the user is generally required to use a specific language version of Windows. The Accent solution, INTERNET WITH AN ACCENT, provides a single globalized approach focused on the needs of Internet users who seek to access the Internet in languages other than English or in more than one language by providing a comprehensive and multilingual solution to working with Internet content. INTERNET WITH AN ACCENT provides Internet users with full functionality in more than 30 languages, including bi-directional languages such as Arabic and Hebrew, independent of the local language version of the Windows operating system. The INTERNET WITH AN ACCENT suite includes the following applications:

    -
    NAVIGATE WITH AN ACCENT enables a user to browse pages on the Web that have been published in any of more than 30 languages and ten alphabets. NAVIGATE WITH AN ACCENT is capable of displaying Unicode and substantially all other encodings used on the Internet today and provides user interfaces in more than 20 languages. NAVIGATE WITH AN ACCENT can detect a character set (alphabet and accented characters) of an appropriately configured Web site and automatically switch to the correct one. NAVIGATE WITH AN ACCENT is a multilingual plug-in for Netscape Navigator based on the Spyglass Mosaic Browser, which is licensed by Accent. For those users of INTERNET WITH AN ACCENT who do not use Netscape Navigator as their primary browser, Accent provides ACCENT MULTILINGUAL MOSAIC which serves as a stand-alone browser with all the functionality of NAVIGATE WITH AN ACCENT.

    -ACCENT MULTILINGUAL PUBLISHER enables users to create Web pages in more than 30 languages. Based on Accent's WYSIWYG (What You See Is What You Get) word processing technology, the ACCENT MULTILINGUAL PUBLISHER enables creation of Web pages in seven alphabets in the same documents (with Asian language capabilities to be added to the Pacific Rim version scheduled for release later this year). Accent's multilingual HTML offers a user-friendly solution to producing multilingual Web pages without requiring users to obtain language-specific operating systems or keyboards. This authoring tool also allows creators of Web sites to program options into their pages allowing users to view these sites in the language of their choice.

    -
    ACCENT MULTILINGUAL MAILPAD is an e-mail add on that enables users to send and receive e-mail in more than 30 languages under any language version of Windows. It allows users to send electronic messages in any of the languages supported by ACCENT MULTILINGUAL MAILPAD and allows users to send messages containing multiple languages and alphabets. For instance, a user can send a message with Greek, Spanish and Arabic text in the same message even though the three languages have different alphabets and despite the fact that Arabic is written predominantly right-to-left and Greek and Spanish left-to-right. ACCENT MULTILINGUAL MAILPAD enables users to create a message in English or any of the 30 other languages and send it seamlessly by clicking on the "Send Mail" icon on the tool bar. INTERNET WITH AN ACCENT includes the Pronto e-mail client, licensed from CommTouch Software, Inc. and also works with any MAPI-compliant e-mail package such as Microsoft Exchange or Group Wise.

    -
    ACCENT MULTILINGUAL VIEWER enables users to view content and e-mail in any combination of the languages supported. Accent has created a viewer program that works with mainstream browsers as a helper application to enable viewing of multilingual content, whether originating from an Accent word processor, from ACCENT MULTILINGUAL PUBLISHER or from ACCENT MULTILINGUAL MAILPAD. ACCENT'S MULTILINGUAL VIEWER supports advanced formatting, such as columns and tables, and also displays multiple documents simultaneously and in several different zoom modes. The ACCENT MULTILINGUAL VIEWER is supplied both in the INTERNET WITH AN ACCENT suite and is available for downloading at no cost from Accent's Web site. ACCENT MULTILINGUAL VIEWER is also available as part of NAVIGATE WITH AN ACCENT, the Company's plug-in for Netscape Navigator.

    Accent intends to broaden its Internet product line through the introduction of several new products in early 1997, including the release of a Pacific Rim version of INTERNET WITH AN ACCENT (supporting the Chinese, Japanese, Korean and Thai languages), ACCENT WEB PUBLISHER PRO, a Web authoring tool designed for corporate users.

THE ACCENT WORD PROCESSING SOLUTION

    Accent is a leading supplier of multilingual word processing software. Accent's word processing products are multilingual on three different levels:
(i) user interfaces; (ii) working languages and keyboards for input; and (iii) utilities. Users of Accent's word processing software can, at the click of a mouse button, quickly and easily change the user interface language to match their preference. In addition, the user interface language need not be the same as that used for word processing.

    Accent's multilingual word processing software enables users to input text in over 30 languages utilizing seven alphabets without changing the user's basic keyboard hardware. Users can choose from more than 50 different keyboard layouts, with characters specific to the language chosen. Accent's word processing software allows users to choose and mix languages (including bi-directional languages) on the same page or even in the same sentence, while the choice of a keyboard for a particular language is entirely independent of the user interface language. Accent also offers a set of comprehensive utilities as part of its word processing software, such as a spell checker, thesaurus, single-word spot translation, document translation and hyphenation programs, in a variety of the languages that automatically adjust to the language of the text.

    THE ACCENT PRODUCT LINE. The Accent Product line features ACCENT PROFESSIONAL, the Company's most comprehensive multilingual word processing product, providing word processing functionality and language utilities for a broad range of languages, including, among others, the five major European languages (English, French, German, Italian and Spanish) and Russian. ACCENT PROFESSIONAL incorporates several add-ins licensed from third parties including additional Bitstream fonts, Delrina's WinFax and the Lotus Organizer. ACCENT SPECIAL EDITION is targeted to users who need advanced word processing functionality and language utilities primarily for the five major European languages plus Portuguese. ACCENT EXPRESS provides basic multilingual word processing functionality, and is positioned as a relatively low priced, mass market software product.

    THE DAGESH PRODUCT LINE. Accent introduced the initial version of DAGESH, its first multilingual word processing product and the predecessor of the Accent products, in Israel in December 1992. DAGESH, like ACCENT 2.0, is bi-directional and allows users to enter text in Hebrew, English, Russian and selected European languages.

    THE ACCENT DUO PRODUCT LINE. The Company's ACCENT DUO line of word processors integrates the Language Assistant Series products licensed from Globalink Inc. ("Globalink"). The Language Assistant Series products are full-sentence, natural language translation programs which use machine translation technology to translate text from one language to another. Because human language is complex, the translation results will vary depending on the source text for each translation. The draft translations produced by the ACCENT DUO Products with Language Assistant enable a user to handle day-to-day communications in foreign languages quickly, inexpensively and easily. The draft translations may also be edited using the tools provided by Accent's Multilingual word processor. The ACCENT DUO product line consists of Language Assistant products with translation capabilities for English-French, English-German, English-Italian and English-Spanish.

DISTRIBUTION AND MARKETING

    The Company's principal target markets segments are retail, corporate, academic, government system developers and systems integrators. To reach these target markets, the Company relies on a variety of distribution channels, including retail, OEMs, ISPs and direct sales. The Company's principal markets are in the United States, Canada and Europe. Additionally, the Company believes that the Pacific Rim market will become increasingly important in the future, although only limited sales have been made to date in such market.

    RETAIL SALES. Accent has developed a multi-level retail distribution structure in each of its major geographic markets, including distributors, dealers and chain stores. The Company generally sells its products directly to large distributors who, in turn, sell to smaller dealers or directly to retailers. Accent currently has distribution agreements with some of the largest distributors in the United States, Europe and Latin America including Ingram Micro, Tech Data, Computer 2000 and Merisel, and its products are sold by major software retailers including CompUSA, Computer City, Software Etc., Karstadt (Germany) and Interdiscount (France).

    On occasion, the Company also sells directly to certain large retailers. In smaller niche geographic markets, the Company may also establish a direct sales channel to dealers. The Company intends to selectively expand its retail distribution network as the Company develops additional marketing programs for its products over the next year.

    OEMS. OEMs consist of hardware manufacturers, system integrators (I.E., VARs) and software publishers. Accent has made OEM sales (either directly or through agents or distributors) to such major manufacturers as IBM, Digital Equipment Corporation, Compaq, Lotus, Packard Bell, AT&T and Creative Labs. The OEM segment purchases large volumes of product or product licenses at relatively low cost to bundle with hardware and/or software prior to end user purchase. OEM sales are typically high volume and are made at relatively high margins because they involve little or no marketing, manufacturing, shipping or product return costs. The Company believes that sales of its low end products through this channel can help increase high end upgrades by quickly increasing market penetration and capturing the attention of people who influence users' purchasing decisions.

    INTERNET SERVICE PROVIDERS. ISPs typically sell end-user and business customers connections to the Internet as well as access to basic Internet services such as the Web and e-mail. ISPs usually offer Internet access software to subscribers. Although the Company is not currently generating significant revenues from ISPs, Accent believes that there are opportunities to increase its revenues from ISPs through the bulk sale of the Company's Internet software, optional software upgrades and payments for each new Internet subscriber introduced to the ISPs by the Company.

    DIRECT SALES. Accent has a sales force of 25 people dedicated to direct sales efforts. Accent's sales force operates from its sales offices in Jerusalem and Newport Beach, California. Accent plans to open a European sales office in London by early 1997. The Company sells direct or through its representatives to OEMs, ISPs and key corporate accounts.

    ALTERNATIVE DISTRIBUTION CHANNELS. Accent believes electronic distribution of its products will become increasingly important with the expected development of Internet-based commerce. The Company is currently exploring electronic distribution and is already distributing beta and time-limited Accent Internet products over the Web, at no cost. In addition, the Company's products are sold through a large number of catalogs, which the Company believes is a cost effective method of advertising, as well as selling, its products.

    MARKETING. The Company has historically utilized a variety of marketing programs to stimulate and build long-term demand for its products, including public relations, advertising, trade shows, direct mail, catalogs and on-going customer communications. Consistent with the Company's revised business plan, Accent's marketing programs will be highly focused toward selling products into specific market segments and ultimately through to the end-user. During fiscal 1997, the Company will undertake programs that are specifically sales oriented rather than image or brand-awareness marketing efforts. Specific programs will be targeted toward the Company's primary revenue sources, retail and OEM, as well as to market segments which management believes have significant potential for use of the Company's current and proposed products, such as corporate, academic, and government.

    The Company intends to de-emphasize lower margin retail sales and increase its proportion of higher margin licensed sales. Marketing programs that provide a favorable return on investment will be continued and/or expanded. Underperforming programs will be modified, replaced, or canceled at an early date. The Company expects to reduce its expenditures on higher cost marketing efforts (I.E., trade shows, general media and trade advertising) and concentrate its marketing expenditures on direct marketing, direct selling, specifically targeted trade advertising, targeted Web advertising and cooperative marketing efforts with the Company's distributors and dealers that target the Company's key market segments.

PRODUCT DEVELOPMENT

    The Company has developed, and will seek to develop or acquire, technology that it believes will give it a competitive advantage, such as its core multilingual technology or intelligent agent technology. Accent's core development team consists of 27 software engineers and 31 other employees engaged in product development and enhancement, quality assurance, product management and translation and documentation activities. In addition, AgentSoft has its own engineering staff, headed by a team of experts in artificial intelligence technology research. Certain non-core technology is licensed by the Company from third parties, enabling the Company to utilize its development personnel and resources more effectively and to reduce product time to market. The Company's expenditures in product development were $702,000 in 1993, $1,075,000 in 1994, $1,797,000 in 1995 and $2,494,000 for the nine months ended
September 30, 1996.

    Accent's strategy for future products is expected to be focused on (i) advanced intelligent agent based products utilizing AgentSoft technology; (ii) additional Internet productivity tools as part of its WEBTAMER product line;
(iii) enhanced text processing and authoring capabilities; (iv) intelligent document based products; and (v) enhanced language utilities such as more advanced translation products.

    The Company's near term product development efforts are focused on the release of new products and product enhancements including its soon-to-be-released WEBTAMER, the first in a line of Internet user productivity tools, enhancements to its INTERNET WITH AN ACCENT suite including the addition of Asian language capabilities in the Pacific Rim version, ACCENT WEB PUBLISHER PRO and its ACCENT GLOBAL DEVELOPMENT KIT, a set of standards and tools that will enable the globalization of any Windows software application. The Company's long term development efforts also will focus on the development of additional Internet productivity tools as part of its soon-to-be-released WEBTAMER product line, multilingual site management tools for the Web, enhanced text processing and authoring capabilities and enhanced language utilities, including more advanced translation products.

    The Company believes that the development of intelligent agent technology will position it to more fully exploit the commercial potential of the Internet and Intranets. Intelligent agents are electronic assistants, programs that undertake tasks that would normally be carried out manually. Agents can either be anchored, residing on an individual user's machine or can be mobile, capable of moving from machine to machine. Agents can also be either client or server based. With the rapid growth of the Internet and Intranets, the Company believes that applications for electronic agents are beginning to reach their commercial potential. For example, the Company believes significant opportunities may exist for the application of intelligent agents in areas such as network user productivity enhancement, workflow and coordination, scheduling and electronic commerce.

    The Company expects that both it and AgentSoft will develop intelligent document processing technology that the Company will use in products applying artificial intelligence concepts to document processing and other applications. Currently available word processing programs merely reformat the characters on a page, whereas intelligent document processing technology enables the content of a document to be analyzed, allowing the application to undertake tasks such as automated indexing, abstracting, editing, rewriting and translating.

    From time to time the Company has experienced delays in introducing new products and product enhancements and there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products or product enhancements. In addition, there can be no assurance that such new products or product enhancements will meet the requirements of the marketplace and achieve market acceptance. Any such failure could have a material adverse effect on the Company's business, operating results or financial condition. See "Risk Factors -- Uncertainty of Product and Technology Development."

    Certain of the Company's technology was developed with the assistance of research grants received from the Office of the Chief Scientist of the Ministry of Industry and Trade of the Government of Israel (the "OCS") pursuant to the Law for the Encouragement of Industrial Research and Development, 1984 (the "Research Law"). No OCS funding has been received since 1993. See "Taxation and Foreign Exchange Regulation--Law for the Encouragement of Capital Investments, 1959--Other Benefits."

COMPETITION

    INTELLIGENT AGENT PRODUCTS

    The Company has identified competing activities in agent development environments and agent applications. Most prominent among these potential competitors are the providers of templates and infrastructures for the development of agents and agent applications. Existing or potential future competitors include: General Magic's Tabriz AgentWare and Tabriz Agent Tools--Tabriz AgentWare, AutoNomy--AutoNomy Corporation in conjunction with Cambridge Neurodynamics, Bits & Pixels's Java Intelligent Agent Library, IBM's AgentBuilder, and CyberAgent Technology by FTP Software, Inc.

    The agent application providers are another source of competition. The majority of these agents are information gathering. Existing or potential future competitors include: Surflogic's SurfBots, Travsoft's

WebEx, Net mind's URL-minder, First Floor's Smart Bookmarks (also distributed as Netscape's SmartMarks), Agents Inc.'s Firefly--Agents Inc., Andersen Consulting's server based agents (InfoFinder, ContactFinder, Bargainfinder, and NewsFinder), Quarterdeck's WebCompass and Forte's FreeAgent.

    INTERNET PRODUCTS

    The market for the Company's products is highly competitive and competition is increasing as additional market opportunities arise. Many of these competitors have significantly greater resources than the Company. The Company competes with Alis Technologies, Inc., which has also released a Spyglass-based multilingual browser and authoring suite. The Company also competes with Quarterdeck's Internet Suite, CompuServe's Spry Division's Internet in a Box, Netscape's Personal Edition and other basic Internet software suites. In addition, the Company competes with the localized versions of browsers developed by major industry participants such as Netscape, Microsoft and NetManage Inc. ("NetManage"). Microsoft Internet Explorer 3.0 incorporates improved multilingual display capabilities. However, unlike Accent's browser, this product requires Windows 95 to display some languages, and in the opinion of the Company, provides less comprehensive and flexible language display capabilities than the Company's browser. Microsoft's Front Page web-authoring product is expected to include certain Unicode features. In addition, Netscape has begun to add certain additional multilingual capabilities to its products.

    The Company believes that the principal competitive advantage of its products is the ability to display the full diversity of Web content available today without the concomitant use of a local language version of Windows, and the broad multilingual Web authoring and e-mail capabilities.

    WORD PROCESSING PRODUCTS

    The Company's primary competition in the multilingual word processing market includes Gamma Productions Inc.'s Universe program and WYSIWYG Corp.'s Universal Word.

    In the single language word processing market in Israel, the Company's DAGESH product line competes directly with the Hebrew version of Word for Windows and with Q-Text for Windows. Additionally, the Company's products compete with a number of single-language Windows word processing programs that are available in different languages. The Company competes primarily with Word for Windows and WordPerfect for Windows in those markets where these competitors have add-on kits to add additional languages to their products.

    While Accent believes that the multilingual aspects of its products give it significant differentiation and expects its existing technological base to give it an advantage over competitors who intend to enter this market, there can be no assurance that Accent's products will retain either their differentiation or their competitive lead for any specific period of time.

    SOFTWARE GLOBALIZATION TOOLS

    The Company intends to enter the market for software globalization tools with its ACCENT GLOBAL DEVELOPMENT KIT. The Company expects this market to be highly competitive with companies such as Gamma Productions Inc., which already has products in this market.

PRODUCT SUPPORT AND MAINTENANCE

    Accent's Product Support Group provides the non-technical services needed to successfully deliver and support the Company's products in the marketplace. These services include translation, technical support, quality assurance, training and documentation.

    Accent believes that the availability of high-quality technical support is critical to the successful establishment of its software products and brand image in the marketplace. To this end, the Company has established contract telephone technical support centers in the United Kingdom (serving all of Europe) and in the United States. These support centers can also refer more difficult problems to the Company's Jerusalem-based Technical Support Group, which handles technical support for the Israeli market. Worldwide technical support is also available over the Internet, CompuServe and via facsimile. The Company provides installation support on all of its products, with the exception of certain OEM arrangements in which the OEM provides such support.

    The Product Support Group also includes employees who are responsible for quality assurance. Specifically, such employees review, test and verify software design (both manually and through automated testing procedures), manage alpha (internal) and beta (external) testing of the Company's products prior to their release, review all printed documentation and manage the "change request" database pursuant to which suggested product enhancements are implemented and software errors are corrected.

MANUFACTURING AND FULFILLMENT

    Accent's software products are manufactured (printing, media duplication and packaging) primarily by IBM/Lotus in Ireland. The Company believes its use of IBM/Lotus as a principal manufacturer enables it to maintain superior quality manufactured product and establish credibility with potential distributors and customers. IBM/Lotus's just-in-time manufacturing practices give the Company the ability to reduce costs by maintaining low levels of inventory. The DAGESH product line is manufactured by various manufacturers in Israel to high quality standards set by the Company.

    All international distributor and dealer orders are processed in Jerusalem. Most of these orders are filled directly by IBM/Lotus from the manufacturing sites in Ireland. Local fulfillment for small order quantities is provided through contract fulfillment centers in the United Kingdom (for Europe) and California (for North America). Orders from within Israel are filled directly from Jerusalem.

    Although the Company believes that its relationship with IBM/Lotus is satisfactory, there can be no assurance that IBM/Lotus will continue to dedicate sufficient production capacity to satisfy the Company's product requirement on commercially reasonable terms or within scheduled delivery times. Any interruption of the Company's arrangements with IBM/Lotus could cause a delay in the production of the Company's products for delivery to customers. However, the Company believes that if IBM/Lotus were unable or unwilling to continue to manufacture the Company's products, other manufacturers would be readily available.

PROPRIETARY RIGHTS

    The Company regards the source code of its products and the methods used to engineer them as proprietary trade secrets and confidential information. Like many software companies, the Company relies on a combination of trademarks, trade secret and copyright law and non-disclosure agreements to establish and protect proprietary rights in its products. In addition, the Company attempts to protect trade secrets and other proprietary information through confidentiality agreements with its employees, outside consultants and potential business partners. The Company requires all of its employees to sign such confidentiality agreements as a condition of employment.

    The Company's products and processes are not patented. The Company has filed a provisional patent application for patent protection in the United States for certain elements of its Internet browsing technology. The Company must follow this provisional application with a regular application within one year. There is no assurance that a patent will be granted in respect of such patent application if filed or that it will be issued on terms which will provide broad protection. In the future, the Company intends to consider seeking patent protection in this and other patentable elements of its proprietary technology where appropriate. The Company claims copyright in its computer programs. Copyright protection in software generally extends only to the source code and original screen displays. It does not cover the concepts, ideas, systems, algorithms, program logic or methods embodied in the program. In addition, the scope of protection and enforceability of copyrights in computer programs is a newly developing area of law, and, in some countries the ability to effectively enforce such copyrights is limited.

    The Company provides its products to customers under non-exclusive, non-transferable licenses which contain confidentiality provisions. The Company does not require end-users of its products to sign license agreements but instead, as is standard in the industry, the Company includes a license agreement in its product packaging or, in the case of electronic distribution, as a condition to down-loading or installation. It is uncertain whether license agreements of this type are legally enforceable in all countries and jurisdictions in which the products are marketed. In addition, certain protections, such as limitations on use of a product, limitations on reverse engineering and limitations on warranties and liability, are not afforded by copyright law and may not be available without an enforceable license agreement.

    The Company believes that its products are proprietary and can be protected under copyright and trade secret law, as well as by the contractual agreements described above. However, there can be no assurance that the proprietary technology of the Company will continue to be secret or that others will not independently develop similar technology and use such technology to compete with the Company. The Company does not currently include in its products any mechanism to prevent or inhibit unauthorized copying or usage. However, the Company is considering including such protection in products targeted for certain markets where piracy is a major issue, such as the countries of the former Soviet Union, Central and Eastern Europe, India and some third world countries.

    All of the Company's products contain software components licensed from third parties. These licenses are generally for a one year term with automatic renewal options in favor of the Company, the other party, or both. There can be no assurance that these third parties will continue to license their software programs to the Company on commercially reasonable terms, particularly if such companies develop programs which they perceive as competitive with those developed and marketed by the Company. Although the Company believes that multiple sources are available for such products, if any of the Company's license agreements were terminated and the Company was unable to replace those licenses with comparable licenses from alternate suppliers, such terminations could have a material adverse effect on the Company's ability to market its products.

    "Accent" is a registered trademark of the Company in the United Kingdom, Germany, and the Benelux countries and has been applied for in the United States Patent and Trademark Office. "LanguageWare" is a registered trademark of the Company in the United States, the United Kingdom and Israel. "Dagesh" is a registered trademark of the Company in Israel. The Company has applied to register ACCENT DUO as a trademark in the United States. The Company believes that it can assert commonlaw trademark rights in the "Mailpad" mark, as well as the foregoing marks, in the United States, and in other countries where such common law protection is legally available, to the extent that the Company has actually used such marks on its products. The Company has applied to register WEBTAMER as a trademark in the United States and in certain other countries.

LEGAL PROCEEDINGS

    On October 31, 1996, an action was commenced in California Superior Court against Accent Worldwide for its failure to pay bills relating to advertising services provided in Canada amounting to approximately $41,000. A hearing on the plaintiff's motion for an order of attachment has been set for December 2, 1996. The Company expects to resolve this matter prior to the court date.

    There are a number of accounts payable that are more than 60 days past due. In connection therewith, various suppliers have threatened to bring legal proceedings against the Company. Other than as described above, no material legal proceedings have been commenced as of the date of this Prospectus. Neither the Company nor any of its subsidiaries is a party to any other material litigation or is aware of any pending or threatened litigation that would have a material adverse effect on the Company or any of its subsidiaries.

    The Company has filed an action in the District Court in Jerusalem, Israel against Mainframe Education Consulting GmbH, a German software distributor that had ordered a large amount of the Company's software in 1995, but had refused to pay for it. In the action, the Company is seeking approximately $360,000 as compensation for Mainframe's breach of contract.

EMPLOYEES

    As of November 1, 1996, the Company had approximately 120 employees, almost all of whom are presently located in Jerusalem. Of this total, approximately 60 are employed in the engineering department and product support, approximately 27 are employed in sales and marketing, approximately 27 are employed in manufacturing and administration and approximately 14 are employed at AgentSoft. These figures reflect a significant portion of the Company's planned 30% reduction in the number of employees, which will be substantially completed by the end of this year.

    Certain laws and certain provisions of the collective bargaining agreements between the Histadrut (the Israeli Federation of Labor) and the Coordination Bureau of Economic Organizations (including the Industrialists Association) are applicable to the Company's employees by order of the Israeli Ministry of Labor. These provisions concern principally the length of the work day, minimum daily wages for professional workers, contributions to a pension fund, insurance for work-related accidents, procedures for dismissing employees, determination of severance pay and other conditions of employment. The Company generally provides its employees with benefits and working conditions beyond the required minimums.

    Cost of living adjustments of employees' wages are determined on a nationwide basis and are legally binding. Under the current inflation rates, these adjustments compensate employees for approximately 40% of the change in the cost of living, with certain lag factors in implementation.

    Israel employers and employees are required to pay predetermined amounts to the National Insurance Institute, which is similar to the United States Social Security Administration. The payments to the National Insurance Institute amount to approximately 13% of wages, of which approximately two-thirds is contributed by the employer with the balance contributed by the employee.

    Pursuant to Israeli law, the Company is legally required to pay severance benefits upon the retirement or death of an employee or the termination of employment of an employee without due cause. The Company finances this obligation by contributing funds to a fund known as "Managers' Insurance." This fund provides a combination of savings plans, insurance and severance pay benefits to the employee, giving the employee a lump sum payment upon retirement and a severance payment, if legally entitled, upon termination of employment. Pursuant to the terms of the collective bargaining agreement referred to above, each employee is required to participate in the plan, and contributes an amount equal to 5% of his salary and the employer contributes between 13.3% and 15.8% of his salary.

    The Company believes that it has good relations with its employees.

FACILITIES

    The Company leases office space in an industrial area of Jerusalem for a monthly rental of approximately $15,000. The Company believes that its facilities are suitable for their intended purposes and have adequate productive capacity for the Company's current utilization. The Company expects to continue expanding its occupancy of its current building through 1996, while renewing its existing lease agreements for an appropriate additional length of time, to accommodate planned personnel and business operations increases beyond the capacity of the current leased space.

    Accent Worldwide occupies office space in Newport Beach, California, pursuant to a three year lease agreement which expires in September 1999. Accent Worldwide took possession of its space on October 11, 1995, and anticipates that it will be able to obtain, on satisfactory terms, sufficient space for its intended utilization after the end of the lease period.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company as of the date of this Prospectus and their respective ages and positions with the Company are set forth below:

           NAME                  AGE                                     POSITION
---------------------------      ---      -----------------------------------------------------------------------
Robert S. Rosenschein                43   President, Chief Executive Officer and Director
Mitchell R. Joelson                  45   Executive Vice President and Director
Dr. Jeffrey Rosenschein              39   Senior Vice President, Engineering, Chief Scientist and Director
Herbert Zlotogorski                  44   Senior Vice President, Operations
Moshe Kranc                          41   Senior Vice President, Product Development
Michael Sondhelm                     34   Controller
Roger R. Cloutier, II                43   Chairman of the Board of Directors
Elliott B. Broidy                    39   Director
Meldon E. Levine                     53   Director
Mark A. Tebbe                        35   Director
Esther Dyson                         44   Director

    ROBERT S. ROSENSCHEIN has been President, Chief Executive Officer and a director of the Company since its inception in 1988. Prior thereto, Mr. Rosenschein worked as an independent consultant to clients including Ashton Tate, the World Bank and Efrat Future Technology. He holds a B.S. degree from the Massachusetts Institute of Technology. Robert S. Rosenschein and Dr. Jeffrey Rosenschein are brothers.

    MITCHELL R. JOELSON has been Executive Vice President and a director of the Company since May 1994. From March 1992 through September 1992, he served in a short-term position as Chief Operating Officer of MEI Salons, a United States chain of hair care salons with approximately 2,000 locations, in order to facilitate the transition from an outside management contract. Prior thereto, following the passage of the "bailout bill" in 1989, Mr. Joelson was Senior Vice President and Chief Information Officer of Columbia Savings and Loan, an institution with approximately $12 billion in assets from October 1989 through January 1991 and assisted in a strategic plan designed to reposition the institution as a consumer bank. From 1986 to 1989, he served in various positions at CVN Companies, Inc., a television direct marketing company, including serving as president of the Cable Value Network Division from 1988 to 1989. At other times in his career, including from August 1992 through April 1994, Mr. Joelson worked independently as a management consultant, which activities included, among other things, certain business evaluation projects for Jacobs Management Co., which is headed by Irwin L. Jacobs, the President of the general partner of the IMR Fund, L.P.

    DR. JEFFREY ROSENSCHEIN has been the Senior Vice President, Engineering of the Company since July 1995, and prior thereto, the Vice President, Engineering since 1988. In addition, he has been Chief Scientist and a director of the Company since its inception in 1988. Dr. Rosenschein also serves as the Chairman of the Board of Directors of AgentSoft. In addition, he was a Lecturer in Computer Science at the Hebrew University of Jerusalem from 1989 to 1992, and has been a Senior Lecturer since 1992. He holds an A.B. degree from Harvard University in Applied Mathematics and M.S. and Ph.D. degrees in Computer Science from Stanford University. Dr. Rosenschein has been granted a leave of absence from Hebrew University for the two-year period commencing October 1995. Dr. Jeffrey Rosenschein and Robert S. Rosenschein are brothers.

    HERBERT ZLOTOGORSKI has been Senior Vice President, Operations of the Company since July 1995. From March 1993 to June 1995, Mr. Zlotogorski served as Vice President, Administration and Finance. From 1991 to 1993, Mr. Zlotogorski was an independent computer consultant providing services to The Bankers Trust Company. In addition, Mr. Zlotogorski was a Vice President of Bankers Trust from 1987 until 1991, where he managed the development and installation of the bank's new funds transfer systems.

    MOSHE KRANC has been Senior Vice President, Product Development since November 1, 1996. He was a founder of Applix, Inc., a market leader in multi-language multi-platform real-time decision software. He previously served as the Technical Director of R&D for News Datacom Research, a division of News Corporation, responsible for digital television systems, broadcast data systems and interactive TV applications. He holds an M.S. in computer science from the University of California at Berkley.

    MICHAEL SONDHELM joined the Company in February 1995, and serves as Controller. Mr. Sondhelm is a certified public accountant in both the United States and Israel. From 1994 until joining the Company, Mr. Sondhelm was an audit manager with Kesselman & Kesselman in Jerusalem. From 1991 to 1994, he was employed by Luboshitz, Kasierer & Co., the Company's outside auditors, in Tel Aviv. Prior to 1991, Mr. Sondhelm worked for seven years with Arthur Andersen & Co. in Chicago, Illinois.

    ROGER R. CLOUTIER, II has served as a director of the Company since May 1994 and as Chairman since October 1996. He currently serves as a Vice President of Jacobs Investors, Inc. and IMR General, Inc. and is a limited partner of IMR Management Partners, L.P., the general partner of the IMR Fund, L.P. In addition, in February 1996, Mr. Cloutier began serving as Executive Vice President and Chief Financial Officer of Genmar Holdings, Inc., a power boat manufacturing company controlled by Irwin L. Jacobs. Mr. Cloutier began working with companies affiliated with Mr. Jacobs in April 1990. Mr. Cloutier previously served in various executive capacities at CVN Companies, Inc., a television direct marketing company, from 1984 to 1990. He began his career with Arthur Andersen & Co., and is a certified public accountant.

    ELLIOTT B. BROIDY has served as a director of the Company since July 1993. He has been an independent investor since May 1991. From 1982 to May 1991, Mr. Broidy was Managing Director of Bell Enterprises, a private investment company. He began his career with Arthur Andersen & Co., and is a certified public accountant.

    MELDON E. LEVINE has served as a director of the Company since May 1996. He has been a partner at the law firm Gibson, Dunn & Crutcher since February 1993. From 1983 to 1993, he served as a member of the United States House of Representatives, representing Los Angeles and certain suburbs thereof. Mr. Levine is a U.S. government appointee to the U.S.-Israel Science and Technology Advisory Commission.

    MARK A. TEBBE has served as a director of the Company since May 1996. He has been the President of Lante Corporation, a Chicago-based microcomputing consulting and integration firm, since 1984. Mr. Tebbe is a member of the Advisory Board of Comdex.

    ESTHER DYSON has served as a director of the Company since June 1996. Ms. Dyson has been President of EDventure Holdings, Inc., a diversified holding company which publishes newsletters and sponsors conferences for the software industry, for more than the past five years. Ms. Dyson is a member of the advisory boards of the Software Entrepreneurs Forum, the Poynter Institute for Media Studies, the Institute for Research on Learning and the Cyberspace Law Institute. Ms. Dyson is a limited partner of the Mayfield Software Fund. Ms. Dyson is a director of Thinking Tools, Inc.

    The Company has agreed, for a period of three (3) years from the date of this Prospectus, if so requested by the Representative, to nominate and use its best efforts to cause to be elected a designee of the Representative as a director of the Company or, at the Representative's option, as a non-voting advisor to the Company's Board of Directors. The Representative has not yet exercised its right to designate such person.

    Pursuant to the Shareholders' Agreement (as defined below), IMR has the right to appoint one member to the Company's Board of Directors. Roger R. Cloutier, II currently serves as IMR's designee to the Company's Board of Directors.

AGENTSOFT

    The founders of AgentSoft, the Company's majority owned subsidiary, are:

    DR. JEFFREY S. ROSENSCHEIN has served as Chairman of the Board of AgentSoft since its inception. For a description of his professional background, see "--Directors and Executive Officers."

    DR. GILAD ZLOTKIN serves as its President. He holds B.A., M.S. and Ph.D. degrees in Computer Science from Hebrew University. He was a Research Fellow at the Center for Coordination Science, Sloan School, MIT during 1994 to 1995. Prior to that time he was a Project Leader and Engineer at Robcad from 1991 to 1993 and at Daisy Systems from 1987 to 1990. He was also Chief Technical Officer at Radview Software from 1993 to 1996.

    DR. EITHAN EPHRATI serves as its Director of Research. He holds B.A., M.S. and Ph.D. degrees in Computer Science from Hebrew University. He was a Research Fellow at the Department of Mathematics and Computer Science, Bar Ilan University from 1995 to 1996 and at the Department of Computer Science and Intelligent Systems, University of Pittsburgh from 1993 to 1995.

COMPENSATION OF DIRECTORS

    All Directors hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in connection with attending meetings. The Company has also agreed to reimburse the current non-employee directors for their reasonable out-of-pocket expenses incurred in performing various services on behalf of the Company.

    In addition, the Company has granted, and will continue to grant, to its non-employee directors options to purchase Ordinary Shares pursuant to the Company's Non-Employee Share Option Plan (1995). See "-- Non-Employee Share Option Plan (1995)."

ALTERNATE DIRECTORS

    The Articles of Association of the Company provide that any director may, by written notice to the Company, appoint another person to serve as an alternate director, and may cancel such appointment. Any person, whether or not already a director, may act as an alternate, and the same person may act as the alternate for several directors. An alternate director has the number of votes equivalent to the number of the directors who appointed him. The term of appointment of an alternate may be for one meeting of the Board of Directors or for a specified period or until notice is given of the cancellation of the appointment.

INDEPENDENT DIRECTORS

    The Company is subject to the provisions of the Israeli Companies Ordinance (New Version), 1983, as amended (the "Companies Ordinance"). Under a 1987 amendment to the Companies Ordinance which became effective in July 1987 (the "Amendment"), publicly held Israeli companies are required to appoint at least two independent directors (the "Independent Directors") who have been approved by a statutory committee consisting of the Chairman of the Israeli Securities Authority, the Chairman of the Tel Aviv Stock Exchange and a member of the Israeli judiciary who acts as chairman of the committee (the "Committee"). The Companies Ordinance details certain standards for independence of these directors. These directors must be residents of Israel and unaffiliated with the Company and its principals. They are entitled to obtain all information relating to the Company's management and assets and to receive assistance, in special cases, from outside experts at the expense of the Company. The law imposes an obligation on these directors to report infringements of law and good business practice as well as improper conduct to the Chairman of the Board of the Company and in some cases to the Israel Securities Authority. Under the Companies Ordinance, any committee of the Board of Directors must include at least one Independent Director. An Independent Director is appointed for five consecutive years and may not be reappointed until two years have passed since the conclusion of his previous term.

    The District Court of Tel Aviv (the "District Court") ruled on June 6, 1993 that companies registered under the laws of Israel (like the Company) whose shares have been offered to the public outside Israel are also required to comply with the requirements of the Amendment. However, this judgment was stayed by the

Israel Supreme Court in October 1993, pending appeal of the District Court's decision. Without regard to the outcome of such legal appeal, Messrs. Levine and Tebbe, and Ms. Dyson, three persons who are unaffiliated with the Company, have been elected to the Board of Directors. However, if the District Court's ruling is not upheld on appeal, such individuals would not qualify as Independent Directors for purposes of the Amendment, and the Company would be required to designate and apply to the Committee for approval of two individuals qualifying as Independent Directors.

    The Board of Directors of any company required to nominate Independent Directors must also appoint an internal auditor, in accordance with the proposals of the Audit Committee (as hereinafter defined). The role of the internal auditor is to examine, INTER ALIA, whether a company's acts comply with the law, integrity and orderly business procedure.

    The Companies Ordinance also codifies the duty of care and fiduciary duties which an Office Holder (as defined below) has to the Company whether or not the Company's shares are publicly traded. An "Office Holder" is defined in the Companies Ordinance as a director, managing director, chief business manager, president, executive vice president, vice president, other manager directly subordinate to the managing director and any other person assuming the responsibilities of any of the foregoing positions without regard to such person's title. The Companies Ordinance defines the duty of care as requiring an Office Holder to function at a level of skill at which a reasonable Office Holder would function in the same position and under the same circumstances, including the adoption of reasonable measures to obtain information on the economic prospects of an act performed by him by virtue of his position and any other information of importance for purposes of such acts. The Companies Ordinance also provides that an Office Holder (i) refrain from any act which involves a conflict of interest between the exercise of his position in the company and the exercise of any other position or his personal interest; (ii) refrain from any act which constitutes competition with the company's business;
(iii) refrain from exploiting any business opportunity of the company for the achievement of an advantage for himself or for another; or (iv) disclose to the company any information and deliver to it any document that pertains to its affairs and which came into his possession by virtue of his position with the company.

    Under the Companies Ordinance, all arrangements as to compensation of Office Holders who are not directors require the approval of the Company's Board of Directors. Each person listed in the table under "Management" is an Office Holder of the Company.

APPROVAL OF CERTAIN TRANSACTIONS UNDER THE COMPANIES ORDINANCE; AUDIT COMMITTEE

    The Companies Ordinance requires that certain transactions, actions and arrangements be approved, as provided for in a Company's Articles of Association, by the Company's Board of Directors (the "Board") and/or by an audit committee of the Board whose members meet certain criteria of independence as defined in the Companies Ordinance (the "Audit Committee"). The vote required by the Audit Committee and the Board for approval of such matters, in each case, is a majority of the disinterested directors participating in a duly convened meeting. In certain circumstances, shareholder approval is also required. If the District Court decision referred to above is affirmed by the Supreme Court, the Independent Directors will serve on the Audit Committee.

    The disclosure provisions of the Companies Ordinance require that an Office Holder promptly disclose any personal interest that he may have, and all related material information known to him, in connection with any existing or proposed transaction by the Company. In addition, if the transaction is an extraordinary transaction (that is, a transaction other than in the ordinary course of business, otherwise than on market terms, or likely to have a material impact on the Company's profitability, assets or liabilities), the Office Holder must also disclose any personal interest held by the Office Holder's spouse, siblings, parents, grandparents, descendants, spouse's descendants and the spouses of any of the foregoing, or by any corporation in which the Office Holder is, directly or indirectly, a 10% or greater shareholder, director or general partner or in which he has the right to appoint at least one director or the general manager.

    Once the Office Holder complies with the above disclosure requirement, the Company must approve the transaction in accordance with the provisions of its Articles of Association. If the transaction is with a third party in which the Office Holder has a personal interest, the approval must confirm that the transaction is not adverse to the Company's interest; furthermore, if the transaction is an extraordinary transaction, then in addition to any approval stipulated by the Articles of Association it must also be approved by the Company's Audit Committee and then by the Board of Directors, and under certain circumstances, the Company's shareholders.

    As discussed under the heading "-- Alternate Directors," the Articles of Association of the Company provide that a director may appoint another person to act as his alternate. It is unclear under Israeli law whether the disclosure and approval provisions of the Companies Ordinance described above regarding transactions in which directors have a personal interest apply if an alternate is appointed in place of the director with a personal interest. The Company intends to comply with the approval provisions described above in the event of personal interest transactions of directors who appoint alternates.

    For information concerning the direct and indirect personal interests of certain Office Holders and principal shareholders of the Company, or entities with which they are affiliated, in certain transactions with the Company, see "Certain Transactions."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Companies Ordinance provides that an Israeli company cannot exempt an officer from liability with respect to a breach of his duty of care or his fiduciary responsibilities. However, the Articles of Association of the Company provide that, subject to the provisions of the Companies Ordinance, the Company may enter into a contract for the insurance of the liability, in whole or in part, of any of its officers with respect to: (i) a breach of his duty of care to the Company or to another person; (ii) a breach of his fiduciary duty to the Company, provided that the officer acted in good faith and had reasonable grounds to assume that his act would not harm the good of the Company; or (iii) a financial liability imposed upon him in favor of another person in respect of an act performed by him by virtue of his being an officer of the Company. In addition, the Company may indemnify an officer against: (i) a financial liability imposed on him in favor of another person by any judgment, including a judgment given as a result of a settlement or an arbitrator's award that has been confirmed by a court in respect of an act performed by him in his capacity as an officer of the Company and (ii) reasonable litigation costs, including attorneys' fees, expended by such officer or imposed on him by a court, in proceedings filed against him by the Company or in its name or by any other person, or in respect of an act performed by him or in connection with a criminal action from which he was acquitted, in each case in his capacity as an officer of the Company. The Articles of Association of the Company state that for these purposes an officer of the Company includes directors and all persons defined as Office Holders in the Companies Ordinance. The procurement of any such insurance or provision of any such indemnification, as the case may be, must be approved by the Audit Committee of the Company and otherwise as required by law. The Company may not indemnify an Office Holder or enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of the following: (i) a breach by the Office Holder of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences; (ii) a breach by the Office Holder of his fiduciary duty unless he acted in good faith and had a reasonable basis to believe that his act or omission would not prejudice the interest of the Company; (iii) any act or omission done with the intent to derive an illegal personal benefit; or (iv) any fine levied against the Office Holder as a result of a criminal offense. The Company has a directors' and officers' liability insurance policy that insures the Company's officers and directors against certain liabilities.

COMMITTEES

    The Company's Articles of Association provide that the Board may delegate all of its powers to committees of the Board as it deems appropriate, subject to the provisions of the Companies Ordinance.

    The Board of Directors currently has three committees: the Audit Committee, the Compensation and Share Option Committee, and the Executive Committee. The functions of each committee are described below.

    The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the accounting, reporting and financial control practices of the Company. The Compensation and Share Option Committee (i) represents the Board of Directors in discharging its responsibilities with respect to determining the compensation of the Company's executive officers and establishing and reviewing the Company's employee benefit plans and (ii) has complete authority to administer and interpret the Employee Share Option Plan
(1995) and the Non-Employee Share Option Plan (1995), subject to the terms thereof, including determining the persons to whom options will be granted, the number of options to be granted and the terms of such options. See "-- Employee Share Option Plan (1995)" and "--Non-Employee Share Option Plan (1995)." The Executive Committee will be responsible for monitoring the implementation of the Company's revised business plan and such other matters as the Board may determine.

    The current members of the Audit Committee are Messrs. Broidy, Cloutier and Levine. The members of the Compensation and Share Option Committee are Messrs. Broidy and Cloutier and Ms. Dyson. The members of the Executive Committee are Messrs. Broidy, Cloutier and Tebbe.

EXECUTIVE COMPENSATION

    The following table sets forth information in respect of the compensation of the Chief Executive Officer and each of the other executive officers of the Company who had annual compensation in 1995 in excess of $100,000.

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                                                            -------------
                                                            ANNUAL COMPENSATION               NUMBER OF
                                                 -----------------------------------------   SECURITIES
                                                                            OTHER ANNUAL     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR       SALARY       BONUS     COMPENSATION (1)     OPTIONS     COMPENSATION
------------------------------------  ---------  ----------  -----------  ----------------  -------------  -------------
Robert S. Rosenschein ..............       1995  $   75,744          --      $   16,805           90,000        --
 President and Chief                       1994      57,315          --          11,600          --             --
 Executive Officer                         1993      42,572          --           5,447           49,875        --
Mitchell R. Joelson (2) ............       1995     130,322          --          10,397          105,000     $  40,077(3)
 Executive Vice President                  1994     109,115          --          --              --             31,605(3)
                                           1993      --          --              --              --             --

------------------------
(1) In the case of Mr. Rosenschein, amounts reported as "Other Annual Compensation" represent contributions made by the Company into a Continuing Education Fund (similar to a deferred compensation account in the United States) and a pension fund. In the case of Mr. Joelson, amounts reported as "Other Annual Compensation" represent cash payments in lieu of such contributions.

(2) Prior to July 26, 1995, Mr. Joelson served as Executive Vice President of the Company pursuant to a consulting arrangement between Accent Worldwide and Mitchell R. Joelson & Associates, Inc., a Minnesota corporation, for which Mr. Joelson worked. Compensation amounts prior to July 26, 1995, represent consulting fees paid by Accent Worldwide to Mitchell R. Joelson & Associates, Inc. as compensation for the services provided by Mr. Joelson during the relevant period.

(3) These amounts represent payments made by Accent Worldwide to Mitchell R. Joelson while he worked as a consultant to the Company for reimbursement of his housing and transportation expenses, and amounts paid to Mr. Joelson after he became an employee of the Company for his housing and transportation expenses and for other miscellaneous living expenses incurred by him in Israel.

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

                                                   INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                            ----------------------------------------------------------------     VALUE AT ASSUMED
                                                 PERCENT OF TOTAL                             ANNUAL RATES OF SHARE
                                 NUMBER OF         OPTIONS/SARS                               PRICE APPRECIATION FOR
                                SECURITIES          GRANTED TO       EXERCISE                    OPTION TERM (2)
                            UNDERLYING OPTION/     EMPLOYEES IN      PRICE PER   EXPIRATION   ----------------------
NAME                            SAR GRANTED         FISCAL YEAR        SHARE        DATE        5% ($)     10% ($)
--------------------------  -------------------  -----------------  -----------  -----------  ----------  ----------
Robert S. Rosenschein.....          22,500                 3.6%      $    3.03     5/25/2002  $   27,800  $   64,700
Robert S. Rosenschein.....          67,500                10.7%      $    4.33     7/18/2002  $  119,000  $  277,300
Mitchell R. Joelson.......          52,500                 8.3%      $    3.03     5/25/2002  $   64,800  $  150,900
Mitchell R. Joelson.......          52,500                 8.3%      $    4.33     7/18/2002  $   92,500  $  215,700

------------------------
(1) No Stock Appreciation Rights (SARs) were granted to the named executive officers during 1995.

(2) Potential realizable value is based on the assumed annual growth rates for each of the grants shown over their seven-year option term. The dollar amounts in these columns are for illustrative purposes only and, therefore, are not intended to forecast future financial performance or possible future appreciation, if any, in the price of the Ordinary Shares. Securityholders are cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that optionees will realize value from their option grants only if the price of the Ordinary Shares appreciates, which would benefit all shareholders commensurately. The Company did not use an alternative formula for grant valuation as it is not aware of any formula which will determine, with reasonable accuracy, a present value on future unknown or volatile factors.

    The following table sets forth information concerning outstanding options to purchase Ordinary Shares held by Robert S. Rosenschein and Mitchell R. Joelson as of December 31, 1995. The last reported sale price of the Ordinary Shares at December 31, 1995 was $15.667. Neither Robert S. Rosenschein nor Mitchell R. Joelson exercised any options to purchase Ordinary Shares in 1995.

                       FISCAL YEAR-END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                              OPTIONS/SARS AT FISCAL    IN-THE- MONEY OPTIONS/SARS
                                                                     YEAR-END               AT FISCAL YEAR-END
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Robert S. Rosenschein.....................................      49,875        90,000     $ 769,400    $ 1,049,400
Mitchell R. Joelson.......................................      15,000        90,000     $ 189,600    $ 1,069,000

EMPLOYMENT AGREEMENTS

    The Company has employment agreements with each of Messrs. Robert S. Rosenschein, Mitchell R. Joelson, Herbert Zlotogorski and Dr. Jeffrey Rosenschein. Each of these agreements is for a three-year term which commenced on July 26, 1995, but is terminable earlier by the Company upon two or three months' notice, as the case may be. The agreements provide for customary employee benefits, including long-term disability insurance and other benefits or, in the case of Mr. Joelson, cash payments equivalent to the Company's contribution for such benefits. Each of these agreements contains provisions prohibiting the employee from competing with the Company for a two-year period following termination of employment and requiring the employee not to disclose confidential or proprietary information of the Company for a six-year period following termination of employment.

    The agreements provide that Mr. Robert S. Rosenschein will be paid an annual salary of $110,000; Mr. Joelson will be paid an annual salary of $105,000, an annual living expense allowance of $30,000 (to the extent that Mr. Joelson is living in Israel) and an annual payment of $15,750 in lieu of certain benefits; and each of Dr. Jeffrey Rosenschein and Mr. Zlotogorski will be paid an annual salary of $100,000. Each of these executive officers is entitled, pursuant to his employment agreement with the Company, to a non-discretionary annual fifteen percent (15%) increase in his base salary. In addition, each of such individuals is eligible to receive an annual bonus payment in a discretionary amount determined by the Compensation and Share Option Committee.

    In connection with the formation of AgentSoft, the Company agreed to cause AgentSoft to grant options with respect to ordinary shares of AgentSoft to certain persons involved in the formation and ongoing business of AgentSoft, including Dr. Jeffrey Rosenschein. On March 14, 1996, Dr. Jeffrey Rosenschein was granted options to purchase up to 800 ordinary shares of AgentSoft (8% of the currently outstanding shares on a fully diluted basis) at an exercise price equal to NIS 30 per share. Such options will vest over a three year period which commenced one year from the date of grant, and will be subject to Dr. Jeffrey Rosenschein's continued service at AgentSoft. Dr. Jeffrey Rosenschein is engaged in the day to day affairs of AgentSoft to such degree as is deemed desirable and in the best interest of the Company and AgentSoft. It is anticipated that Dr. Jeffrey Rosenschein's existing contract with the Company will be amended to encompass his additional duties and responsibilities concerning AgentSoft and to address issues of the ownership of any intellectual property developed by Dr. Jeffrey Rosenschein that may involve work performed by him for the Company, in part, and for AgentSoft, in part.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Each of Messrs. Broidy, Cloutier and Levine serves as a member of the Compensation and Share Option Committee, and none has served as a member of the compensation committee of another entity so as to create any compensation committee interlock or has served as an officer of the Company or its subsidiaries so as to create an insider participation. For information with respect to certain transactions between the Company and Mr. Broidy and IMR Investments and IMR, with which entities Mr. Cloutier is affiliated, see "Certain Transactions."

EMPLOYEE SHARE OPTION PLAN (1995)

    In order to attract, retain and motivate employees (including officers) who perform services for or on behalf of the Company, the Board adopted, and the shareholders approved, the Employee Share Option Plan (1995) (the "Employee Share Option Plan"). The Employee Share Option Plan authorizes the granting of options ("Option Awards") to employees to purchase an aggregate of up to 1,125,000 Ordinary Shares, consisting of options intended to qualify as "incentive stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code") and options not intended to satisfy the requirements for incentive stock options. The Employee Share Option Plan is intended to be a Section 102 Employee Option Plan within the meaning of the Israel Income Tax Ordinance (New Version). Employee option plans which qualify under Section 102 enable employees, subject to certain requirements, to defer payment of taxes until sale of the shares purchased upon exercise of the option.

    The Employee Share Option Plan is administered by the Compensation and Share Option Committee of the Board. In order to serve as a member of the Compensation and Share Option Committee, a director must be a "disinterested person" within the meaning of Rule 16b-3 of the Exchange Act. The Compensation and Share Option Committee is vested with complete authority to administer and interpret the Employee Share Option Plan, including determining the persons to whom options will be granted, the number of options to be granted and the terms of such option grants. The current members of the Compensation and Share Option Committee are Messrs. Broidy and Cloutier and Ms. Dyson.

    Options granted under the Employee Share Option Plan shall be for no more than a ten-year term; PROVIDED, HOWEVER, that options that are intended to qualify as incentive stock options and that are granted to an employee, who on the date of grant is a 10% shareholder in the Company or any subsidiary corporation or parent corporation, shall be for no more than a five-year term. Ordinary Shares issuable upon the exercise of the options granted under the Employee Share Option Plan may, at the employee's option, be held in trust for the benefit of the optionee for a period of at least two years after the grant of the options in order to qualify under Section 102 of the Israel Income Tax Ordinance (New Version). The exercise price of options granted under the Employee Share Option Plan may not be less than 100% of the fair market value of the Ordinary Shares on the date of the grant, as determined by the Share Option Committee. In the case of options that are intended to be incentive stock options granted to an employee who, at the date of such grant, is a 10% shareholder in the Company or any subsidiary corporation or parent corporation, the exercise price for such options may not be less than 110% of the fair market value of the Ordinary Shares on the date of such grant. The number of shares covered by an option granted under the Employee Share Option Plan is subject to adjustment for stock splits, mergers, consolidations, reorganizations and recapitalizations. Options are non-assignable except by will or by the laws of descent and distribution. If an optionee ceases to be employed by the Company, all of his rights in Option Awards granted to him under the Employee Share Option Plan which are not yet exercisable on the date of the cessation of employment shall terminate and, unless otherwise determined by the Board of Directors of the Company, all of his rights in respect of such Option Awards which are exercisable on the date of the cessation of employment, but are not exercised within 90 days after such cessation of employment, shall terminate upon the expiration of such 90 day period. In the case of optionee's resignation or discharge, his or her employment shall be deemed to have ceased upon the delivery to the Company of notice of resignation or the delivery to the employee of notice of discharge. In the event the employment of an optionee is terminated by the Company for cause, such optionee shall not be entitled to exercise the Option Awards subsequent to the time of delivery of the notice of discharge. If the optionee dies, becomes disabled or retires, the right to exercise the option will be determined by the Share Option Committee in its sole discretion. The optionee is responsible for all personal tax consequences of the grant and the exercise thereof. For so long as the Company is not a U.S. taxpayer, the Company believes that no tax consequences will result to the Company in connection with the grant or exercise of options pursuant to the Employee Share Option Plan.

    As of the date of this Prospectus, the Company has granted options to purchase 734,250 Ordinary Shares under the Employee Share Option Plan and, thus, only 390,750 options currently remain available to be granted thereunder.

NON-EMPLOYEE SHARE OPTION PLAN (1995)

    In order to attract and retain the services of non-employee members of the Board of Directors and consultants and to provide them with increased motivation and incentive, the Board adopted, and the shareholders approved, the Non-Employee Share Option Plan (1995) (the "Non-Employee Share Option Plan"). The Non-Employee Share Option Plan authorizes the granting of options ("Option Awards") to purchase up to 300,000 Ordinary Shares. The Non-Employee Share Option Plan is administered by the Compensation and Share Option Committee of the Board. Under the Non-Employee Share Option Plan, the Compensation and Share Option Committee grants options to any non-employee director according to a fixed schedule set forth in the NESOP, and may, in its sole discretion, grant options to a consultant of the Company or an affiliated company.

    Under the Non-Employee Share Option Plan, (i) each non-employee who was serving as a director of the Company upon adoption of the Non-Employee Share Plan automatically received an initial grant of options to purchase 22,500 Ordinary Shares, of which 11,250 vested upon grant and 11,250 will vest one year after the date of grant; (ii) each non-employee who becomes a member of the Board after the adoption of the Non-Employee Share Option Plan will automatically receive an initial grant of options to purchase 22,500 Ordinary Shares, vesting one year from the date of grant; and (iii) upon each anniversary of an initial grant, each director who is still serving as a director of the Company will automatically receive an annual grant of options to purchase 4,500 Ordinary Shares, vesting six months after the date of grant.

    Options granted under the Non-Employee Share Option Plan are for a five-year term. The exercise price of options granted under the Non-Employee Share Option Plan shall be equal to 100% of the fair market value of the Ordinary Shares on the date of the grant, as determined by the Compensation and Share Option Committee. The number of shares covered by an option granted under the Non-Employee Share Option Plan is subject to adjustment for stock splits, mergers, consolidations, reorganizations and recapitalizations. Options are non-assignable except by will or by the laws of descent and distribution. If a director or consultant optionee should, for any reason (other than by reason of death or disability) cease to be a director or a consultant of the Company, as the case may be, all of his rights, if any, in respect of all Option Awards granted to him under the Non-Employee Share Option Plan which are not yet exercisable on the date of the cessation of the directorship or consultancy shall terminate and, unless otherwise determined by the Board, all of his rights in respect of such Option Awards which are exercisable on the date of the cessation of the directorship or consultancy, but are not exercised within 90 days after such cessation of the directorship or consultancy, shall terminate upon the expiration of such 90-day period. In the event of the resignation or dismissal of a director or a consultant optionee, the director or consultant shall be deemed to have ceased to be a director or consultant of the Company, as the case may be, upon the delivery to the Company of notice of resignation or the delivery to the director or consultant of notice of dismissal, as the case may be, irrespective of the effective date of such resignation or dismissal. In the event the consultancy of a non-director consultant optionee is terminated by the Company for cause, such optionee shall not be entitled to exercise his Option Awards subsequent to the time of delivery of the notice of discharge. If a director optionee should cease to be a director of the Company by reason of death or disability, all outstanding Option Awards shall be deemed fully vested, and the successor in interest of the optionee may exercise such Option Awards in accordance with their terms. If a non-director consultant optionee should die, or be unable to continue to be employed by the Company by reason of becoming incapacitated while in the employ of the Company as a result of an accident or illness or other cause which is approved by the Committee, such optionee shall, subject to approval of the Committee (which shall not be unreasonably withheld), continue to enjoy rights under the Plan on such terms and conditions as the Committee in its discretion may determine. The optionee is responsible for all personal tax consequences of the grant and the exercise thereof. For so long as the Company is not a U.S. taxpayer, the Company believes that no tax consequences will result to the Company in connection with the grant or exercise of options pursuant to the Non-Employee Share Option Plan.

    As of the date of this Prospectus, the Company has granted options to purchase 156,000 Ordinary Shares under the Non-Employee Share Option Plan and, thus, only 144,000 options currently remain available to be granted thereunder.

                             PRINCIPAL SHAREHOLDERS

    Set forth below is certain information with respect to the beneficial ownership of Ordinary Shares as of September 30, 1996 and as adjusted to reflect the sale of the Ordinary Shares offered hereby by (i) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding Ordinary Shares (the Company's only class of voting securities),
(ii) each director and named executive officer of the Company and (iii) all executive officers and directors of the Company as a group. As of November 20, 1996, there were 9,816,061 Ordinary Shares outstanding.

                                                                                               ORDINARY SHARES
                                                                     ORDINARY SHARES            BENEFICIALLY
                                                                 BENEFICIALLY OWNED PRIOR        OWNED AFTER
                                                                      TO OFFERING(2)              OFFERING
                                                                --------------------------  ---------------------
NAME OF BENEFICIAL OWNER(1)                                         NUMBER        PERCENT     NUMBER     PERCENT
--------------------------------------------------------------  ---------------  ---------  ----------  ---------
Group consisting of IMR Investments V.O.F.....................        2,541,765(3)     24.7%  2,894,705   (4)     23.6%
  and IMR Fund, L.P.
   St. Michielslaam 50
   Brussels 1040, Belgium
Elliott B. Broidy.............................................        1,010,232(5)     10.1%  1,010,232      8.6%
 237 Woodruff Avenue,
 Los Angeles, California 90024
Robert S. Rosenschein.........................................          592,000(6)      6.0%    592,000      5.0%
Dr. Jeffrey Rosenschein.......................................          515,196(7)      5.2%    515,196      4.4%
KZ Overseas Holding Corp......................................           78,839(8)      0.8%     78,839      0.7%
 c/o Wyszogrod
 522 West End Avenue
 New York, New York 10024
Mitchell R. Joelson...........................................           45,001(9)      0.5%     45,001      0.4%
Roger R. Cloutier, II.........................................           27,000 10)      0.3%     27,000      0.2%
 100 South Fifth Street, Suite 2500
 Minneapolis, Minnesota 55402
Meldon E. Levine..............................................            2,250 11)     *        2,250      *
 333 South Grand Avenue, 50th Floor
 Los Angeles, California 90071-3197
Mark A. Tebbe.................................................                0       0.0%           0       0.0%
 35 West Wacker Drive, Suite 3200
 Chicago, Illinois 60601
Esther Dyson..................................................                0       0.0%           0       0.0%
 EDventure Holdings, Inc.
 104 Fifth Avenue
 New York, New York 10011

All Executive Officers and Directors as a Group                    2,384,268(12)     22.9%   2,384,268      19.5%
 (11 persons).................................................

------------------------

    Less*than 0.1%.

      (1)
    Unless otherwise indicated the address of each beneficial owner identified is 28 Pierre Koenig Street, Jerusalem 91530, Israel.

      (2)
    Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of September 30, 1996 have been exercised. Does not give effect to the Debt Conversion.

      (3)
    Includes (i) warrants to purchase 276,750 Ordinary Shares and (ii) the IMR Warrants to purchase 180,000 Ordinary Shares.

      (4)
    IMR Investments is purchasing 176,470 Units in the Offering.

      (5)
    Includes: (i) 841,857 Ordinary Shares directly owned by Mr. Broidy; (ii) options to purchase 27,000 Ordinary Shares; and (iii) warrants to purchase 141,375 Ordinary Shares.

      (6)
    Includes options to purchase 79,875 Ordinary Shares and warrants to purchase 41,875 Ordinary Shares.

      (7)
    Includes options to purchase 87,750 Ordinary Shares and warrants to purchase 24,375 Ordinary Shares.

      (8)
    Includes warrants to purchase 8,125 Ordinary Shares. KZ Overseas Holdings Corp. is an affiliate of Mr. Zlotogorski, Senior Vice President, Operations of the Company.

      (9)
    Includes options to purchase 45,001 Ordinary Shares.

     (10)
    Includes options to purchase 27,000 Ordinary Shares. Roger R. Cloutier, II is a Vice President of IMR General, Inc., one of the partners of IMR Investments and the general partner of IMR Management Partners, L.P. which, in turn, is the general partner of IMR. Mr. Cloutier disclaims beneficial ownership of the equity securities owned by IMR and IMR Investments.

     (11)
    Mr. Levine and his sister indirectly own 4,500 Ordinary Shares in the aggregate. Mr. Levine disclaims beneficial ownership of the 2,250 Ordinary Shares indirectly owned by his sister.

     (12)
    Includes options to purchase 380,376 Ordinary Shares and warrants to purchase 215,750 Ordinary Shares.

                              CERTAIN TRANSACTIONS

    Pursuant to the terms of the Shareholders' Agreement dated May 11, 1994, as amended on July 20, 1995 (the "Shareholders' Agreement"), among IMR Investments, Accent Software Partners (a then-affiliate of Mr. Broidy, a director of the Company, which entity was subsequently liquidated), Pal-Ron Marketing, Ltd., KZ Overseas Holdings Corp. (an affiliate of Mr. Zlotogorski, Senior Vice President, Operations of the Company), Robert S. Rosenschein and Dr. Jeffrey Rosenschein (the "Principal Shareholders"), the Company has granted each of the Principal Shareholders certain demand registration rights and certain piggyback registration rights. Pursuant to the Shareholders' Agreement, IMR Investments may demand two registrations by the Company, Accent Software Partners may demand one registration by the Company and any two of the remaining Principal Shareholders may demand one registration by the Company. Accent Software Partners has since been liquidated and, pursuant to the Shareholders Agreement and the terms of the liquidation, its registration rights have been transferred to Mr. Broidy. In addition, if the Company proposes to register any of its securities under the Securities Act (other than on Form S-8 or Form S-4), then each of the Principal Shareholders has the right, upon delivery of a written request to the Company, to have the Company use its best efforts to include such shareholders' securities in such registration. The Company has also agreed to indemnify each Principal Shareholder against all claims, losses, damages and liabilities arising out of any untrue statement of a material fact contained in the registration statement or any omission to state therein a material fact required to be stated therein. The Company has agreed to pay substantially all expenses in connection with the exercise of the registration rights. Each of the Principal Shareholders has waived its registration rights with respect to this Offering.

    In January 1995, Messrs. Robert S. Rosenschein and Elliott B. Broidy, Dr. Jeffrey Rosenschein, KZ Overseas Holding Corp., and IMR each provided bank deposits or letters of credit to the Company to guarantee certain loans entered into by the Company. In compensation for providing such bank deposits and letters of credit, the Company issued warrants to such parties to purchase an aggregate of 498,875 Ordinary Shares at a purchase price of $1.83 per Ordinary Share (the "Guarantor Warrants"). Specifically, Mr. Robert S. Rosenschein, Dr. Jeffrey Rosenschein, Mr. Elliott B. Broidy, KZ Overseas Holding Corp. and IMR were issued Guarantor Warrants to purchase 56,875 Ordinary Shares, 48,750 Ordinary Shares, 141,375 Ordinary Shares, 8,125 Ordinary Shares and 243,750 Ordinary Shares, respectively. Subsequently, Mr. Robert Rosenschein and Dr. Jeffrey Rosenschein transferred Guarantor Warrants to purchase 15,000 and 24,375 Ordinary Shares, respectively, to relatives. The Guarantor Warrants are exercisable until December 30, 1999. For so long as the Ordinary Shares are listed on the New York Stock Exchange, the American Stock Exchange or quoted on Nasdaq, instead of exercising the warrants for cash, the holder of such warrants will be able to exercise the warrants by exchanging them for a number of Ordinary Shares equal to the aggregate difference between the market price of the Ordinary Shares and the exercise price of the warrants so exercised, divided by the market price of the Ordinary Shares. The Company repaid the indebtedness secured by such deposits and letters of credit in full with the proceeds of the Private Placement. All of such bank deposits and letters of credit provided as guarantees of the Company's obligations have been released. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    On April 4, 1995, the Company borrowed $200,000 from IMR Investments and $200,000 from Mr. Broidy. On May 22, 1995, the promissory notes held by IMR Investments and Mr. Broidy were each converted into four of the 60 units (the "Units") issued by the Company in connection with the Private Placement, pursuant to which each of IMR Investments and Mr. Broidy became the beneficial owner of $100,000 aggregate principal amount of notes (the "Private Placement Notes"), 33,000 Ordinary Shares (the "Private Placement Shares"), and 33,000 warrants to purchase Ordinary Shares (the "Private Placement Warrants"). In addition, Mr. Broidy purchased two Units in the Private Placement and an additional one Unit from a private investor unaffiliated with the Company subsequent thereto, and thereby became the beneficial owner of an additional $75,000 aggregate principal amount of the Private Placement Notes, an additional 24,750 Private Placement Shares and an additional 24,750 Private Placement Warrants. All of the Private Placement Notes have been paid in full. See "Management's Discussion and Analysis of Financial Conditions and Results of Operation -- Liquidity and Capital Resources."

    From August 1996 to November 1996, the Company borrowed an aggregate of $1,500,000 from IMR, consisting of (i) a $425,000 loan at 12% made in August 1996 and (ii) $1,075,000 in loans at 10% made in October and November 1996. In connection therewith, IMR was issued warrants to purchase 180,000 Ordinary Shares and the Company granted IMR certain registration rights with respect to the Ordinary Shares issuable upon exercise of the IMR Warrants. The Company intends to repay the $1,500,000 loan out of the net proceeds of the Offering.

    In connection with the formation of AgentSoft, the Company caused AgentSoft to issue certain shares of AgentSoft and options with respect to AgentSoft to certain persons involved in the formation and ongoing business of AgentSoft, including Dr. Jeffery Rosenchein. AgentSoft currently has 7,960 ordinary shares outstanding of which 6,700 (approximately 84%) are owned by the Company. In addition, an aggregate of 1,340 ordinary shares are issuable upon the exercise of outstanding options, including 800 ordinary shares issuable to Dr. Jeffrey Rosenchein upon exercise of options with a nominal exercise price of NIS 30 per share. All of the outstanding options and certain of the outstanding ordinary shares are subject to vesting over a three year period, which vesting may accelerate upon certain events. An additional 700 ordinary shares of AgentSoft are reserved for the grant of options to other AgentSoft employees.

    The Company believes that the transactions referred to above were on terms no less favorable to the Company than terms that could have been obtained from unrelated third parties. Any future transactions between the Company and affiliated parties will be approved by a majority of the independent and disinterested directors and, under certain circumstances, by the audit committee or the shareholders, and will be on terms no less favorable than those that could have been obtained from unrelated third parties.

                           DESCRIPTION OF SECURITIES

UNITS

    Each Unit consists of one Ordinary Share and one Warrant. The securities comprising the Units will not be separable or separately transferable until November 21, 1997, without the consent of the Representative.

ORDINARY SHARES

    GENERAL

    The Company is authorized to issue 30,000,000 Ordinary Shares, nominal value NIS .01 per share. As of November 20, 1996, 9,816,061 Ordinary Shares were issued and outstanding, and held of record by approximately 75 holders.

    All of the Company's outstanding Ordinary Shares are, and the Ordinary Shares offered hereby when issued and paid for will be, validly issued, fully paid and non-assessable. The Ordinary Shares do not have preemptive rights. The ownership or voting of Ordinary Shares by non-residents of Israel is not restricted in any way by the Memorandum of Association or Articles of Association (the "Articles") of the Company or by the laws of the State of Israel, except with respect to subjects of countries that are at a state of war with Israel.

    TRANSFER OF SHARES

    Fully paid Ordinary Shares are issued in registered form and may be freely transferred pursuant to the Articles unless such transfer is restricted or prohibited by another instrument.

    MODIFICATION OF CLASS RIGHTS

    The rights of any class of the Company's share capital, such as voting rights and rights to dividends, may be varied with the consent in writing of the holders of all of the voting rights of the issued shares of that class or upon the adoption of a special resolution passed at a separate general meeting of the holders of the shares of such class. Shares that confer preferential or subordinate rights relating to, among other things, dividends, voting and payment of capital, can be created only by a special resolution of the shareholders of the Company. The rights attached to a class of shares may be altered by a special resolution of the shareholders of the Company, provided that the holders of 75% of the voting rights of the issued shares of that class approve such change by agreement in writing, subject to the terms of such class and special requirements of Israeli law.

    ELECTION OF DIRECTORS

    The Ordinary Shares do not have cumulative voting rights in the election of directors. As a result, the holders of Ordinary Shares representing more than 50% of the voting power have the power to elect all the directors. See "Principal Shareholders."

    DIVIDEND AND LIQUIDATION RIGHTS

    The Company may declare a dividend to be paid to the holders of Ordinary Shares according to their rights and interests in the profits of the Company. In the event of liquidation of the Company, after satisfaction of liabilities to creditors, the assets of the Company shall be distributed to the holders of Ordinary Shares in proportion to the nominal value of their respective holdings. Such right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future. The Board of Directors may declare interim dividends and propose the final dividend with respect to any fiscal year out of profits. Declaration of a final dividend (which cannot exceed the amounts proposed by the Board) requires shareholder approval by adoption of an ordinary resolution. Failure to obtain such shareholder approval does not affect previously paid interim dividends. See "Dividends."

    VOTING, SHAREHOLDERS' MEETINGS AND RESOLUTIONS

    Holders of Ordinary Shares have one vote for each Ordinary Share held on all matters submitted to a vote of shareholders. Such voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. An Ordinary

General Meeting of holders of Ordinary Shares of the Company is held at least once every year, no later than 15 months after the last Ordinary General Meeting, at such time and at such place as may be fixed by the Company's Board of Directors. Such Ordinary General Meetings are called "ordinary meetings," and all other general meetings of the Company are called "extraordinary meetings." The Board of Directors may, at its discretion, convene an extraordinary meeting, and it is obliged to do so upon the request in writing of the holders of at least 10% of the outstanding Ordinary Shares of the Company. Each shareholder of record is entitled to receive at least seven days' prior notice of an ordinary meeting.

    The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or by proxy and holding or representing between them 33% of the voting rights of the issued share capital. The quorum required for an extraordinary meeting is two shareholders present in person or by proxy and holding or representing between them 51% of the voting rights of the issued share capital. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders. At such reconvened meeting a quorum is required consisting of any two shareholders present in person or by proxy, regardless of the number of Ordinary Shares represented.

    An ordinary resolution (such as a resolution for the election of directors, the declaration of dividends or the appointment of auditors) requires approval by the holders of a majority of the voting rights represented at the meeting, in person or by proxy, and voting thereon. A special or extraordinary resolution (such as a resolution amending the Memorandum of Association or Articles of Association of the Company or approving any change in capitalization, merger, consolidation, winding-up, authorization of a class of shares with special rights or other changes as specified in the Companies Ordinance) requires approval of the holders of at least 75% of the voting rights represented at the meeting, in person or by proxy, and voting thereon. An extraordinary resolution can be considered only if shareholders receive at least 21 days' prior notice of the meeting at which such resolution will be considered.

REDEEMABLE WARRANTS

    Each Warrant included in the Units offered hereby entitles the registered holder thereof (the "Warrant Holders") to purchase one Ordinary Share at a price of $11.50, subject to adjustment in certain circumstances, for a period of five years commencing immediately until 5:00 p.m., Eastern Time, on November 21, 2001.

    The Warrants are redeemable by the Company, upon the consent of the Representative, at any time after the Warrants become separable, upon notice of not less than 30 days, at a price of $0.10 per Warrant, provided that the closing bid quotation of the Ordinary Shares on all 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 130% (currently $14.95, subject to adjustment) of the then effective exercise price of the Warrants. The Warrant Holders shall have the right to exercise their Warrants until the close of business on the date fixed for redemption. The warrants will be issued in registered form under a warrant agreement by and among the Company, American Stock Transfer & Trust Company, as warrant agent, and the Representative (the "Warrant Agreement"). The exercise price and number of Ordinary Shares or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the Warrants are not subject to adjustment for issuances of Ordinary Shares at prices below the exercise price of the Warrants. Reference is made to the Warrant Agreement (which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part) for a complete description of the terms and conditions therein.

    The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check or bank draft payable to the Company) to the warrant agent for the number of Warrants being exercised. The Warrant Holders do not have the rights or privileges of holders of Ordinary Shares.

    No Warrant will be exercisable unless at the time of exercise the Company has filed a current registration statement with the Commission covering the Ordinary Shares issuable upon exercise of such Warrant and such Ordinary Shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of such Warrant. The Company will use its best efforts to have all such Ordinary Shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there can be no assurance that it will be able to do so.

    No fractional shares will be issued upon exercise of the Warrants. However, if a Warrant Holder exercises all Warrants then owned of record by him, the Company will pay to such Warrant Holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Ordinary Shares on the last trading day prior to the exercise date.

TRANSFER AND WARRANT AGENT

    The transfer agent for the Units and the Ordinary Shares, and the warrant agent for the Warrants, is American Stock Transfer & Trust Company.

REPORTS TO SHAREHOLDERS

    The Company has registered its Ordinary Shares under the provisions of
Section 12(g) of the Exchange Act and intends to file an application with the Commission to register the Units under the same section of the Exchange Act and to use its best efforts to have such application declared effective prior to the date that the registration statement containing this Prospectus is declared effective. In addition, the Company has agreed with the Representative that it will use its best efforts to continue to maintain such registration. Such registration requires the Company to comply with periodic reporting, proxy solicitation and certain other requirements of the Exchange Act.

ISRAELI SECURITIES LAW REQUIREMENTS

    The Company has received from the Israel Securities Authority an exemption from the reporting obligations as specified in Chapter Six of the Israel Securities Law 1968, which include the obligation to submit periodic and immediate reports to the Israel Securities Authority, provided that a copy of each report submitted in accordance with applicable United States law shall be available for public review at the Company's principal offices in Israel.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have 11,616,061 Ordinary Shares outstanding (assuming no exercise of the Warrants). Of these shares, the 8,118,914 of Ordinary Shares outstanding after the Offering (including the 1,800,000 Ordinary Shares included in the Units offered hereby) will be freely tradeable without restriction or further registration under the Securities Act unless, in the case of Ordinary Shares sold in the Offering, such shares are purchased by "affiliates" of the Company, as that term is defined in Rule 405 of the Securities Act. All of the remaining 3,497,147 Ordinary Shares outstanding are "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"), and may only be sold in the United States if registered under the Securities Act or in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. All of the 3,497,147 restricted shares are presently eligible for sale, without registration, under Rule 144 (subject to certain volume limitations and other conditions prescribed by such rule).

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned restricted securities for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding Ordinary Shares (approximately 116,000 Ordinary Shares after the Offering) or the average weekly trading volume of the Ordinary Shares on Nasdaq during the four calendar weeks preceding such sale, provided that certain public information about the issuer as required by Rule 144 is then available and the seller complies with certain other requirements relating to the manner and notice of sale. A person who is not an affiliate of the Company, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted securities for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

    The Commission has recently proposed amendments to Rule 144 and Rule 144(k) that would permit resales of "restricted" Ordinary Shares under Rule 144 after a one-year, rather than two-year holding period, subject to compliance with the other provisions of Rule 144, and would permit resales of such Ordinary Shares by non-affiliates under Rule 144(k) after a two-year, rather than a three-year holding period. Adoption of such amendments could result in resales of Ordinary Shares sooner than would be the case under Rule 144 and Rule 144(k) as currently in effect.

    All of the Company's officers and directors and certain of its shareholders have agreed not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Ordinary Shares, whether any such swap or transaction described in clause
(i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise, for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative.

    The Company has granted options and warrants to purchase 1,754,750 Ordinary Shares to certain employees and directors of the Company as well as other persons associated with the Company. See "Management -- Employee Share Option Plan (1995)" and "-- Non-Employee Share Option Plan (1995)" and "Certain Transactions."

                              CONDITIONS IN ISRAEL

    THE COMPANY'S OPERATIONS ARE DIRECTLY AFFECTED BY THE ECONOMIC AND POLITICAL CONDITIONS IN ISRAEL. THE INFORMATION IN THIS SECTION IS INCLUDED IN ORDER TO ADVISE PROSPECTIVE PURCHASERS OF THE ORDINARY SHARES OF CERTAIN CONDITIONS IN ISRAEL THAT COULD AFFECT THE OPERATIONS AND FINANCIAL RESULTS OF THE COMPANY.

POLITICAL CONDITIONS

    Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. However, a peace agreement between Israel and Egypt was signed in 1979, a peace agreement between Israel and Jordan was signed in 1994 and, since 1993, several agreements between Israel and Palestinian representatives have been signed. In addition, Israel and several other Arab States have announced their intention to establish trade and other relations and are discussing certain projects. As of the date of this Prospectus, Israel has not entered into any peace agreement with Syria or Lebanon. There can be no assurance as to how the "peace process" will continue or what effect it may have upon the Company.

    Despite the progress towards peace between Israel, its Arab neighbors and the Palestinians, certain countries, companies and organizations continue to participate in a boycott of Israeli firms. The Company does not believe that the boycott has had a material adverse effect on the Company, but there can be no assurance that restrictive laws, policies or practices directed towards Israel or Israeli businesses will not have an adverse impact on the expansion of the Company's business.

    Generally, all male adult citizens and permanent residents of Israel under the age of 51 are, unless exempt, obligated to perform up to 44 days of military reserve duty annually. Additionally, all such residents are subject to being called to active duty at any time under emergency circumstances. Some of the Company's officers and employees are currently obligated to perform annual reserve duty. While the Company has operated effectively under these requirements since it began operations, no assessment can be made as to the full impact of such requirements on the Company's workforce or business if conditions should change, and no prediction can be made as to the effect on the Company of any expansion or reduction of such obligations.

ECONOMIC CONDITIONS

    In 1995, for the sixth consecutive year, the economy of Israel experienced significant expansion. During calendar years 1990 through 1995, Israel's gross domestic product ("GDP") increased by 5.8%, 6.2%, 6.7%, 3.4%, 6.5% and 6.8%, respectively. The Israeli Government's monetary policy contributed to relative price and exchange rate stability during most of these years despite fluctuating rates of economic growth. The inflation rate for 1994 and 1995 was 14.5% and 8.1%, respectively. For the first nine months of 1996, the inflation rate was 8.2% (an annualized rate of approximately 11.0%). There can be no assurance that the inflation rate for 1996 or thereafter will not increase or that exchange rates between the dollar and the NIS will remain stable. Price and exchange rate instability may have a material adverse impact on the Company.

    Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early- to mid-1980s that reached a peak of 445%, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. The Israeli government has, for these and other reasons, intervened in all sectors of the economy by utilizing, among other means, fiscal and monetary policies, import duties, foreign currency restrictions and control of wages, prices and exchange rates. The Israeli government has periodically changed its policies in all these areas.

    Israel is a member of the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Finance Corporation. Israel is a signatory to the General Agreement on Tariffs and Trade, which provides for the reciprocal lowering of trade barriers among its members. In addition, Israel has been granted preferences under the Generalized System of Preferences from the United States, Australia, Canada and Japan. These preferences allow Israel to export the products covered by such program either duty-free or at reduced tariffs. Israel became associated with the European Economic Community (now known as the European Union) in a Free Trade Agreement concluded in 1975, which confers certain advantages with respect to Israeli exports to most European countries and obligates Israel to lower its tariffs with respect to imports from those countries over a number of years. As of January 1, 1996, an addendum to the Free Trade Agreement with the European Union was scheduled to take effect, which, among other things, would provide further flexibility to rules of origin (including with respect to electronic products) and allow Israeli companies to participate in European research and development programs and tenders.

    Israel and the United States entered into a Free Trade Agreement ("FTA") in 1985. Under the FTA, most products receive immediate duty-free status. The FTA is intended to eliminate all tariff and certain non-tariff barriers on most trade between the two countries by 1995. In September 1992, Israel signed a free trade agreement with the European Free Trade Association ("EFTA"), whose members include Switzerland, Austria, Sweden, Finland, Norway, Iceland and Liechtenstein. The agreement became effective January 1, 1993, and entitles the exporting countries of EFTA trading with Israel to conditions similar to those that Israel enjoys when trading with the United States. In recent years, Israel has established commercial and trade relations with a number of other nations (including China, Russia, India and other nations in Asia and Eastern Europe) with which Israel had not previously had such relations.

                    TAXATION AND FOREIGN EXCHANGE REGULATION

    The following is a summary of the current tax structure applicable to companies in Israel, with special reference to its effect on the Company. The following also contains a discussion of certain Israeli and United States tax consequences to persons purchasing the Ordinary Shares and/or Warrants offered hereby and certain Israeli Government programs benefitting the Company. To the extent that the discussion is based on new tax legislation which has not been subject to judicial or administrative interpretation, there can be no assurance that the views expressed in the discussion will be accepted by the tax authorities in question. The discussion is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

    PROSPECTIVE PURCHASERS OF ORDINARY SHARES AND/OR WARRANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES, ISRAELI, OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES AND/OR WARRANTS, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

GENERAL CORPORATE TAX STRUCTURE

    The Israeli statutory corporate tax rate on taxable business income is currently 36%. Notwithstanding the foregoing, the effective tax rate payable by a company (such as the Company) which is qualified under Israeli law as an "Industrial Company," and which derives income from an "Approved Enterprise" may be considerably less. See "-- Law for the Encouragement of Capital Investments, 1959."

    The Company has carryforward losses for Israeli corporate income tax purposes and deductible temporary differences in the approximate amount of $11 million as of December 31, 1995. There were no deferred tax balances as of December 31, 1995 or September 30, 1996. As the Company is exempt from tax, the statutory tax rate for the purposes of the reconciliation of tax expense is zero. See Note 10 of Notes to Financial Statements.

LAW FOR THE ENCOURAGEMENT OF CAPITAL INVESTMENTS, 1959

    GENERAL
    The Law for the Encouragement of Capital Investments, 1959 (the "Investment Law") provides that capital investments in certain production facilities (or other eligible assets) may, upon application to the Israel Investment Center, be designated as an "Approved Enterprise." Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or other asset. During 1992, 1993, 1994 and 1995 a majority of the Company's revenues was attributable to Approved Enterprises.

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    The Company has been approved to receive guaranteed loans of approximately
$4.1 million under the Approved Enterprise Program which is administered by the Israel Investment Center, of which $3.9 million had been received by the Company through September 30, 1996 and all of the remainder has been received to date.

    In July 1996, the Government of Israel announced a series of proposed budget cuts affecting many government-funded programs. In connection with this announcement, the Government of Israel has stated that it intends to reduce the benefits available to companies under the Investment Law. The proposed budget cuts are subject to approval by the Knesset, which has not yet been obtained. The right to receive investment participations, which was scheduled to expire on December 31, 1994, has been extended for three years, although it is expected that the Government of Israel will fund any newly approved projects at a significantly reduced rate.

    TAX BENEFITS

    Unless a company elects to participate in an Alternative Benefits Program (as defined below), it is eligible for certain grants extended to any Approved Enterprise and entitled to have the income derived from its Approved Enterprise taxed at lower rates than would otherwise be applicable. The period of reduced taxation commences in the first year in which the Approved Enterprise generates taxable income and continues for a maximum of seven consecutive years, but not later than the twelfth year from commencement of production or the fourteenth year from the date of approval of such enterprise, whichever is earlier. The Company has elected the Alternative Benefits Program.

    Companies, such as the Company, which qualify as a "Foreign Investors' Company" are entitled to further reductions in the tax rate normally applicable to Approved Enterprises. Subject to certain conditions, a Foreign Investors' Company is a company which has more than 25% of its share capital (in terms of rights to profits, voting and the appointment of directors) and of its combined share and loan capital owned by persons who are not residents of Israel. The amount of benefits enjoyed by a Foreign Investors' Company depends on the percentage of share capital owned by non-residents, which percentage is determined for any tax year by the lowest percentage of any of the above rights held by non-residents during that year. A Foreign Investors' Company pays tax at reduced rates ranging from 25% to 10% for a ten-year period (rather than the otherwise applicable seven-year period discussed above). With respect to each Approved Enterprise, such rate is in effect for the ten-year period, commencing with the year in which each such Approved Enterprise first generates taxable income, subject to the aforementioned limitation.

    A company owning an Approved Enterprise which was approved after April 1, 1986 may elect to forego any entitlement to such grants and to the tax benefits otherwise available under the Investment Law and, in lieu of the foregoing, participate in an alternative benefits program (the "Alternative Benefits Program"), under which undistributed income from the Approved Enterprise receives full exemption from corporate tax on business income for a defined period of time. The period of tax exemption ranges between 2 and 10 years, depending upon the location within Israel of the Approved Enterprise and the type of Approved Enterprise. On expiration of the exemption period, the Approved Enterprise would be eligible for beneficial tax rates under the Investment Law for the remainder of the otherwise applicable benefits period.

    Dividends paid out of income derived from an Approved Enterprise are generally subject to withholding tax at the rate of 15% (compared to the standard rate of 25%), and the same rate will also be applicable to distributions made by a company out of dividends which it had received out of income derived by an Approved Enterprise (compared to the standard exemption for intercorporate dividends). The rate of 15% is limited to those dividends and distributions actually paid to the recipient during the seven-year benefits period and, generally, at any time up to 12 years thereafter or, in the case of a Foreign Investor's Company, without limitation thereafter. A company which has elected to participate in the Alternative Benefits Program and pays a dividend at any time from income derived by an Approved Enterprise during the tax exemption period under the Alternative Benefits Program would be liable for Company Tax in respect of the gross amount distributed (I.E., the amount of the dividend grossed-up to include corporate and income tax payable or withheld with respect to the dividend) at the rate that would have been applicable had the Alternative Benefits Program not been elected. See "-- Taxation Matters Under Israeli Law Affecting Non-Israeli Shareholders; Estate Taxes."

    The tax benefits derived from a certificate of approval for an Approved Enterprise relate only to taxable income attributable to the Approved Enterprise and are conditioned upon fulfillment of the conditions stipulated by the Investment Law, the regulations promulgated thereunder and the criteria set forth in the certificate of approval. In the event of a failure by the Company to comply with these conditions, the tax benefits could be cancelled, in whole or in part, and the Company would be required to refund the amount of the cancelled benefits, with the addition of Israeli CPI linkage differences and interest. The Company believes that its Approved Enterprises operate in substantial compliance with all such conditions and criteria.

    In the event that only a part of a company's taxable income derives from an Approved Enterprise or if the company operates under more than one approval, its effective corporate tax rate is the result of a weighted average of the various applicable rates. A company owning "mixed enterprises" (I.E., a company whose income derives from both an Approved Enterprise and another source) may not distribute a dividend attributable to the Approved Enterprise alone. Subject to certain provisions concerning income subject to the Alternative Benefits Program, all dividends are considered to be attributable to the entire enterprise, and the effective tax rate is the result of a weighted combination of the various applicable tax rates.

  OTHER BENEFITS

    An Approved Enterprise is also entitled to two other incentives from the Government of Israel, whether or not the Alternative Benefits Program is elected. One such incentive is State-guaranteed loans from banks and other financial institutions in an amount, in the case of the Company, equal to two-thirds of the approved project expenditures, provided that the remaining one-third is invested in equity in the form provided for in the Investment Law. The other incentive is accelerated depreciation on property and equipment, generally ranging from 200% (in respect of equipment) to 400% (in respect of buildings) of the ordinary depreciation during the first five-year period of operation of these assets, provided that the depreciation on buildings shall not exceed 20% per annum.

    Certain of the Company's technology was developed with the assistance of research grants received from the Office of the Chief Scientist of the Ministry of Industry and Trade of the Government of Israel (the "OCS") pursuant to the Law for the Encouragement of Industrial Research and Development, 1984 (the "Research Law"). No OCS funding has been received since 1993. Under the terms of OCS assistance, in general, a royalty of 3% of the net sales of the products developed from a project funded by OCS must be paid, beginning with the commencement of sales of products developed with grant funds and ending when 150% of the grant is repaid. The Company completed the accrual for its royalty obligations to OCS in the second half of 1995. Nevertheless, as long as the Company markets products utilizing technology developed with the help of OCS grants, it remains subject to the Research Law, which requires that the manufacture of any product developed as a result of research and development funded by OCS take place in Israel. In the case of software, OCS allows the manufacture of the software outside of Israel as long as control over the technology remains in Israel. It also provides that know-how from the research and development which is used to produce the product may not be transferred to third parties without the approval of the Research Committee of OCS. Such approval is not required for the export of any products resulting from such research and development.

LAW FOR THE ENCOURAGEMENT OF INDUSTRY (TAXES), 1969

    The Company currently qualifies as an "Industrial Company" within the definition of the Law for the Encouragement of Industry (Taxes), 1969 (the "Industry Encouragement Law") and is, therefore, entitled to certain benefits which are described below.

    Under the Industry Encouragement Law, a company qualifies as an "Industrial Company" if it is resident in Israel and at least 90% of its income in any tax year, determined in NIS (exclusive of income from government compulsory defense loans, capital gains, interest, and dividends), is derived from Industrial Enterprises owned by that company. An "Industrial Enterprise" is defined as an enterprise whose major activity in a particular tax year is industrial production activity.

    Pursuant to the Industry Encouragement Law, an Industrial Company is entitled, under certain conditions, to a deduction of 12.5% of the purchase price of patents or certain other intangible property rights for each of the first eight years from the tax year in which it commenced use of such intangible property rights and a deduction of 33 1/3% per annum (for the first three years after such expenses are incurred) of expenses incurred in connection with the issuance of publicly-traded shares. To the extent that the income from a company's Approved Enterprises is exempt from taxation (see "-- Law for the Encouragement of Capital Investments, 1959"), the deduction that such company would have otherwise received under the Industry Encouragement Law will be reduced accordingly.

    Eligibility for the benefits under the Industry Encouragement Law is not conditioned upon the receipt of prior approval from any Israeli Government authority. No assurance can be given that the Company will continue to qualify as an Industrial Company or will in the future be able to avail itself of any benefits under the Industry Encouragement Law.

TAXATION UNDER INFLATIONARY CONDITIONS

    The Income Tax Law (Adjustment for Inflation), 1985 (the "Adjustment for Inflation Law") represents an attempt to overcome some of the problems presented to a traditional tax system by an economy undergoing rapid inflation. Generally, the Adjustment for Inflation Law provides significant tax deductions and adjustments to depreciation methods and tax loss carryforwards to compensate for loss of value resulting from a hyperinflationary economy. The Company is assessed tax under the Adjustment for Inflation Law.

    The Income Tax Ordinance and the Adjustment for Inflation Law allow "Foreign-Invested Companies" which maintain their accounts in dollars in compliance with regulations published by the Israeli Minister of Finance to base their tax returns on the operating results as reflected in the dollar financial statements (in lieu of the principles set forth by the Adjustment for Inflation
Law) or to adjust their tax returns based on exchange rate changes rather than changes in the Israeli CPI. For these purposes, a Foreign-Invested Company is a company more than 25% of whose share capital (in terms of rights to profits, voting and the appointment of directors) and of whose combined share and loan capital is owned by persons who are not residents of Israel. The Company has elected to base its tax returns on the operating results as reflected in its dollar financial statements.

CAPITAL GAINS TAXATION OF THE COMPANY AND ITS SHAREHOLDERS

    Israeli law imposes a capital gains tax on the sale of capital assets, including securities held by the Company and Ordinary Shares and Warrants of the Company sold by holders thereof. The law distinguishes between "Real Gain" and "Inflationary Surplus." Real Gain is the excess of the total capital gain over Inflationary Surplus, computed on the basis of the increase in the Israeli CPI between the date of purchase and the date of sale. Inflationary Surplus accumulated until December 31, 1993 is taxed at a rate of 10% for residents of Israel in respect of securities (in respect of securities reduced to no tax for non-residents if calculated according to the exchange rate of the dollar instead of the Israeli CPI), while Real Gain is added to ordinary income, which is taxed at the applicable ordinary rates for individuals (30% to 50%) and for corporations (36% in 1996 and thereafter), while Inflationary Surplus accumulated from and after December 31, 1993 is exempt from any capital gains tax. Under current law, the Ordinary Shares of the Company offered by this prospectus are upon sale exempt from Israeli capital gains tax so long as they are listed on Nasdaq or on a stock exchange recognized by the Israeli Ministry of Finance and the Company qualifies as an "Industrial Company." See "-- Law for the Encouragement of Industry (Taxes), 1969." There can be no assurance that the Company will maintain such listing or qualification. Moreover, the Warrants are not intended to be listed.

    Pursuant to the Convention Between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income (the "U.S.-Israel Tax Treaty"), the sale, exchange or disposition of Ordinary Shares by a person who qualifies as a resident of the United States within the meaning, and who is entitled to claim the benefits afforded to such resident under, the U.S.-Israel Tax Treaty ("Treaty U.S. Resident") will not be subject to the Israeli capital gains tax unless such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting power of the Company during any part of the 12-month period preceding such sale, exchange or disposition (assuming that Israeli law would otherwise tax such gain). If such gain is taxed by Israel, the gain will be a foreign source under the U.S.-Israel Tax Treaty and such U.S. Holder can elect to credit such Israeli tax against the U.S. federal income tax imposed on the gain, subject to the limitations imposed by U.S. law. See "--Disposition of Ordinary Shares."

OTHER TAXATION MATTERS UNDER ISRAELI LAW AFFECTING NON-ISRAELI SHAREHOLDERS; ESTATE TAXES

    Non-residents of Israel who are not residents of the United States should consult their own tax advisors with respect to the tax consequences of owning equity securities of the Company.

    Individuals who are non-residents of Israel are subject to a graduated income tax on income derived from sources in Israel. Israeli source income is defined under Israeli law as income derived or accrued in Israel and income derived or accrued outside of Israel, if such income is received in Israel. A corporate entity is deemed an "Israeli resident" under Israeli law if it is controlled and managed from Israel or if it is registered in Israel and its business activities are primarily in Israel. On the distribution of dividends other than bonus shares to foreign residents, income tax at the rate of 25% (15% in the case of dividends distributed from the taxable income attributable to an Approved Enterprise) is withheld at the source unless a different rate is provided for in a treaty between Israel and the shareholder's country of residence. The U.S.-Israel Tax Treaty provides for a maximum tax of 25% on dividends paid to a Treaty U.S. Resident.

    A non-resident of Israel who has interest, dividend or royalty income derived from, accrued or received in Israel from which tax was withheld at the source is generally exempt from the duty to file tax returns in Israel in respect of such income, provided that such income was not derived from a business conducted in Israel.

    Residents of the United States generally will have withholding tax in Israel deducted at the source. Such persons may be entitled to a credit or deduction for United States federal income tax purposes for the amount of such taxes withheld. See "-- United States Federal Income Tax Considerations."

    Israel currently has no estate tax.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    Subject to the limitations described in the next paragraph, the following discussion describes the material United States federal income tax consequences to an initial holder of Units that is (i) a citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or of any state or (iii) an estate or trust, the income of which is includible in gross income for United States federal income tax purposes regardless of its source (a "U.S. Holder"). This summary is for general information purposes only and does not purport to be a comprehensive description of all of the federal income tax considerations that may be relevant to a decision to purchase Units. This summary generally considers only U.S. Holders that will own Units as capital assets. Except to the limited extent discussed below, it does not consider the U.S. tax consequences to a person that is not a U.S. Holder (a "Non-U.S. Holder").

    This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), current and proposed Treasury regulations promulgated thereunder, administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This discussion does not address all aspects of United States federal income taxation that may be relevant to any particular shareholder based on such shareholder's particular circumstances (including potential application of the alternative minimum tax), United States federal income tax consequences to certain shareholders that are subject to special treatment (such as taxpayers who are broker-dealers, insurance companies, tax-exempt organizations, financial institutions, holders of securities held as part of a straddle, "hedge" or "conversion transaction" with other investments, non-United States corporations, non-resident aliens of the United States, holders that own at least 10% of the voting power of the Company, and taxpayers whose functional currency is not the dollar) or any aspect of state, local or non-United States tax laws. Additionally, the tax treatment of persons who hold Units through a partnership or other pass-through entity are not considered, nor are the possible application of United States federal gift or estate taxes. EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT SUCH PERSON'S OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO SUCH PERSON OF PURCHASING, HOLDING OR DISPOSING OF THE UNITS.

    TAXATION OF ORDINARY SHARES

    DIVIDENDS

    U.S. Holders will be required to include in gross income as ordinary dividend income the amount of any distributions paid on Ordinary Shares (including the amount of any Israeli taxes withheld therefrom) to the extent that such distributions are paid out of the Company's current or accumulated earnings and profits as determined for United States federal income tax purposes. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. Holder's basis in the Ordinary Shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Ordinary Shares. Such dividends generally will not qualify for the dividends received deductions available to corporations. Dividends paid in foreign currency (including the amount of any Israeli taxes withheld therefrom) will be includible in the income of a U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day they are received by the U.S. Holder. U.S. Holders should consult their own tax advisor regarding the treatment of foreign currency gain or loss, if any, on any foreign currency received which is converted into dollars subsequent to receipt.

    Generally, U.S. Holders will have the option of claiming the amount of any Israeli income taxes withheld at source as either a deduction from gross income or as a dollar-for-dollar credit against their United States federal income tax liability. Individuals who do not claim itemized deductions, but instead utilize the standard deduction, may not claim the amount of the Israeli income taxes withheld as a deduction from their gross income, but such amount may be claimed as a credit against the individual's United States federal income tax liability. U.S. Holders claiming a deduction for foreign income taxes in a particular year must deduct, and cannot claim a credit for, any foreign taxes for that year. The amount of foreign income taxes for which shareholders may claim a credit in any year is subject to certain complex limitations and restrictions, which must be determined on an individual basis by each shareholder. The limitations set out in the Code include, among others, rules under which foreign tax credits allowable with respect to specific classes of income cannot exceed the United States federal income taxes otherwise payable with respect to each class of income. Dividends paid by the Company generally will be foreign source "passive income" for U.S. foreign tax credit purposes or, in the case of a financial services entity, "financial services income." Foreign income taxes exceeding the credit limitation for the year of payment or accrual of such tax can be carried back for two taxable years and forward for five taxable years, in order to reduce United States federal income taxes, subject to the credit limitation applicable in each of such years. Additionally, a U.S Holder may not utilize foreign tax credits in any taxable year to reduce more than 90% of its liability for United States individual and corporate alternative minimum tax.

    DISPOSITION OF ORDINARY SHARES

    An initial holder's tax basis in an Ordinary Share acquired as part of a Unit will be that proportion of the purchase price of a Unit that the fair market value of an Ordinary Share on the acquisition date bears to the total fair market value of such Unit on such date. A holder's basis in Ordinary Shares acquired by exercise of a Warrant will equal its basis in the Warrants exercised plus the exercise price paid to acquire the Ordinary Shares.

    Upon the sale, exchange or other disposition of Ordinary Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between such U.S. Holder's basis in the Ordinary Shares and the amount realized on the disposition. The gain or loss realized on the sale, exchange or disposition of Ordinary Shares will be long-term capital gain or loss if the U.S. Holder has a holding period of more than one year at the time of disposition. Gain realized by a U.S. Holder on a sale, exchange or other disposition of Ordinary Shares generally will be treated as U.S. source income for U.S. foreign tax credit purposes. However, pursuant to the U.S.-Israel Tax Treaty, such gain may be foreign source income in certain circumstances. See "--Capital Gains--Taxation of the Company and its Shareholders." Under proposed regulations which are proposed to be retroactive, any loss realized by a U.S. Holder on the sale, exchange or other disposition of Ordinary Shares generally would be a foreign source loss for U.S. foreign tax credit purposes. U.S. Holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss on any NIS received in respect of the sale, exchange or other disposition of Ordinary Shares.

    PASSIVE FOREIGN INVESTMENT COMPANIES
    The Company will be a passive foreign investment company (a "PFIC") if 75% or more of its gross income (including the pro rata share of gross income for any company (U.S. or foreign) in which the Company is considered to own 25% or more of the shares by value) in a taxable year is passive income. Alternatively, the Company will be considered to be a PFIC if at least 50% of the assets (averaged over the year and generally determined based upon fair market value of the Company (including the pro rata share of the assets of any (U.S. or foreign) company of which the Company is considered to own 25% or more of the shares by value) in a taxable year are held for the production of, or produce, passive income. If the Company becomes a PFIC, each holder of Ordinary Shares or Warrants who is a U.S. person would, in the absence of an election by a holder of Ordinary Shares to treat the Company as a qualified electing fund, as discussed below, upon certain distributions by the Company and upon disposition of the Ordinary Shares or Warrants at a gain, be liable to pay tax at the then prevailing income tax rates on ordinary income plus interest on the tax, as if the distribution or gain had been recognized ratably over the taxpayer's holding period of the Ordinary Shares or Warrants. Additionally, if the Company were to become a PFIC, U.S. Holders who acquire Ordinary Shares or Warrants from decedents would be denied the normally available step-up of the income tax basis for such Ordinary Shares or Warrants to fair market value at the date of death and, instead, would have a tax basis equal to the decedent's basis, if lower.

    The Company does not believe it will be a PFIC during 1996, and intends to manage its business so as to avoid PFIC status to the extent consistent with its other business goals. However, there can be no assurance that the Company will not become a PFIC.

    If a U.S. Holder has made a "qualified electing fund" election for all taxable years during which both (a) such holder held Ordinary Shares and (b) the Company was a PFIC, then distributions and gain will not be deemed to have been recognized ratably over the taxpayer's holding period or subject to an interest charge, gain on the sale of Ordinary Shares will be characterized as capital gain and the denial of basis step-up at death described above would not apply. Instead, a shareholder of a qualified electing fund is required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain, regardless of whether the Company has made any distribution of such earnings or gain.

    The Company can give no assurance that it will have timely knowledge of its future status as a PFIC. In this regard, the Company does not assume any obligation to make timely disclosure with respect to such status. Moreover, the Company does not plan to provide U.S. Holders with the necessary information to make a qualified electing fund election. Consequently, as a practical matter, U.S. Holders should assume that they will not be able to make a qualified electing fund election.

    TAXATION OF WARRANTS
    An initial holder's tax basis in a Warrant acquired as part of a Unit will be that proportion of the purchase price of a Unit that the fair market value of a Warrant on the acquisition date bears to the total fair market value of such Unit on such date. No gain or loss will be recognized by a U.S. Holder of a Warrant on the purchase of the Company's Ordinary Shares for cash on the exercise of the Warrant. The basis of a U.S. Holder's Ordinary Shares acquired upon exercise of a Warrant will include such holder's basis in the Warrant plus the amount of cash paid upon exercise of the Warrant. The holding period of Ordinary Shares acquired upon the exercise of a Warrant, however, will not include the holder's holding period for the Warrant. For purposes of the PFIC rules discussed above, a holder's holding period for the Warrant would be included in the holding period of Ordinary Shares acquired upon exercise of such Warrant.

    The redemption of a Warrant by the Company, or the sale of a Warrant by a U.S. Holder, generally will be treated as a sale or exchange of a capital asset. Accordingly, such gain or loss will be long-term capital gain or loss provided the Warrant has been held for more than one year. The gain or loss will be equal to the difference between the amount realized on such redemption or sale and the U.S. Holder's tax basis in such

Warrant. A U.S. Holder in whose hands a Warrant lapses unexercised will recognize capital loss equal to such holder's tax basis in the Warrant, which will be long or short term capital loss depending on whether the warrant was held for more than one year. In certain circumstances, adjustments in the exercise price of a Warrant could result in dividend income to a Warrantholder equal to the fair market value of the adjustment.

    INFORMATION REPORTING AND BACKUP WITHHOLDING
    U.S. Holders are generally subject to information reporting requirements with respect to dividends and the proceeds of the disposition of all or a part of a Warrant or Ordinary Share. Under the Code, a U.S. Holder of a Warrant or Ordinary Share may be subject, under certain circumstances, to "backup withholding" at a 31% rate on cash payments in the United States of the proceeds of disposition of all or part of a Warrant or Ordinary Share. Under proposed regulations, dividends paid in the United States would also be subject to back-up withholding. Backup withholding will apply only if a U.S. Holder (i) fails to furnish its social security or other taxpayer identification number ("TIN"), within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service ("IRS").

    Under recently enacted legislation, U.S. Holders who purchase shares of stock in a foreign corporation from the foreign corporation may be subject to a penalty equal to 35% of the purchase price unless IRS Form 926 is filed with the IRS on or before the date of the purchase (I.E., the date of the transfer of cash to the foreign corporation). IRS Notice 96-60 states that, pending further study, no penalty will be imposed if any information return that ultimately may be required is filed no later than 60 days after the issuance of future guidance by the IRS on this matter. U. S. HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS CONCERNING THIS LEGISLATION.

    NON-U.S. HOLDERS OF WARRANTS OR ORDINARY SHARES

    A Non-U.S. Holder of Warrants or Ordinary Shares will not be subject to United States federal income or withholding tax on the payment of dividends and the proceeds from the disposition of all or part of a Warrant or Ordinary Share unless (i) such item is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, in the case of a resident of a country which has a treaty with the United States, such item is attributable to a permanent establishment (or, in the case of an individual, a fixed place of business) in the United States or (ii) in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

    Non-U.S. Holders will not be subject to information reporting or backup withholding with respect to the payment of dividends and the proceeds from the disposition of all or part of a Warrant or Ordinary Share by a foreign office of a foreign broker; PROVIDED, HOWEVER, that if the broker is a U.S. person or a "U.S. related person", information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its records of the Non-U.S. Holder's foreign status or the Non-U.S. Holder certifies to its foreign status under penalties of perjury or otherwise establishes an exemption. For this purpose, a "U.S. related person" is a broker or other intermediary that is a controlled foreign corporation for United States federal income tax purposes or that is a person 50% or more of the gross income from all sources of which, over a specified three-year period, is effectively connected with the conduct of a United States trade or business.

    The payment of the items set forth above to or through the United States office of a broker, whether domestic or foreign, generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder provides a taxpayer identification number, certifies to its foreign status or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

EXCHANGE CONTROLS AFFECTING NON-ISRAELI SHAREHOLDERS
    All non-residents of Israel who purchase equity securities of the Company with certain non-Israeli currencies (including dollars) may freely repatriate in such non-Israeli currencies all amounts received in respect of such securities in Israeli currency, whether as a dividend, as a liquidating distribution or as proceeds from the sale of such securities (provided in each case that any applicable Israeli income tax is paid or withheld on such amounts) at the rate of exchange prevailing at the time of conversion, pursuant to the general permit issued under the Israeli Currency Law, 1978. Israeli residents are eligible to purchase equity securities of the Company.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the underwriters (the "Underwriters"), for whom Sands Brothers & Co., Ltd. has agreed to act as representative (the "Representative"), and each of the Underwriters severally has agreed to purchase from the Company, the respective number of Units set forth opposite its name below. The several Underwriters have agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase all of the Units offered hereby if any of such securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                                                   NUMBER OF UNITS
NAME OF UNDERWRITERS                                                                               TO BE PURCHASED
-------------------------------------------------------------------------------------------------  ---------------
Sands Brothers & Co., Ltd........................................................................      1,000,000
Donaldson, Lufkin & Jenrette Securities Corporation..............................................         83,500
Lehman Brothers..................................................................................         83,500
Merrill Lynch & Co...............................................................................         83,500
Oppenheimer & Co. Inc............................................................................         83,500
Advest, Inc. ....................................................................................         42,000
Cruttenden Roth Incorporated.....................................................................         42,000
Dain Bosworth Incorporated.......................................................................         42,000
Josephthal Lyon & Ross Incorporated..............................................................         42,000
Ladenburg, Thalmann & Co. Inc. ..................................................................         42,000
Piper Jaffray Inc. ..............................................................................         42,000
Unterberg Harris.................................................................................         42,000
Wedbush Morgan Securities........................................................................         42,000
Gilford Securities Incorporated..................................................................         26,000
John G. Kinnard and Company Incorporated.........................................................         26,000
Oscar Gruss & Son Incorporated...................................................................         26,000
The Shemano Group, Inc. .........................................................................         26,000
Whale Securities Co., L.P. ......................................................................         26,000
                                                                                                   ---------------
        Total....................................................................................      1,800,000
                                                                                                   ---------------
                                                                                                   ---------------

    The Underwriters have advised the Company that they propose to offer the Units to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers (who may include Underwriters) at such price less a concession, not in excess of $0.38 per Unit, of which not in excess of $0.1925 per Unit may be reallowed to certain other dealers. After commencement of the Offering, the public offering price and other selling terms may be varied by the Underwriters.

    The Company has granted to the Underwriters an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 270,000 additional Units, solely to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts. To the extent the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Units to be purchased by it shown in the foregoing table bears to the total number of Units initially offered to the Underwriters hereby.

    The Company has agreed to pay the Representative a nonaccountable expense allowance of 2% of the gross proceeds of this offering, $70,000 of which has been paid to date. The Company has also agreed to pay all expenses in connection with qualifying the Units offered hereby for sale under the laws of such states as the Representative may designate, including expenses of counsel retained for such purpose by the Representative.

    At the closing of the Offering, the Company will sell to the Representative and/or its designees, for nominal consideration, warrants (the "Representative's Warrants") to purchase up to 180,000 Units of the Company, each Unit consisting of one Ordinary Share and one Warrant. The Units subject to the Representative's Warrants will be identical to the Units sold to the public except for the purchase price as provided below. The exercise price of the Representative's Warrants will be 150% of the public offering price per Unit, or $12.75 per Unit, and the exercise price of the warrants included in the Units subject to the Representative's Warrants will be 150% of the exercise price of the Warrants. The Representative's Warrants may not be sold, transferred, assigned or hypothecated for one year from the date of this Prospectus, except to the officers or shareholders of the Representative or members of the selling group, and are exercisable during the four-year period commencing one year from the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Representative's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Ordinary Shares. To the extent that the Representative's Warrants are exercised, dilution to the interests of the Company's shareholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Representative's Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Representative's Warrants. Any profit realized by the Representative on the sale of the Representative's Warrants and any securities issuable thereunder, may be deemed additional underwriting compensation. The Representative's Warrants contain provisions providing for the adjustment of the exercise price upon the occurrence of certain events, including reclassifications, dividends, splits and other similar events. Subject to certain limitations and exclusions, the Company has agreed, at the request of the holders of a majority of the Representative's Warrants, at the Company's expense, to register the Representative's Warrants, and the securities issuable upon their exercise, under the Securities Act on one occasion during the Warrant Exercise Term and to include the Representative's Warrants and all such underlying securities in any appropriate registration statement which is filed by the Company during the five years following the date of this Prospectus.

    If following the date of this Prospectus, the Company is a party to any merger, acquisition, joint venture or other similar transaction introduced, directly or indirectly, by the Representative and the Representative actively provides merger and acquisition services in connection therewith, the Representative shall be entitled to receive a fee in consideration of the origination of such transaction. The fee is based on a percentage of the consideration paid in the transaction, ranging from 5% of the first $5,000,000 to 1% of any consideration in excess of $8,000,000.

    The Company has agreed, in connection with the exercise of the Warrants pursuant to solicitation (commencing one year from the date of this Prospectus), to pay to the Representative a fee of 5% of the exercise price for each Warrant exercised; PROVIDED, HOWEVER, that the Representative will not be entitled to receive such compensation in Warrant exercise transactions in which (i) the market price of the Ordinary Shares at the time of exercise is less than the exercise price of the Warrants; (ii) the Warrants are held in any discretionary account and prior specific written approval for such exercise has not been received from the customer; (iii) disclosure of compensation arrangements is not made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of the Warrants at the time of exercise; (iv) the exercise of the Warrants is unsolicited by the Representative; or (v) the solicitation of exercise of the Warrants was in violation of Rule 10b-6 promulgated under the Exchange Act. The Company has agreed not to solicit Warrant exercises other than through the Representative.

    The Company has also agreed, for a period of three (3) years from the date of this Prospectus, to nominate and use its best efforts to elect a designee of the Representative as a member of or, at the Representative's option, as a non-voting observer to the Board of Directors of the Company. As of the date of this Prospectus, the Representative has not selected such nominee to the Company's Board of Directors.

    All of the Company's executive officers, directors and holders of five percent (5%) or more of the Ordinary Shares have agreed not to sell or dispose of any Ordinary Shares owned by them, directly or indirectly, in any manner whatsoever (including pursuant to Rule 144 under the Securities Act) for a period of 180 days following the date of this Prospectus, without obtaining the prior written approval of the Representative.

    The Underwriters have undertaken that (i) they will not offer the Units to the public in Israel within the meaning of the Israeli Securities Law, 1968,
(ii) they will not offer the Units in Israel to more than 35 offerees in the aggregate, (iii) they will deliver to the Company and the Israeli Securities Authority the names and addresses of such offerees within seven days from closing of the Offering and (iv) they will obtain warranties from each such offeree that it is purchasing the Units for investment purposes only and not for purposes of resale.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

    IMR Investments and the Representative have agreed that IMR Investments will purchase 176,470 Units offered hereby.

    The rules of the Commission generally prohibit the Underwriters from making a market in the Ordinary Shares during the two business day period prior to commencement of sales in this Offering (the "Cooling Off Period"). The Commission has, however, adopted Rule 10b-6A ("Rule 10b-6A") which provides an exemption from such prohibition for certain passive market making transactions. Such passive market making transactions must comply with applicable price and volume limits and must be identified as passive market making transactions. In general, pursuant to Rule 10b-6A, a passive market maker may display its bid for a security at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Further, net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in a security during a specified prior period and must be discontinued when such limit is reached. Pursuant to the exemption provided by Rule 10b-6A, the Underwriters and the selling group members may engage in passive market making in the Ordinary Shares during the Cooling Off Period. Passive market making may stabilize the market price of the Ordinary Shares at a level above that which might otherwise prevail, and if commenced may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the securities offered hereby and certain legal matters in connection with the Offering with respect to Israeli law will be passed upon for by the Company by Yigal Arnon & Co., Tel Aviv, Israel. Certain legal matters in connection with the Offering with respect to United States law will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York. Littman Krooks & Roth, P.C., New York, New York and Naschitz, Brandes & Co., Tel Aviv, Israel have acted as counsel for the Underwriters in connection with Offering.

                                    EXPERTS

    The audited consolidated financial statements included in this Prospectus have been audited by Luboshitz, Kasierer & Co., a Member Firm of Andersen Worldwide, SC, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said reports which include an explanatory fourth paragraph with respect to the Company's ability to continue as a going concern.

    Statements concerning Israeli law included under the captions "Risk Factors -- Service of Process and Enforcement of Judgments," "Dividends," "Management," "Description of Securities" and "Taxation and Foreign Exchange Regulation" have been examined by Yigal Arnon & Co., and have been included upon the authority of such counsel as an expert in the laws of the State of Israel. Statements included under the caption "Taxation and Foreign Exchange Regulation -- United States Federal Income Tax Considerations" have been examined by Weil, Gotshal & Manges LLP, and have been included upon the authority of such firm as expert in such matters.

              ACCENT SOFTWARE INTERNATIONAL LTD. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                         PAGE
                                                                                                     -------------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS...........................................................            F-2

FINANCIAL STATEMENTS

  Consolidated Balance Sheets as of December 31, 1994 and 1995 and unaudited as of September 30,
   1996............................................................................................            F-3

  Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and
   unaudited for the nine month periods ended September 30, 1995 and 1996..........................            F-4

  Consolidated Statements of Shareholders' Equity (Deficit) for the years ended December 31, 1993,
   1994 and 1995 and unaudited for the nine month period ended September 30, 1996..................            F-5

  Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and
   unaudited for the nine month periods ended September 30, 1995 and 1996..........................            F-6

  Notes to the Consolidated Financial Statements...................................................     F-7 - F-15

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Accent Software International Ltd. and Subsidiary:

    We have audited the accompanying consolidated balance sheets of Accent Software International Ltd. as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in Israel and in the United States, including those prescribed under the Auditors' Regulations (Auditor's Mode of Performance), 1973. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Accent Software International Ltd. and Subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with accounting principles generally accepted in Israel and in the United States (as applicable to the financial statements of the Company such principles are practically identical).

    As discussed further in Note 1, subsequent to February 21, 1996, the date of our original report, based on unaudited financial statements, the Company incurred losses of approximately $16 million during the nine months ended September 30, 1996. As of that date, the Company has an accumulated deficit of approximately $28 million. The Company anticipates that it will continue to incur losses for some time. Based on unaudited financial statements, the Company's net cash used in operating activities for the period January 1, 1996 to September 30, 1996 amounted to approximately $11 million. These factors, among others, as described in Note 1, create a substantial doubt about the Company's ability to continue as a going concern and an uncertainty as to the recoverability and classification of recorded asset amounts and the amounts and classification of liabilities. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                          /s/ LUBOSHITZ, KASIERER & CO.
                                          LUBOSHITZ, KASIERER & CO.
                                          Member Firm of Andersen Worldwide, SC

Jerusalem, Israel
February 21, 1996
(except with respect to the increase
in authorized shares and the stock
split described in Note 7, and the matter described in Note 1, regarding the Company's financial position, as to which the dates are June 6, 1996 and November 1, 1996, respectively).

              ACCENT SOFTWARE INTERNATIONAL LTD. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                      U.S. DOLLARS AND SHARES IN THOUSANDS

                                     ASSETS

                                                                                    DECEMBER 31       SEPTEMBER 30
                                                                               ---------------------  ------------
                                                                                 1994        1995         1996
                                                                               ---------  ----------  ------------
                                                                                                      (UNAUDITED)
Current assets
  Cash and cash equivalents..................................................  $      78  $    9,633   $      407
  Trade receivables, net of allowances of $116 in 1994, $997 in 1995 and
   $1,176 in 1996............................................................        600       2,661        1,886
  Other receivables..........................................................         50         696          172
  Prepaid expenses...........................................................        125         656          734
  Inventories................................................................        310       1,659        1,838
                                                                               ---------  ----------  ------------
    Total current assets.....................................................      1,163      15,305        5,037
                                                                               ---------  ----------  ------------
Equipment....................................................................        721       1,456        2,426
Less -- accumulated depreciation.............................................        175         339          602
                                                                               ---------  ----------  ------------
    Equipment, net...........................................................        546       1,117        1,824
Other assets.................................................................     --          --           --
  Deferred issuance expenses.................................................     --          --              246
                                                                               ---------  ----------  ------------
  Capitalized software development costs, net of accumulated amortization of
   $113 in 1994, $379 in 1995 and $811 in 1996...............................        794       1,228          842
                                                                               ---------  ----------  ------------
    Total assets.............................................................  $   2,503  $   17,650   $    7,949
                                                                               ---------  ----------  ------------
                                                                               ---------  ----------  ------------


                                  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Short-term bank and shareholder borrowings.................................  $     335  $   --       $      415
  Current maturities of long-term loans......................................     --              27        1,028
  Accounts payable and accrued expenses......................................      1,837       4,949        7,950
                                                                               ---------  ----------  ------------
    Total current liabilities................................................      2,172       4,976        9,393
                                                                               ---------  ----------  ------------
Long-term bank loans.........................................................      1,345       2,331        2,839
Accrued severance pay........................................................         50         210          314
                                                                               ---------  ----------  ------------
    Total liabilities........................................................      3,567       7,517       12,546
                                                                               ---------  ----------  ------------
Commitments and Contingencies (Notes 7 and 10)
Shareholders' equity (deficit)
  Share capital
    Ordinary shares of NIS 0.01 nominal value; authorized 30,000 shares;
     issued and outstanding 4,576 shares as of December 31, 1994, 9,481 shares as of December 31, 1995, and 9,796 shares as of September 30,
     1996....................................................................         11          21           22
  Share premium..............................................................      3,290      22,325       23,343
  Accumulated deficit........................................................     (4,365)    (12,213)     (27,962)
                                                                               ---------  ----------  ------------
    Total shareholders' equity (deficit).....................................     (1,064)     10,133       (4,597)
                                                                               ---------  ----------  ------------
    Total liabilities and shareholders' equity (deficit).....................  $   2,503  $   17,650   $    7,949
                                                                               ---------  ----------  ------------
                                                                               ---------  ----------  ------------

   The accompanying notes are an integral part of these consolidated balance sheets.

              ACCENT SOFTWARE INTERNATIONAL LTD. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
          U.S. DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA

                                                                                                      FOR THE
                                                              FOR THE YEAR ENDED DECEMBER 31     NINE MONTHS ENDED
                                                                                                   SEPTEMBER 30
                                                              -------------------------------  ---------------------
                                                                1993       1994       1995       1995        1996
                                                              ---------  ---------  ---------  ---------  ----------
                                                                                                    (UNAUDITED)
Net sales...................................................  $   1,220  $   1,851  $   5,135  $   3,447  $    4,731
Cost of sales...............................................        566      1,155      2,972      2,162       4,845
                                                              ---------  ---------  ---------  ---------  ----------
Gross profit (loss).........................................        654        696      2,163      1,285        (114)
                                                              ---------  ---------  ---------  ---------  ----------
Operating expenses
  Product development costs, net............................        363        507      1,097        785       2,448
  Marketing expenses........................................        673      2,115      5,955      3,261       8,109
  General and administrative expenses.......................        360      1,071      2,796      1,387       5,007
                                                              ---------  ---------  ---------  ---------  ----------
      Total operating expenses..............................      1,396      3,693      9,848      5,433      15,564
                                                              ---------  ---------  ---------  ---------  ----------
      Operating loss........................................       (742)    (2,997)    (7,685)    (4,148)    (15,678)
                                                              ---------  ---------  ---------  ---------  ----------
Other income (expense):
  Interest income...........................................                --            114         34         125
  Interest expense..........................................        (77)      (121)      (284)      (213)       (211)
  Other.....................................................         84        (16)         7         (3)         15
                                                              ---------  ---------  ---------  ---------  ----------
      Net other income (expense)............................          7       (137)      (163)      (182)        (71)
                                                              ---------  ---------  ---------  ---------  ----------
      Net loss..............................................  $    (735) $  (3,134) $  (7,848) $  (4,330) $  (15,749)
                                                              ---------  ---------  ---------  ---------  ----------
                                                              ---------  ---------  ---------  ---------  ----------
Net loss per share..........................................  $   (0.39) $   (0.68) $   (1.22) $   (0.78) $    (1.62)
                                                              ---------  ---------  ---------  ---------  ----------
                                                              ---------  ---------  ---------  ---------  ----------
Weighted average number of shares and equivalent shares
 outstanding................................................      1,893      4,619      6,421      5,564       9,698
                                                              ---------  ---------  ---------  ---------  ----------
                                                              ---------  ---------  ---------  ---------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

              ACCENT SOFTWARE INTERNATIONAL LTD. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                      U.S. DOLLARS AND SHARES IN THOUSANDS

                                                        NUMBER OF
                                                     ORDINARY SHARES
                                                    (0.01 NIS NOMINAL     SHARE       SHARE                 ACCUMULATED
                                                         VALUE)          CAPITAL     PREMIUM    WARRANTS      DEFICIT       TOTAL
                                                    -----------------  -----------  ---------  -----------  ------------  ---------
Balance as of January 1, 1993.....................             30       $  --       $  --       $  --             $(496)  $    (496)
Issuance of shares................................          2,970               7         293      --            --             300
Net loss..........................................         --              --          --          --              (735)       (735)
                                                            -----           -----   ---------  -----------  ------------  ---------
Balance as of December 31, 1993...................          3,000               7         293      --            (1,231)       (931)
Issuance of shares................................          1,576               4       2,997      --            --           3,001
Net loss..........................................         --              --          --          --            (3,134)     (3,134)
                                                            -----           -----   ---------  -----------  ------------  ---------
Balance as of December 31, 1994...................          4,576              11       3,290      --            (4,365)     (1,064)
Issuance of shares in private placement...........            495               1       1,099      --            --           1,100
Issuance of shares and warrants in initial public
 offering*........................................          2,812               6       8,188       1,591        --           9,785
Warrants exercised*...............................          1,598               3       9,748      (1,591)       --           8,160
Net loss..........................................         --              --          --          --            (7,848)     (7,848)
                                                            -----           -----   ---------  -----------  ------------  ---------
Balance as of December 31, 1995...................          9,481              21      22,325      --           (12,213)     10,133
Warrants and options exercised (unaudited)........            315               1       1,018      --            --           1,019
Net loss (unaudited)..............................         --              --          --          --           (15,749)    (15,749)
                                                            -----           -----   ---------  -----------  ------------  ---------
Balance as of September 30, 1996 (unaudited)......          9,796       $      22   $  23,343      --        $  (27,962)  $  (4,597)
                                                            -----           -----   ---------  -----------  ------------  ---------
                                                            -----           -----   ---------  -----------  ------------  ---------

------------------------
(*) The proceeds received from issuances of shares and exercise of warrants in 1995 are net of expenses totaling approximately $3 million.

  The accompanying notes are an integral part of these consolidated financial statements.

              ACCENT SOFTWARE INTERNATIONAL LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           U.S. DOLLARS IN THOUSANDS

                                                                                                       FOR THE
                                                               FOR THE YEAR ENDED DECEMBER 31     NINE MONTHS ENDED
                                                                                                    SEPTEMBER 30
                                                               -------------------------------  ---------------------
                                                                 1993       1994       1995       1995        1996
                                                               ---------  ---------  ---------  ---------  ----------
                                                                                                     (UNAUDITED)
Operating activities
  Net loss for the year......................................  $    (735) $  (3,134) $  (7,848) $  (4,330) $  (15,749)
  Adjustments to reconcile net loss to net cash used in
   operating activities......................................        434        512       (885)      (952)      4,842
                                                               ---------  ---------  ---------  ---------  ----------
      Net cash used in operating activities..................       (301)    (2,622)    (8,733)    (5,282)    (10,907)
                                                               ---------  ---------  ---------  ---------  ----------
Investing activities
  Acquisition of equipment...................................       (189)      (381)      (735)      (335)       (970)
  Capitalized software development costs.....................       (388)      (568)      (700)      (446)        (46)
  Grants received from the Government Chief
   Scientist.................................................         49     --         --         --          --
                                                               ---------  ---------  ---------  ---------  ----------
    Net cash used in investing activities....................       (528)      (949)    (1,435)      (781)     (1,016)
                                                               ---------  ---------  ---------  ---------  ----------
Financing activities
  Increase (decrease) in short-term bank borrowings..........        341       (511)      (335)      (335)     --
  Increase (decrease) in short-term loan from a
   shareholder...............................................        100       (100)    --         --             415
  Increase in deferred issuance costs........................         --         --         --         --        (246)
  Borrowings under long-term bank loans......................         88      1,347      1,013      1,013       1,550
  Repayment of long-term loans...............................     --            (88)    --         --             (41)
  Proceeds received on issuance of shares, net of expenses...        300      3,001      9,294     11,201      --
  Proceeds received on issuance and exercise of warrants and
   options, net of expenses..................................         --         --      9,751     --           1,019
                                                               ---------  ---------  ---------  ---------  ----------
    Net cash provided by financing activities................        829      3,649     19,723     11,879       2,697
                                                               ---------  ---------  ---------  ---------  ----------
Increase (decrease) in cash and cash equivalents.............     --             78      9,555      5,816      (9,226)
Cash and cash equivalents at beginning of period.............     --         --             78         78       9,633
                                                               ---------  ---------  ---------  ---------  ----------
Cash and cash equivalents at end of period...................  $  --      $      78  $   9,633  $   5,894  $      407
                                                               ---------  ---------  ---------  ---------  ----------
                                                               ---------  ---------  ---------  ---------  ----------
Adjustments to reconcile net loss to net cash used in
 operating activities
  Items not involving cash flows:
    Depreciation and amortization............................  $      34  $     199  $     430  $     268  $      695
    Increase in severance pay................................         33         16        160        148         104
    Increase in allowance for doubtful accounts and sales
     returns net.............................................          8        107        881     --             179
  Changes in operating assets and liabilities:
    (Increase) decrease in trade receivables.................       (197)      (407)    (2,942)    (1,894)        596
    (Increase) decrease in inventories.......................        (59)      (251)    (1,349)      (258)       (179)
    (Increase) decrease in other receivables.................        (49)        51       (646)    --             524
    Increase in prepaid and deferred issuance expenses.......         (8)      (125)      (531)      (249)        (78)
    Increase in accounts payable and accrued expenses........        672        922      3,112      1,032       3,001
                                                               ---------  ---------  ---------  ---------  ----------
      Net adjustments........................................  $     434  $     512  $    (885) $    (953) $    4,842
                                                               ---------  ---------  ---------  ---------  ----------
                                                               ---------  ---------  ---------  ---------  ----------
Cash paid during the period in respect of interest...........  $      43  $      86  $     246  $     172  $      172
                                                               ---------  ---------  ---------  ---------  ----------
                                                               ---------  ---------  ---------  ---------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

              ACCENT SOFTWARE INTERNATIONAL LTD. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                  U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA
                  INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR
         THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED

NOTE 1 -- GENERAL

    Accent Software International Ltd. and Subsidiaries (the "Company") designs and develops multilingual Internet and word processing software products for retail, corporate, educational, government and OEM customers and markets these products in more than 30 countries. The Company was founded in 1988 and is located in Jerusalem, Israel. The Company's subsidiaries consist of Accent Worldwide, Inc. (organized in 1994 as the Company's U.S. based marketing unit) and AgentSoft Ltd. (AgentSoft-organized in February 1996 to develop intelligent agent based technology).

    The financial statements of the Company have been prepared in U.S. dollars as the currency of the primary economic environment in which the operations of the Company are conducted is the U.S. dollar. A majority of the Company's sales are made outside Israel in foreign currencies (mainly the U.S. dollar), as are a majority of the purchases of materials. Thus, the functional currency of the Company is the U.S. dollar.

    Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are remeasured into U.S. dollars in accordance with principles identical to those set forth in Statement No. 52 of the Financial Accounting Standards Board of the United States (FASB). Exchange gains and losses from the aforementioned remeasurements are reflected in the statements of operations. The representative rate of exchange prevailing on September 30, 1996 was U.S.$1 = New Israeli Shekel ("NIS") NIS 3.220 (December 31, 1993, 1994 and 1995 -- NIS 2.986, NIS 3.018, and NIS 3.135, respectively).

    The Company faces risks inherent in software design, development and marketing. These risks include the uncertainties of future product and technological development and market acceptance of products, both existing and future, by software distributors, retailers and end customers. Additionally, other risk factors such as a history of operating losses, competition from companies with more resources, excessive customer returns, change in its principal manufacturer or certain license agreements and/or the loss of key personnel could impact the future results of the Company.

    The Company incurred losses of $15.7 million in the nine months ended September 30, 1996. Net cash used in operating activities for this period amounted to $10.9 million. As of December 31, 1995 and September 30, 1996, the Company's working capital (deficiency) was $10.3 million and $(4.4) million, respectively. As of December 31, 1995 and September 30, 1996, the Company had accumulated deficits of $12.2 million and $27.9 million, respectively, and anticipates that it will continue to incur losses for some time. The Company is not generating sufficient revenues from its operations to fund its activities. The Company is continuing its efforts in the product development and sales and marketing of its products. These efforts will require substantial additional expenditures. The Company anticipates that these additional expenditures will be funded either through new borrowings or the sale of equity. While management of the Company believes that additional funding will be available as necessary, there can be no assurance that additional financing will be available on terms acceptable to the Company, if at all, when such financing is required.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include those related to revenue recognition matters and capitalized software development costs. Ultimate results could differ from those estimates.

              ACCENT SOFTWARE INTERNATIONAL LTD. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA
                  INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR
         THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED

NOTE 2 -- SIGNIFICANT ACCOUNTING PRINCIPLES
    The financial statements have been prepared in conformity with accounting principles generally accepted in the United States which, in the case of the Company, also complies with the accounting principles generally accepted in Israel. The significant accounting policies followed in the preparation of the financial statements, applied on a consistent basis, are:

    PRINCIPLES OF CONSOLIDATION

    The Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS

    For the purpose of the statements of cash flows, all highly liquid investments (consisting of commercial paper) with an original maturity of three months or less are considered cash equivalents.

    ALLOWANCE FOR DOUBTFUL ACCOUNTS AND SALES RETURNS

    The allowance for doubtful accounts is calculated principally for specific accounts the collectibility of which is doubtful and, in part, includes a general provision based on the aging of the accounts. A provision for estimated returns is recorded at the time of sale based on past experience in determining returns for similar types of products.

    INVENTORIES

    Inventories are stated at the lower of cost or market and consists primarily of various printed documentation and packaging and assembled box products. Cost is determined mainly by the "first-in, first-out" method.

    EQUIPMENT

    Equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, ranging from five to fifteen years.

    CAPITALIZED SOFTWARE DEVELOPMENT COSTS

    The Company capitalizes software development costs incurred after technological feasibility has been established which has been defined as when the Company has a working model of the product. Amortization is first recorded when the products are available for general release to customers, and is computed on a product-by-product basis as the greater of: (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues for the product; or (b) the straight-line method over the remaining estimated economic life of the product which until 1994 was estimated by management to be three years. The life of those products whose general release occurred in 1995 is estimated by management to be two and a half years.

    During the years ended December 31, 1993, 1994 and 1995 and the nine month periods ended September 30, 1995 and 1996, the Company capitalized software costs of $339, $568, $700, $445 and $46, respectively, and amortized $0, $113, $266, $159 and $431 of such costs, respectively. Principal estimates with respect to capitalized software development costs involve estimated useful lives and evaluation of net realizable value.

    REVENUES

    License fees are earned under software license agreements to end-users and resellers (including OEMs and distributors) and are generally recognized when a customer purchase order has been received, the software has been shipped, the Company has a right to invoice the customer, collection of the receivable is determined to be probable, and there are no significant obligations remaining.

    A significant portion of the Company's revenues are made to distributors under agreements which allow certain rights of return for unsold merchandise. If the Company has adequate history to estimate returns for

              ACCENT SOFTWARE INTERNATIONAL LTD. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA
                  INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR
         THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED

NOTE 2 -- SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED) a specific distributor, revenue is recorded upon shipment of the product to the customer and a provision for the estimated returns is recorded at the time the revenue is recorded. If the Company does not have adequate history to estimate such returns, the Company defers recognition of such revenue until the software is sold by the distributors.

    OEM arrangements may include non-refundable payments in the form of guaranteed sublicense fees. Guaranteed sublicense fees from OEMs are recognized as revenue upon shipment of the master copy of all software to which the sublicense fees relate if there are not significant post-delivery obligations and the OEM is credit worthy. Additionally, such revenue is recognized only to the extent that the payment obligation is not subject to price adjustment, is non-recoverable and non-refundable and due within five months. These guaranteed sublicense fees are applied against sublicense fees reported by the reseller in relicensing the Company's products to end-users. The Company recognized guaranteed sublicense fees under such agreements of $1,622 during the nine months ended September 30, 1996. Principal estimates related to revenue recognition involve amounts provided for product returns and doubtful accounts.

    The Company also grants the right to limited telephone support to its customers which is generally provided in the first several months after purchase of the software by the customer. The Company accrues the cost of such telephone support at the time the related revenue is recognized.

    CONCENTRATION OF CREDIT RISK

    The Company sells products primarily to distributors who in turn sell to smaller dealers or directly to retailers. In addition the Company also has entered into arrangements with original equipment manufacturers who sublicense the Company's products. The Company performs ongoing credit evaluations of its customers and maintains allowances of potential credit losses and product returns.

    LOSS PER SHARE

    Loss per share is computed based on the weighted average number of ordinary shares outstanding during each period. This excludes the antidilutive effect of outstanding options. Retroactive recognition has been given in the calculation of loss per share to shares and warrants granted in the twelve month period preceding the Company's initial public offering for a consideration below the initial public offering price for share capital, although the effect is antidilutive.

    FINANCIAL INSTRUMENTS

    The carrying amounts of cash, receivables, accounts payable and bank loans approximate fair value.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), issued by the FASB in October 1995 and effective for fiscal years beginning after December 15, 1995, encourages, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. It also allows an entity to elect to continue to measure compensation cost under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), but requires pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. The Company intends to elect to measure compensation cost under APB No. 25 and to comply with the pro forma disclosure requirements of SFAS No. 123 in 1996. Accordingly, this statement will have no impact on the Company's reported results of operations or financial position.

              ACCENT SOFTWARE INTERNATIONAL LTD. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA
                  INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR
         THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED

NOTE 2 -- SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED)
    UNAUDITED INFORMATION

    The financial statements include the unaudited balance sheet as of September 30, 1996 and the unaudited statements of operations and cash flows for the nine month periods ended September 30, 1995 and 1996. This unaudited information has been prepared by the Company on the same basis as the audited financial statements and, in management's opinion, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for the interim periods presented.

    The results of operations for the nine month period ended September 30, 1996 are not necessarily indicative of results to be expected for the entire year.

NOTE 3 -- INVENTORIES

                                                                   DECEMBER 31       SEPTEMBER 30
                                                               --------------------  -------------
                                                                 1994       1995         1996
                                                               ---------  ---------  -------------
Materials....................................................  $     103  $     372    $     448
Finished goods...............................................        207      1,287        1,390
                                                               ---------  ---------       ------
                                                               $     310  $   1,659    $   1,838
                                                               ---------  ---------       ------
                                                               ---------  ---------       ------

NOTE 4 -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                  DECEMBER 31       SEPTEMBER 30
                                                              --------------------  -------------
                                                                1994       1995         1996
                                                              ---------  ---------  -------------
Suppliers...................................................  $     981  $   2,881    $   5,736
Employees and related expenses..............................        298        670        1,195
Accrued expenses and other payables.........................        558      1,398        1,019
                                                              ---------  ---------       ------
                                                              $   1,837  $   4,949    $   7,950
                                                              ---------  ---------       ------
                                                              ---------  ---------       ------

NOTE 5 -- LONG-TERM BANK LOANS

    TERMS AND RATES OF INTEREST

    The loans are linked to the U.S. dollar and bear interest at variable rates based on rates of 1.625% and 1.375% above the LIBOR rate.

    The loans were received in connection with the Company's approved investment program and are guaranteed by the State of Israel. As of September 30, 1996 the Company is in compliance with the terms of the investment program.

              ACCENT SOFTWARE INTERNATIONAL LTD. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                  U.S. DOLLARS IN THOUSANDS, EXCEPT SHARE DATA
                  INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR
         THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED

NOTE 5 -- LONG-TERM BANK LOANS (CONTINUED)
       MATURITIES

                                                                  DECEMBER 31,   SEPTEMBER 30,
                                                                      1995           1996
                                                                  -------------  -------------
First year -- current maturities................................    $      27      $   1,028
Second year.....................................................          915          1,726
Third year......................................................        1,086            806
Fourth year.....................................................          233            119
Fifth year......................................................           60            103
Thereafter......................................................           37             85
                                                                       ------         ------
                                                                    $   2,358      $   3,867
                                                                       ------         ------
                                                                       ------         ------

       The loans are collateralized by fixed liens on certain equipment and with floating liens on all assets of the Company.

NOTE 6 -- SEVERANCE PAY
    The Company's severance pay obligation to its employees is partially covered by payments to insurance companies. The amounts so funded are not reflected in the balance sheet as they are not under the control and management of the Company. The accrual for severance pay in the balance sheet reflects that portion of the liability not covered as above.

NOTE 7 -- SHARE CAPITAL

    INITIAL PUBLIC OFFERING ("IPO")

    In July 1995, the Company completed an IPO in the United States. Pursuant to the IPO, the Company issued 2,811,750 ordinary shares and warrants to purchase 1,405,875 ordinary shares at an exercise price of $5.67 per share. The proceeds received by the Company from the IPO amounted to approximately $9.8 million (net of underwriting commissions and expenses of approximately $2.5 million).

    As of December 31, 1995, substantially all of the abovementioned warrants were exercised for net proceeds of approximately $7.8 million.

    WARRANTS

    In 1995, prior to the IPO, the Company issued warrants to purchase ordinary shares in connection with various short-term financings obtained by the Company. During 1995, warrants to purchase 87,750 ordinary shares were exercised and proceeds received amounted to $292,500. As of December 31, 1995, warrants to purchase 498,875 ordinary shares and 407,250 ordinary shares at an exercise price of $1.83 and $3.33 per share, respectively, were outstanding. In the nine months ended September 30, 1996, warrants to purchase 261,087 ordinary shares were exercised and proceeds received amounted to $869,420. As of September 30, 1996, warrants to purchase 498,875 ordinary shares and 146,163 ordinary shares at an exercise price of $1.83 per share and $3.33 per share, respectively, were oustanding. The warrants to purchase 146,163 shares expire on May 22, 1998, and the warrants to purchase 498,875 shares expire on December 30, 1999.

    In connection with the IPO, the Company issued to the underwriter warrants to purchase (i) 244,500 ordinary shares at an exercise price of $7.15 per share and (ii) 122,250 warrants (each to purchase one ordinary share at a price of $8.50). The underwriter's warrants to purchase ordinary shares are exercisable until July 19, 2000 and the underwriter's warrants to purchase warrants are exercisable until July 19, 1998.

              ACCENT SOFTWARE INTERNATIONAL LTD. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 U.S. DOLLARS IN THOUSANDS (EXCEPT SHARE DATA)
                  INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR
         THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED

NOTE 7 -- SHARE CAPITAL (CONTINUED)
    OPTIONS

    The Company has granted options to shareholders, senior employees and, pursuant to formal share option plans adopted in 1995 under which 1,425,000 shares were initially reserved, to employees, non-employee directors and consultants of the Company. The options are exercisable under certain conditions and for certain periods and expire between January 1996 and February 2003. The exercise price of options granted was not less than the fair market value of the shares on the date of the grants.

    Option transactions are summarized as follows:

                                                                 NUMBER OF
                                                                   SHARES    PRICE PER SHARE
                                                                 ----------  ----------------
Outstanding January 1, 1993....................................      --
  Granted......................................................     375,000       $0.24
                                                                 ----------
Outstanding December 31, 1993..................................     375,000
  Granted......................................................      60,000       $1.00
  Forfeited....................................................     (45,000)
                                                                 ----------
Outstanding December 31, 1994..................................     390,000
  Granted......................................................     625,500   $3.03 - 17.83
  Exercised....................................................    (105,000)      $0.24
                                                                 ----------
Outstanding December 31, 1995..................................     910,500
  Granted......................................................     192,750   $11.00 - 32.65
  Exercised....................................................     (56,875)   $0.24 - 3.03
  Forfeited....................................................     (95,500)
                                                                 ----------
Outstanding September 30, 1996                                      950,875
                                                                 ----------
                                                                 ----------

    As of December 31, 1995, 307,500 options were fully vested but have not been exercised, and the remaining 603,000 options will vest as follows: 1996 -- 216,000; 1997 -- 193,500; 1998 -- 193,500.

    As of September 30, 1996, 523,125 options were fully vested but have not been exercised, and the remaining 427,750 will vest as follows: 1996 -- 47,500; 1997 -- 225,750; 1998 -- 143,250; 1999 -- 11,250.

    In connection with the formation of AgentSoft, the Company entered into a shareholders' agreement whereby it agreed to cause AgentSoft to grant options to certain persons involved in the formation and ongoing business of AgentSoft. Pursuant to this agreement, options were granted to purchase up to 1,400 ordinary shares of AgentSoft (14% of the currently outstanding shares on a fully diluted basis) at a nominal exercise price equal to 30 NIS per share. These options will vest over a three year period commencing one year from the date of grant, and will be subject to the employee's continued service at AgentSoft. Compensation expense related to these options was not significant.

              ACCENT SOFTWARE INTERNATIONAL LTD. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 U.S. DOLLARS IN THOUSANDS (EXCEPT SHARE DATA)
                  INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR
         THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED

NOTE 7 -- SHARE CAPITAL (CONTINUED)
    RESERVED FOR FUTURE ISSUANCES

    The Company has reserved authorized but unissued ordinary shares for future issuance as follows:

                                                                       NUMBER OF SHARES
                                                                  ---------------------------
                                                                  DECEMBER 31,  SEPTEMBER 30,
                                                                      1995          1996
                                                                  ------------  -------------
Warrants........................................................    1,272,875      1,011,788
Founders' Share Option Plan.....................................      285,000        275,000
Employee and Non-Employee Share Option Plans (1995).............      900,000      1,378,125
                                                                  ------------  -------------
                                                                    2,457,875      2,664,913
                                                                  ------------  -------------
                                                                  ------------  -------------

    INCREASE IN AUTHORIZED SHARES AND STOCK SPLIT

    At a general shareholders' meeting held on May 22, 1996, the shareholders approved an increase in the number of authorized shares from 10,000,000 to 30,000,000. The shareholders also approved increases in the number of authorized options available for grant pursuant to the Employee and Non-Employee Share Option Plans (1995) from 750,000 to 1,125,000 and from 150,000 to 300,000, respectively.

    On June 6, 1996, the Company effected a three-for-two stock split. All share and per share data have been retroactively restated in the accompanying financial statements to give effect to this stock split.

NOTE 8 -- MONETARY BALANCES IN NON-DOLLAR CURRENCIES

                                                                                   DECEMBER 31
                                                                               --------------------
                                                                                 1994       1995
                                                                               ---------  ---------
Current assets:
  Cash and cash equivalents..................................................  $      25  $  --
  Trade receivables..........................................................        449        728
  Other receivables..........................................................         50        697
                                                                               ---------  ---------
                                                                               $     524  $   1,425
                                                                               ---------  ---------
                                                                               ---------  ---------
Current liabilities:
  Short-term bank borrowings.................................................  $      86  $  --
  Accounts payable and accrued expenses......................................        794      1,593
                                                                               ---------  ---------
                                                                                     880      1,593
Accrued severance pay........................................................         50        210
                                                                               ---------  ---------
                                                                               $     930  $   1,803
                                                                               ---------  ---------
                                                                               ---------  ---------

              ACCENT SOFTWARE INTERNATIONAL LTD. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 U.S. DOLLARS IN THOUSANDS (EXCEPT SHARE DATA)
                  INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR
         THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED

NOTE 9 -- NET SALES

                                                                   FOR THE YEAR ENDED DECEMBER 31
                                                                   -------------------------------
                                                                     1993       1994       1995
                                                                   ---------  ---------  ---------
The Company's sales by geographic areas are as follows:
  Domestic (Israel)..............................................  $     908  $     696  $     932
  North America..................................................        245        286      1,173
  Germany........................................................          1        306      1,259
  Other European countries.......................................         37        478      1,482
  Other..........................................................         29         85        289
                                                                   ---------  ---------  ---------
                                                                   $   1,220  $   1,851  $   5,135
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------
Sales to single customers exceeding 10%:
  Customer A.....................................................     --      $     252     --
  Customer B.....................................................     --            237     --

    During the nine months ended September 30, 1996, the Company had sales of $1,000 (21%) to one customer and $859 (18%) to another customer. During the nine months ended September 30, 1995, no individual customer accounted for more than 10% of sales.

NOTE 10 -- TAXES ON INCOME

    TAX BENEFITS UNDER THE LAW FOR THE ENCOURAGEMENT OF CAPITAL INVESTMENTS,
1959

    The Company has been granted "approved enterprise" status under the Law for the Encouragement of Capital Investments, 1959. The Company opted for benefits under the "alternative path" which entitles it to a ten year tax exemption commencing in the first year in which taxable income will be earned, subject to certain time restrictions. Entitlement to the benefits is dependent upon compliance with the conditions of the letter of approval. The benefit period has not yet commenced.

    The approval was given in respect of investments to be made over a period of three years in the amount of $6,600 for which the Company is eligible to receive government guaranteed loans of $4,400. As of December 31, 1995, government guaranteed loans in the amount of $2,400 have been received and approval has been given for the Company to receive an additional $250.

    INFLATIONARY TAX LAW

    The Company is subject to the Income Tax Law (Inflationary Adjustments), 1985, which provides for an adjustment to taxable income for the effects of inflation (based on the Israeli Consumer Price Index) on that portion of shareholders' equity not invested in inflation resistant assets.

    CARRYFORWARD LOSSES

    The Company has carryforward losses for tax purposes and deductible temporary differences in the approximate amount of $11,000 as of December 31, 1995. There are no deferred tax balances as of December 31, 1995. As the Company is exempt from tax, the statutory tax rate for the purposes of the reconciliation of tax expense is zero.

    TAX ASSESSMENTS

    The Company has received final tax assessments through December 31, 1991.

              ACCENT SOFTWARE INTERNATIONAL LTD. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 U.S. DOLLARS IN THOUSANDS (EXCEPT SHARE DATA)
                  INFORMATION AS OF SEPTEMBER 30, 1996 AND FOR
         THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED

NOTE 11 -- TRANSACTIONS WITH RELATED PARTIES

                                                                              FOR THE YEAR ENDED DECEMBER 31
                                                                           -------------------------------------
                                                                              1993         1994         1995
                                                                              -----        -----        -----
Sales to shareholder.....................................................   $      85    $      38    $      14
                                                                                  ---          ---          ---
                                                                                  ---          ---          ---
Purchases from shareholder...............................................   $      23    $      65    $  --
                                                                                  ---          ---          ---
                                                                                  ---          ---          ---
Consulting fees to shareholder...........................................   $  --        $       3    $      16
                                                                                  ---          ---          ---
                                                                                  ---          ---          ---

    As part of short-term financing, the Company issued promissory notes in 1995 to certain shareholders in the amount of $1,500. All of the notes were repaid in full with the proceeds from the IPO.

    [This page will contain color graphics, including photographs of boxes containing certain of the Company's current and soon-to-be-released products.]

-------------------------------------------
                                     -------------------------------------------
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    NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE UNITS IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
AVAILABLE INFORMATION..........................           3
PROSPECTUS SUMMARY.............................           4
RISK FACTORS...................................           9
USE OF PROCEEDS................................          19
DIVIDENDS......................................          20
PRICE RANGE OF ORDINARY SHARES AND LISTING.....          21
CAPITALIZATION.................................          22
SELECTED CONSOLIDATED FINANCIAL DATA...........          23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS....................................          24
BUSINESS.......................................          33
MANAGEMENT.....................................          45
PRINCIPAL SHAREHOLDERS.........................          55
CERTAIN TRANSACTIONS...........................          56
DESCRIPTION OF SECURITIES......................          58
SHARES ELIGIBLE FOR FUTURE SALE................          61
CONDITIONS IN ISRAEL...........................          62
TAXATION AND FOREIGN EXCHANGE REGULATION.......          63
UNDERWRITING...................................          72
LEGAL MATTERS..................................          74
EXPERTS........................................          74
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.....         F-1

                                1,800,000 UNITS
                               EACH CONSISTING OF
                             ONE ORDINARY SHARE AND
                             ONE REDEEMABLE WARRANT
                                 TO PURCHASE AN
                                 ORDINARY SHARE

                                ACCENT SOFTWARE
                               INTERNATIONAL LTD.

                              -------------------

                                   PROSPECTUS

                              -------------------

                           SANDS BROTHERS & CO., LTD.

                               NOVEMBER 22, 1996

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